UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
(Rule 14a-101)
Proxy Statement Pursuant to Section 14(a) of
The Securities Exchange Act of 1934
(Amendment No.     )

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REGIONS FINANCIAL CORPORATION
(Name of Registrant as Specified in its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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REGIONS

Veyo's

REGIONS FINANCIAL CORPORATION

REGIONS

EXTRA IS OUR ORDINARY

Our Mission

Our Vision

To be the premier regional financial institution in America

Our Values

Our values reflect how we will reach our vision, deliver our mission, and execute our purpose every day we come to work. These values also serve as the measuring stick by which to judge our behavior and results:

- Put people first
- Focus on the customer
- Enjoy life
- Do what is right
- Reach higher

REGIONS

Dear Fellow Shareholders:
We are pleased to invite you to participate in the 2026 Annual Meeting of Shareholders of Regions Financial Corporation, to be held virtually on May 6, 2026, at 9:00 A.M. Central Time.
In 2025, against a backdrop of dynamic economic, regulatory, and geopolitical considerations, the Board remained focused on disciplined oversight of Regions’ long-term strategy and risk profile, while continuing to strengthen our governance framework in support of the Company’s sustained performance and shared value mission. On behalf of the Board of Directors, we are proud of the commitment demonstrated by Regions’ associates and value the opportunity to report to you on the governance and oversight practices that support our long-term success.
A central focus for the Board this year has been the continued evolution of our governance framework, informed by ongoing engagement with our shareholders and a commitment to aligning with leading practices. In response to shareholder feedback, the Board approved amendments to our By-Laws to provide shareholders with the right to call special meetings, and we are bringing forward proposals to remove supermajority voting requirements from our Charter. We believe these actions reflect our responsiveness to shareholder perspectives and our commitment to maintaining a governance structure that is transparent, modern, and aligned with shareholder interests.
This year, we also recognize and thank Jim Prokopanko for his many years of distinguished service to Regions, most recently as Chair of the Risk Committee. Jim’s leadership and steady guidance have contributed meaningfully to the strength of the Company’s risk oversight framework. Over the past several years, in anticipation of retirements and evolving needs, the Board has undertaken intentional refreshment efforts to maintain a thoughtful balance of experience and skills on the Board. These efforts help ensure our Board remains well-positioned to oversee Regions’ strategy in an increasingly complex environment.
Consistent with long-standing priorities, the Board remains committed to year-round engagement with our shareholders. During the past year, we engaged with shareholders, as well as with shareholder proponents, to ensure transparency and an open exchange of perspectives. These conversations focused primarily on governance matters, including Board composition and refreshment, shareholder rights, and perspectives on governance proposals. We value this feedback and view it as important input into the Board’s ongoing evaluation of governance practices and priorities.
In addition to governance evolution, the Board’s oversight in 2025 remained focused on the areas most critical to Regions’ long-term success, including technology and digital transformation efforts, the shifting risk and regulatory environment, and the execution of our long-term strategy. Through this oversight, the Board seeks to support Regions’ ability to navigate complexity while continuing to deliver consistent, sustainable value for our shareholders, customers, associates, and communities.
On behalf of the entire Board, we thank you for your continued trust and support. We recognize the responsibility that comes with that trust and remain committed to thoughtful, engaged oversight that supports Regions’ mission to make life better and deliver shared value over the long term.
On behalf of the Board of Directors,

“In 2025, the Board remained focused on governance evolution, disciplined oversight, and shareholder engagement, exercising strong independent judgment and taking concrete actions to strengthen shareholder rights and support Regions’ long-term strategy.”

Ruth Ann Marshall
Lead Independent Director
Regions Financial Corporation

John M. Turner, Jr. Chairman, President and Chief Executive Officer March [__], 2026	Ruth Ann Marshall Lead Independent Director

Regions Financial Corporation | 2026 Proxy Statement	i

NOTICE OF 2026
Annual Meeting of Shareholders
To the Shareholders of Regions Financial Corporation:

The 2026 Annual Meeting of Shareholders of Regions Financial Corporation will be held on Wednesday, May 6, 2026, at 9:00 A.M. Central Time via webcast at www.virtualshareholdermeeting.com/RF2026. Our Board of Directors is furnishing you with this proxy statement to solicit your vote on the following matters:
DATE Wednesday, May 6, 2026

1	Election of Directors	TIME 9:00 A.M. Central Time

2	Advisory Approval of Executive Compensation

VSM WEBSITE www.virtualshareholdermeeting.com/RF2026 For additional details on attending the meeting, see page 123.
3	Ratification of Appointment of Independent Registered Public Accounting Firm
4 - 7	Approval of Four Management Proposals to Amend Certain Provisions of Regions’ Certificate of Incorporation

8	Shareholder Proposal, if properly presented at the meeting

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF
PROXY MATERIALS FOR THE 2026 ANNUAL MEETING
TO BE HELD ON MAY 6, 2026
The 2026 Proxy Statement and Notice of Annual Meeting of Shareholders; the Annual Report on Form 10-K for the year ended December 31, 2025; and the CEO’s Letter are available free of charge at ir.regions.com/governance/annual-meeting-of-shareholders and proxyvote.com.

RECORD DATE Shareholders of record at the close of business on March 10, 2026 are entitled to vote at the annual meeting.

WAYS TO VOTE

Mobile Device
To vote with your mobile device (tablet or smartphone), scan the Quick Response (QR) Code that appears on your proxy card or Notice of Internet Availability of Proxy Materials (may require free software download).

Internet
To vote over the internet, visit proxyvote.com and enter your 16-digit control number that appears on your proxy card, email notification, or Notice of Internet Availability of Proxy Materials.

Telephone To vote by telephone, call 1-800-690-6903 and follow the recorded instructions. If you vote by telephone, you will also need your 16-digit control number.

Mail
If you requested printed copies of the proxy materials to be sent to you by mail, vote by filling out the proxy card and returning it in the envelope provided to: Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

During the Annual Meeting Webcast Additionally, you may vote electronically during the webcast of the annual meeting. If you vote during the webcast, you also will need your 16-digit control number.

Regions Financial Corporation | 2026 Proxy Statement	ii

Table of Contents

PROXY VOTING ROADMAP	1
ABOUT REGIONS	2
BOARD AND GOVERNANCE MATTERS
Corporate Governance Highlights	5
PROPOSAL 1—Election of Directors	6
Board Overview	7
Director Nominees	11
Director Compensation	25
Corporate Governance	29
EXECUTIVE COMPENSATION
Compensation Highlights	55
PROPOSAL 2—Advisory Vote On Executive Compensation (“Say-on-Pay”)	57
Compensation Discussion And Analysis	59
Executive Compensation Tables And Other Information	83
Compensation And Human Resources Committee Report	103
AUDIT MATTERS
PROPOSAL 3—Ratification of Appointment of Independent Registered Public Accounting Firm	104
Audit Committee Report	107
MANAGEMENT PROPOSALS
PROPOSAL 4—Vote on Amendment to Certificate of Incorporation to Eliminate Certain Supermajority Voting Requirements	109
PROPOSAL 5—Vote on Amendment to Certificate of Incorporation to Eliminate Certain Business Combination Restrictions and Related Supermajority Voting Standard	111
PROPOSAL 6—Vote on Amendment to Certificate of Incorporation to Limit Certain Liability of Officers as Permitted by Delaware Law	113
PROPOSAL 7—Vote on Amendment to Certificate of Incorporation to Implement Other Miscellaneous Changes	115
SHAREHOLDER PROPOSAL
PROPOSAL 8—Shareholder Proposal	117

iii	Regions Financial Corporation | 2026 Proxy Statement

Proxy Voting Roadmap
VOTING RECOMMENDATIONS

Proposal 1
Election of Directors
Our Director nominees bring deep experience in banking, risk, technology, strategy, regulatory compliance, and governance that supports effective oversight of strategy and long-term value creation.
See page 6
FOR each nominee

Proposal 2
Advisory Vote on Executive Compensation
Our compensation program is designed to align executive pay with performance and long-term shareholder value, with a significant portion of pay tied to results. Strong prior Say-on-Pay support and ongoing shareholder engagement reflect confidence in our approach.
See page 57
FOR

Proposal 3
Ratification of Appointment of Independent Registered Public Accounting Firm
Ratification supports continuity, independence, and high-quality financial oversight. The Audit Committee regularly evaluates auditor performance and independence and believes the firm continues to provide effective service and value.
See page 104
FOR

Proposal 4
Vote on Amendment to Certificate of Incorporation to Eliminate Certain Supermajority Voting Requirements
This amendment strengthens shareholder rights by allowing matters to be approved by a majority, aligning our Certificate of Incorporation (“Charter”) with evolving governance best practices and shareholder feedback.
See page 109
FOR

Proposal 5
Vote on Amendment to Certificate of Incorporation to Eliminate Certain Business Combination Restrictions and Related Supermajority Voting Standard
Removing legacy supermajority provisions related to the approval of business combinations with interested parties modernizes our governance framework by allowing such transactions to be determined by a majority of disinterested shareholders.
See page 111
FOR

Proposal 6
Vote on Amendment to Certificate of Incorporation to Limit Certain Liability of Officers as Permitted by Delaware Law
This amendment aligns our governance framework with current Delaware law and many peer practices, helping us attract and retain strong executive leadership while maintaining accountability through existing protections.
See page 113
FOR

Proposal 7
Vote on Amendment to Certificate of Incorporation to Implement Other Miscellaneous Changes
These updates modernize and clarify our governing documents, improving consistency with Delaware law and supporting effective corporate governance without fundamentally affecting shareholder rights.
See page 115
FOR

Proposal 8
Vote on Shareholder Proposal Relating to Special Shareholder Meeting
The Board has already taken meaningful action to enhance shareholder rights by amending the By-Laws to allow shareholders owning 25% of outstanding shares to call a special meeting. The proposal is unnecessary and could introduce complexity or unintended consequences without providing meaningful benefit to our shareholders.
See page 117
AGAINST

Your vote is important! Whether or not you plan to attend the annual meeting, you are encouraged to promptly submit your proxy with voting instructions.

Regions Financial Corporation | 2026 Proxy Statement	1

About Regions
Overview
Regions Financial Corporation (NYSE:RF) is a financial holding company headquartered in Birmingham, Alabama, and is a member of the S&P 500 Index. Regions provides financial solutions for a wide range of clients, including retail and mortgage banking, commercial banking, and wealth management and investment services, and operates through its wholly owned subsidiary, Regions Bank, an Alabama state-chartered bank and member of the Federal Reserve System. In addition, Regions operates several offices delivering specialty capabilities in New York, Washington D.C., Chicago, Salt Lake City, and other locations nationwide.

Regions maintains an attractive footprint and strong brand presence.
Branch Locations
by State
◼Alabama - 184
◼Arkansas - 55
◼Florida - 270
◼Georgia - 117
◼Illinois - 40
◼Indiana - 40
◼Iowa - 4
◼Kentucky - 9
◼Louisiana - 79
◼Mississippi - 97
◼Missouri - 48
◼North Carolina - 6
◼South Carolina - 18
◼Tennessee - 194
◼Texas - 85

Regions is one of the top financial institutions in the United States, operating in strong, vibrant, and growing markets throughout the Southeast, Texas, and the Midwest. In addition to our 15-state retail banking footprint, we offer national advisory and specialty lending, including merger and acquisition advisory services, capital markets solutions, and home improvement lending.

$158.8B total assets	$131.1B total deposits	19,969 associates	1,247 branch outlets	1,786 ATMs

$7.5B total revenue	$5.0B net interest income	$2.1B net income available to common shareholders	$2.30 diluted EPS	56.9% efficiency ratio

All figures as of December 31, 2025

2	Regions Financial Corporation | 2026 Proxy Statement

ABOUT REGIONS

Our Strategy
Strong Foundation. Positioned for Growth.

Our vision, mission, and values continue to be the foundational elements of our strategic plan and are integral to Regions’ ability to serve and support our stakeholders, including shareholders, customers, communities, and associates. Our strategic priorities and values, as shown below, balance the needs of all of these stakeholders.

Our Strategic Priorities	Our Values

Focus on
the Customer
Build the
Best Team
Strengthen
Financial
Performance
Enhance
Risk
Management
Continuously Improve

“Regions ended 2025 with positive momentum, delivering results that underscore the strength of our plans and the disciplined execution behind them. As we look ahead to 2026, I’m confident in our direction and proud of the teams that make this progress possible. Their discipline, customer focus, and integrity continue to define who we are as a company.”
John M. Turner, Jr.
Chairman, President and Chief Executive Officer
Regions Financial Corporation

We believe that local, relationship banking powered by great technology sets us apart in the markets we serve.
Regions’ strategic plan focuses on three goals—soundness, profitability, and growth. It is how we differentiate ourselves, drive transformative change, and become the undisputed customer experience leader in the industry:
◼Soundness: Protecting our strong foundation so that we will be in a position to further enhance the customer experience by modernizing operating systems, enhancing security, managing risk, and strengthening our balance sheet.
◼Profitability: Delivering value to all stakeholders by making strategic investments, maintaining high credit standards, and continuously improving how we operate and produce results.
◼Growth: Innovating and transforming every area of the organization to build our future bank by enhancing how we go to market, providing customers with greater convenience and access, and empowering all associates to work together, smarter and better.
Regions conducts its enterprise-wide strategic planning process on an annual basis, informed by plans from each business segment and support group. Throughout the process, strategy development and business decisions are guided by stakeholder feedback and developments in the operating environment.

Regions Financial Corporation | 2026 Proxy Statement	3

ABOUT REGIONS
Advancing our Strategic Priorities
Regions’ long-standing strategic priorities guide our focus on generating consistent, sustainable long-term performance through soundness, profitability, and growth.
In 2025, execution across our strategic priorities, under clear Board oversight informed by shareholder feedback, delivered results that guided the compensation outcomes discussed in this proxy statement and reinforced our pay‑for‑performance philosophy. The highlights below illustrate how we advanced each priority during the year.

Strengthen Financial Performance	Enhance Risk Management	Focus on the Customer

◼Delivered the highest return on average tangible common equity ratio in our peer group for the fifth consecutive year
◼Achieved a record year in Wealth Management and Treasury Management, with Capital Markets delivering its second-best year on record
◼Delivered proven expense management performance with a top quartile efficiency ratio vs. peers
◼Maintained a strong track record of total shareholder returns supported by a balanced approach to share repurchases and peer-leading dividend growth
◼Demonstrated above-median organic loan and deposit growth compared to peers over the past five years

◼Centralized the underwriting, servicing, and exposure management of our credit products within specialized lending units
◼Advanced our risk rating methodologies and stress testing capabilities
◼Invested in data, analytics, and market benchmarks to provide early warning indicators and dynamic industry outlooks
◼De-risked loan portfolio concentrations by diversifying into less cyclical sectors and exiting lower-margin segments
◼Enhanced our interest rate risk management and reduced earnings volatility via proactive hedging strategies

◼Further personalized customer self-service through artificial intelligence (“AI”)-powered technology like SmallBusinessIQ, CashFlowIQ, and CashFlow Advisor
◼Developed AI-driven solutions that helped our bankers anticipate customer needs and provide more accurate pricing guidance
◼Implemented network-wide branch improvements to provide customers with exceptional in-person banking experiences
◼Facilitated a more modern, seamless customer experience through our high-performing native mobile app and advancements to our core modernization program
◼Enhanced customer protections through improvements to our cybersecurity posture, a redesigned compliance program, and advanced fraud-detection monitoring and analytics

Build the Best Team	Continuously Improve

◼Added revenue-enablement roles and hired incremental bankers to support banker productivity
◼Aligned talent depth with our highest-opportunity markets by reskilling retail bankers for small business and mass affluent segments
◼Invested in the development of our current associates, as demonstrated by higher internal fill rates for open positions and lower turnover rates among our retail bankers
◼Strengthened capabilities for senior leaders and high-potential associates through targeted development experiences and programs
◼Offered Well, our concierge-level health platform, to our associates, with early results indicating reduced healthcare costs

◼JD Power Online Banking Satisfaction Study: #1 among regional banks
◼American Customer Satisfaction Index: #1 in customer satisfaction among traditional banks
◼Gallup: winner of Exceptional Workplace Award for engagement, for the 11th consecutive year
◼Datos: recipient of 2025 Impact Award for best innovation in product development
◼Newsweek: #1 in America’s Best Customer Service; most highly rated commercial bank
◼American Banker: #2 in Top 20 Banks by Reputation

Strong 2025 performance across our strategic priorities, supported by effective governance and disciplined Board oversight, informed pay decisions and reinforced alignment with shareholders.

4	Regions Financial Corporation | 2026 Proxy Statement

Corporate Governance Highlights
Our Board is committed to strong corporate governance, active oversight, and accountability to our shareholders. Through ongoing evaluation and thoughtful enhancements, the Board continues to evolve Regions’ governance framework to remain responsive to shareholder expectations, emerging risks, and leading practices. Supported by independent perspectives and a balanced mix of skills and experiences, the Board is well positioned to provide disciplined oversight of management and support the continued advancement of our governance practices.
Governance Evolution and Best Practices
The highlights below reflect key governance enhancements and practices that support the Board’s oversight and responsiveness.
◼In February 2026, we amended our By-Laws to provide shareholders who own 25% or more of Regions stock with the right to call a special meeting (see the Current Report on Form 8-K filed with the Securities and Exchange Commission (“SEC”) on February 4, 2026).
◼The Board recommends in this proxy statement that our shareholders approve amendments to Regions’ Charter intended to strengthen shareholder rights by removing supermajority voting provisions (see Proposals 4 and 5).
◼In July 2025, we revised certain committee charters to clarify oversight responsibilities in key areas, including succession planning and risk oversight, as well as enhanced the Director Onboarding and Ongoing Education Program to reflect best practices.
◼We appointed Roger Jenkins, Former President and CEO of Murphy Oil Corporation, to our Board in January 2025.
◼In 2024, we migrated our Board self-evaluation to an electronic questionnaire and engaged a third-party board advisory service to assist in analyzing Director feedback. We further enhanced the process in 2025 with additional open-ended questions to improve the responses.
BOARD INDEPENDENCE, LEADERSHIP, AND COMPOSITION

Board Refreshment	Independent Board Leadership	Board Composition	Committee Leadership	Director Retirement Age

Intentional and ongoing Board refreshment; 7 Directors added in last 5 years	Strong Lead Independent Director role with robust duties; 100% independence in standing committee membership	Commitment to seeking wide-ranging skills, experience, and perspectives on the Board	Strong, independent committee chairs with balance of expertise and backgrounds	Mandatory Director retirement age of 72
SHAREHOLDER RIGHTS AND ENGAGEMENT

Year-Round Engagement	Shareholder Right to Call Special Meeting	Proxy Access By-Law	Director Resignation Policy	Other Shareholder Rights

Ongoing dialogue with institutional shareholders and shareholder proponents, including Director-Shareholder engagement when requested	Our By-Laws permit shareholders who own 25% or more of Regions stock to call a special meeting of shareholders	Shareholders owning at least 3% of Regions stock for at least 3 years may submit up to 2 or 20% of Director nominees for inclusion in proxy statement	Director who fails to receive a majority of the votes cast shall automatically be deemed to have tendered their resignation for the Board’s consideration	One Share, One Vote; Annual Director Elections; No Poison Pill
ADDITIONAL BEST PRACTICES

Actionable Evaluations	No Hedging/Pledging	Overboarding Policy	Stock Ownership Guidelines	Governance Documents

Electronic annual Board self-evaluations with third-party reporting and analysis, 1:1 calls, and group discussions	Directors and executive officers are prohibited from entering into hedging arrangements or pledging stock	Overboarding policy consistent with high standards of shareholders; no overboarded Directors under our policy	Stock ownership guidelines for Directors and executive officers with sale restrictions until achieved	Annual review of governance documents, including Corporate Governance Principles and committee charters

Regions Financial Corporation | 2026 Proxy Statement	5

PROPOSAL ONE
Election of Directors

The Board has determined that it is good governance for all Directors to be elected annually, as we believe that annual elections keep the Directors accountable to our shareholders. Accordingly, the current term of office of all of our Directors expires at the 2026 Annual Meeting. The Board proposes that the 13 nominees included in this proxy statement be elected as Directors for a term of one year, expiring at the 2027 Annual Meeting, and until their successors are duly elected and qualified, or their earlier retirement, resignation, or removal.
WHY DOES THE BOARD RECOMMEND A VOTE “FOR” EACH NOMINEE?
Our Director nominees possess a broad mix of skills, experience, backgrounds, and perspectives. This proxy statement includes information about each Director nominee that led the NCG Committee and our Board to determine that the nominee is qualified to serve as a Director.
WHAT IS THE EFFECT OF THIS PROPOSAL?
Each of the 13 nominees will be elected if a majority of the votes cast at the annual meeting are voted in favor of the nominee.
Our Corporate Governance Principles provide that an incumbent nominee who fails to receive a majority of the votes cast shall automatically be deemed to have tendered their resignation following certification of the vote. The NCG Committee shall consider such resignation and shall recommend to the Board the action to be taken. Any Director (1) whose resignation is under consideration or (2) who serves on another company’s board with the Director whose resignation is under consideration, shall not participate in the NCG Committee recommendation or the Board decision regarding whether to accept the resignation. The Board shall take action within 90 days following certification of the vote, unless such action would cause the Company to fail to comply with any requirement of the NYSE or any rule or regulation promulgated under the Exchange Act, in which event the Company shall take action as promptly as is practicable while continuing to meet such requirements. The Board will promptly disclose its decision, and the reasons supporting it, in a Form 8-K furnished to the SEC.
As permitted by our By-Laws, the Board has fixed the number of Directors at 13, effective as of the annual meeting. All nominees have consented to being named in this proxy statement for consideration at the annual meeting. If, however, a nominee is unable or unwilling to serve and the Board does not elect to reduce the size of the Board, shares represented by proxies may be voted for a substitute candidate nominated by the Board. Any Director vacancies created between annual meetings (such as by a current Director’s death, resignation, or removal, or by an increase in the number of Directors in accordance with our By-Laws) may be filled by a majority vote of the Directors then in office. Any Director appointed in this manner would hold office until the next annual meeting.

Nominees for Election to the Board of Directors
◼Mark A. Crosswhite
◼Noopur Davis
◼Zhanna Golodryga
◼J. Thomas Hill
◼Roger W. Jenkins
◼Joia M. Johnson
◼Ruth Ann Marshall
◼Alison S. Rand
◼William C. Rhodes, III
◼Lee J. Styslinger, III
◼José S. Suquet
◼John M. Turner, Jr.
◼Timothy Vines

The Board unanimously recommends you vote “FOR” each Director nominee standing for election.

6	Regions Financial Corporation | 2026 Proxy Statement

PROPOSAL ONE — ELECTION OF DIRECTORS
Board Overview
Our Board is committed to driving effectiveness through an intentional, forward‑looking approach to Board composition. The Board and its Nominating and Corporate Governance (“NCG”) Committee regularly assess Board composition and performance to ensure that the appropriate skills and expertise are represented around the table. These efforts support a Board that is engaged, appropriately refreshed, and well positioned to provide balanced oversight across Regions’ most critical strategic and risk areas.
DIRECTOR NOMINEES

Nominee	Age	Indep.	Director Since	Industry Representation	Committee Membership	Other Public Company Boards

Mark A. Crosswhite Former Chairman, President and CEO, Alabama Power Company	63		2022	Energy	Audit NCG
Noopur Davis EVP, Chief Information Security Officer and Chief Product Privacy Officer, Comcast	64		2022	Technology	Risk Technology
Zhanna Golodryga Former EVP, Emerging Energy and Sustainability, Phillips 66	70		2019	Energy	Risk Technology*	AGCO Corporation
J. Thomas Hill Executive Chairman, Vulcan Materials Company	67		2022	Manufacturing	CHR NCG	Vulcan Materials Company
Roger W. Jenkins Former President and CEO, Murphy Oil Corporation	64		2025	Oil and Gas	Risk Technology	Oceaneering International, Inc.
Joia M. Johnson Former CAO, General Counsel and Corporate Secretary, Hanesbrands, Inc.	66		2021	Consumer Products, Manufacturing, and Retail	CHR* NCG	Brown & Brown; Global Payments Inc.; Sylvamo Corporation
Ruth Ann Marshall Former President, The Americas, MasterCard International, Inc.	71		2011	Financial Services	CHR NCG*	ConAgra Brands, Inc.
Alison S. Rand Former EVP and Chief Financial Officer, Primerica	58		2023	Financial Services	Audit Technology	Reinsurance Group of America
William C. Rhodes, III Chairman, AutoZone, Inc.	60		2024	Retail	Audit CHR	AutoZone, Inc.
Lee J. Styslinger, III Co-Owner, Altec, Inc.	65		2003	Manufacturing and Transportation	Risk Technology	Vulcan Materials Company
José S. Suquet Chairman and CEO, Pan-American Life Insurance Group	69		2017	Insurance	Audit* Risk
John M. Turner, Jr. Chairman, President and CEO, Regions Financial Corporation	64	CEO	2018	Financial Services		Southern Company
Timothy Vines President and CEO, Blue Cross and Blue Shield of Alabama	60		2018	Healthcare and Insurance	Audit CHR
*    Committee Chair

Regions Financial Corporation | 2026 Proxy Statement	7

PROPOSAL ONE — ELECTION OF DIRECTORS
BOARD COMPOSITION
Independence

■ Not Independent
■ Independent
Tenure

■ ≤5 years
■ 6-10 years
■ ≥11 years
Age

■ ≤60 years
■ 61-65 years
■ 66-69 years
■ ≥70 years
Other Characteristics

■ Male - 62%
■ Female - 38%
■ Minority Demographic - 31%

BOARD REFRESHMENT TIMELINE

The Board’s approach to composition is intentional and guided by regular evaluation of the skills, experience, and perspectives needed to support Regions’ strategy and the Board’s oversight responsibilities. The Board Composition charts to the left highlight key attributes of our Director nominees, including tenure, age, independence, and personal characteristics, and reflect the Board’s ongoing commitment to maintaining a balanced, engaged group of Directors aligned with the Company’s evolving needs and informed by feedback we receive through shareholder engagement.
The Board Refreshment Timeline illustrates the Board’s meaningful refreshment over the past five years, during which the Board added seven new Directors to support long‑term succession planning and deepen its collective expertise. These additions have meaningfully expanded Board expertise in technology and cybersecurity, public company finance, CEO-level leadership, risk management, corporate governance, human capital management, and large-scale strategic execution, as reflected in the Board Skills Matrix on the following page.

Jenkins
2025

Rhodes
2024

Rand
2023

	Crosswhite	Davis	Hill
2022

Johnson
2021

8	Regions Financial Corporation | 2026 Proxy Statement

PROPOSAL ONE — ELECTION OF DIRECTORS
BOARD SKILLS MATRIX
The Board’s effectiveness reflects not only the experience and characteristics of individual Directors but also a broad mix of skills essential to overseeing Regions’ strategy, risk profile, and long-term performance. The matrix below, and the accompanying skills descriptions, illustrate the primary skills and areas of expertise represented across our Director nominees and how those capabilities align with the Board’s oversight responsibilities.

	Crosswhite	Davis	Golodryga	Hill	Jenkins	Johnson	Marshall	Rand	Rhodes	Styslinger	Suquet	Turner	Vines

Skill*
Audit/Accounting/Finance and Capital Planning					■			■	■	■	■	■	■
Banking and Financial Services							■	■		■	■	■	■
Business Operations and Technology Innovation/AI	■	■	■		■		■	■	■	■	■		■
Corporate Governance	■	■	■	■	■	■	■	■	■	■	■	■	■
Customer Focus and Community Engagement	■	■	■	■			■	■	■	■	■	■	■
Environmental Sustainability Practices	■		■	■	■	■			■	■	■
Executive Compensation and Benefits			■	■	■	■	■		■	■	■	■	■
Human Capital Management	■	■	■	■	■	■	■		■	■	■	■	■
Information/Cyber Security		■	■				■	■		■	■		■
Regulatory Compliance	■					■	■	■		■	■	■	■
Risk Management		■	■	■	■		■	■	■	■	■	■	■
Strategic Planning and Strategy Development	■	■	■	■	■	■	■	■	■	■	■	■	■
*     Skills are based on information certified in 2025 year-end Director questionnaires and represent the number of our Director nominees with considerable or extensive experience or expertise in areas that are critical to Regions’ operations, which are discussed in more detail in the following chart.

Regions Financial Corporation | 2026 Proxy Statement	9

PROPOSAL ONE — ELECTION OF DIRECTORS

Audit/Accounting/Finance and Capital Planning

The Board is responsible for reviewing Regions’ financial statements and disclosures and internal controls, and for monitoring internal and external auditors. The Board is also responsible for reviewing the Company’s long-term capital plans for safety and soundness. Therefore, it is important to have Directors who understand auditing, financial reporting, finance, and capital allocation.

Banking and Financial Services

The banking and financial services industry has unique and inherent risks, challenges, and opportunities. Further, as a full-service financial holding company, Regions offers a wide range of products and services, some of which may be complex. Experience in the financial services industry contributes to the Board's oversight of the Company's strategy and is critical to our success.

Business Operations Technology and Innovation/Artificial Intelligence

Regions’ customers expect efficient, market-leading services, many of which are becoming more technology driven, and we must be able to appropriately gather, process, and analyze information to better serve our customers. Our Board includes members who have business operations and technology experience so that the Board can oversee our efforts to innovate.

Corporate Governance

The Board is responsible for shaping the Company’s corporate governance priorities and structure, which must be transparent and responsive to our shareholders and can have a significant impact on corporate operations. It is important that the Board reflects experience in understanding the constantly evolving corporate governance landscape.

Customer Focus and Community Engagement

Regions is committed to helping our customers and our local communities achieve their financial goals by understanding their needs and investing our resources to help them accomplish their goals. Having individuals on our Board with experience in delivering a positive environment and engaging the community is important to Regions’ success.

Environmental Sustainability Practices

Regions must be cognizant of current and potential environmental risks and opportunities and how they can impact our long-term value. We continue to focus on operational sustainability goals, deepening our environmental and social risk management, and pursuing opportunities in sustainable finance, and it is important that our Board have Directors with experience in these practices.

Executive Compensation and Benefits

When properly structured, executive compensation and benefits discourage imprudent risk-taking, while simultaneously acting as a business driver and ensuring alignment with long-term shareholder interests. It is important that our Board includes Directors who have experience with various executive compensation and benefits structures that may be employed to achieve this balance.

Human Capital Management

Having human capital management experience on the Board helps ensure smooth transitions, as well as fosters a productive and safe working environment. Our Board also reflects experience navigating the risks and opportunities in corporate culture and inclusion, as well as associate well-being and engagement, all areas that are drivers of long-term value.

Information/Cyber Security

As a financial institution, the safekeeping of sensitive customer, associate, and Company data is critically important, and we are increasingly dependent on information technology to deliver services to consumers and businesses. Thus, our Board includes Directors with experience in implementing, establishing, or overseeing information/cyber security systems and protocols.

Regulatory Compliance

Regions is subject to the oversight of various regulators, including the Alabama State Banking Department, the Federal Reserve, the Federal Deposit Insurance Corporation, the SEC, the Consumer Financial Protection Bureau, and the Financial Industry Regulatory Authority. Having Directors with experience in highly regulated environments is critical to the Company’s success.

Risk Management

Robust risk management is a critical aspect of operating within the financial sector and is embedded throughout our strategic plan. Having Directors with experience in overseeing risk management strengthens the Board’s oversight of the risks we face. The Board, therefore, must include Directors who are very familiar with risk management processes.

Strategic Planning and Strategy Development

Directors who understand how to strategically plan for the future of the Company, in both the short and long term, are better able to oversee and advise management with respect to the formulation and execution of the Company’s strategy and its connection to long-term value.

10	Regions Financial Corporation | 2026 Proxy Statement

PROPOSAL ONE — ELECTION OF DIRECTORS
Director Nominees
All of the 13 nominees being voted upon at the annual meeting are standing for re-election.
The following biographies detail the age and principal occupations during at least the past five years for each nominee; the year the nominee joined the Board; and the other public company directorships they have held within at least the last five years. The Directors also serve as the board members of Regions Bank, an Alabama state-chartered commercial bank and wholly owned subsidiary of Regions.
In connection with the 2026 Annual Meeting, the Board approved a one‑year exception to its mandatory Director retirement age policy for Ruth Ann Marshall, our Lead Independent Director, because the retirement policy was triggered solely due to a change in the typical timing of the annual meeting. This exception also reflects the Board’s continued view that her leadership and contributions remain invaluable to the Board and its oversight of the Company.
A shareholder who wishes to recommend a candidate for consideration by the NCG Committee may do so at any time. For more information, see the Questions and Answers about the Annual Meeting and Voting section.
DIRECTOR NOMINEES
Each nominee’s key experiences, qualifications, attributes, or skills that led the Board to conclude that they should serve as a Director are described in the following biographies.

The Board believes that each of the 13 nominees is well qualified to serve as a Director on Regions’ Board.

Regions Financial Corporation | 2026 Proxy Statement	11

PROPOSAL ONE — ELECTION OF DIRECTORS

Key Experience and Qualifications

◼Served as Chairman, President, and CEO of Alabama Power Company, a public utility company and Southern Company subsidiary headquartered in Birmingham, Alabama, from 2014 until his retirement in 2022
◼Joined Southern Company in 2004 and served in a variety of roles of increasing responsibility at Alabama Power Company and affiliated companies, including Chairman, President and CEO of Gulf Power and Chief Operating Officer of Southern Company
◼Chairman of the Board of Prosper Birmingham and serves on the President’s Council of the University of Alabama in Huntsville and the Board of Governors of the University of Alabama Law School Foundation
◼Has previously served as Chairman of the Boards of the Economic Development Partnership of Alabama, the Business Council of Alabama, and the Birmingham Business Alliance, and has served on the President's Cabinet of the University of Alabama

INDEPENDENT DIRECTOR SINCE: 2022 AGE: 63 REGIONS COMMITTEES: Audit Committee NCG Committee

Education

◼Bachelor’s degree, University of Alabama at Huntsville ◼Juris Doctor degree, University of Alabama School of Law

Honors and Recognition

◼Graduate, Leadership Alabama

Why the Board Recommends this Nominee

◼Mr. Crosswhite brings to the Board significant executive leadership experience in a highly regulated industry, which provides valuable insight into regulatory environments, operational oversight, strategic planning, and stakeholder engagement relevant to Regions’ business and long-term strategy.

Top Skills

◼Corporate Governance ◼Customer Focus and Community Engagement ◼Human Capital Management ◼Regulatory Compliance ◼Strategic Planning and Strategy Development

12	Regions Financial Corporation | 2026 Proxy Statement

PROPOSAL ONE — ELECTION OF DIRECTORS

Key Experience and Qualifications

◼Currently serves as Executive Vice President, Chief Information Security Officer and Chief Product Privacy Officer of Comcast, a Fortune 30 media and technology company, responsible for overseeing the full range of cybersecurity and product privacy functions for Comcast and Sky, including all products and services delivered to Comcast residential and business customers in the United States and in Europe
◼Prior to joining Comcast in 2016, served as Vice President of global quality for Intel Security Group
◼Previously, she was a Visiting Scientist and Senior Member of Technical Staff at the Carnegie Mellon University Software Engineering Institute, a Principal of management consulting firm Davis Systems, and held various leadership and technical positions in Fortune 500 companies
◼Serves on multiple advisory boards of Fortune 50 companies
◼Throughout her career, has obtained significant experience in complex technology and cybersecurity issues and related risks

INDEPENDENT DIRECTOR SINCE: 2022 AGE: 64 REGIONS COMMITTEES: Risk Committee Technology Committee

Education

◼Bachelor’s degree (Electrical Engineering), Auburn University ◼Master of Computer Science degree, University of Alabama in Huntsville

Honors and Recognition

◼In February 2023, appointed as a member of the President’s National Security Telecommunications Advisory Committee
◼Selected 2022 Alumna of Achievement by University of Alabama in Huntsville
◼Included on the Cablefax 100 Most Powerful Women and Top Women in Technology lists multiple times

Why the Board Recommends this Nominee

◼Ms. Davis brings deep expertise in cybersecurity, technology risk, and data privacy from her senior leadership roles at global communications and technology companies, providing the Board with valuable insight into information security oversight, digital innovation, and the management of complex technology-related risks relevant to Regions’ operations and strategic priorities.

Top Skills

◼Business Operations and Technology Innovation/AI ◼Corporate Governance ◼Human Capital Management ◼Information/Cyber Security ◼Strategic Planning and Strategy Development

Regions Financial Corporation | 2026 Proxy Statement	13

PROPOSAL ONE — ELECTION OF DIRECTORS

Key Experience and Qualifications

◼Served as Executive Vice President, Emerging Energy and Sustainability at Phillips 66, a diversified energy manufacturing and logistics company, until May 2025
◼Previously served as Senior Vice President, Chief Digital and Administrative Officer at Phillips 66 and was responsible for driving digital change by developing and executing digital and technology strategies
◼Prior to joining Phillips 66 in April 2017, served as Chief Information Officer and Senior Vice President, Services at Hess Corporation, with responsibility for managing the company’s service organizations, including global supply chain, global business transformation program, and global office services, as well as information management, enterprise architecture, infrastructure, and cybersecurity across the business, a role she held beginning in 2012
◼Also previously served as Chief Information Officer at BHP Billiton Petroleum, Vice President of Information Technology at TeleCheck International, Manager of Information Systems at Baker Hughes, IT Services Manager at Marathon Oil, and Systems Analyst at 3D/International
◼Serves on the board of the Memorial Hermann Foundation
◼Has over 30 years of experience in the energy industry and the information technology field

INDEPENDENT DIRECTOR SINCE: 2019 AGE: 70 REGIONS COMMITTEES: Risk Committee Technology Committee (Chair) Executive Committee

Education

◼Master’s degree (Mechanical Engineering), Kiev Engineering and Construction Institute

Honors and Recognition

◼50 Most Powerful Women in Oil and Gas, National Diversity Council

Other Public Directorships and Board Leadership/Committee Assignments

◼AGCO Corporation: Audit Committee; Sustainability Committee

Former Public Directorships Held During Past Five Years

◼Novonix Ltd.

Why the Board Recommends this Nominee

◼Ms. Golodryga contributes extensive leadership experience in technology, digital transformation, and operations within complex, highly regulated industries, offering the Board valuable perspective on innovation, cybersecurity, enterprise risk management, and the strategic integration of technology to support Regions’ long-term growth.

Top Skills

◼Business Operations and Technology Innovation/AI ◼Human Capital Management ◼Information/Cyber Security ◼Risk Management ◼Strategic Planning and Strategy Development

14	Regions Financial Corporation | 2026 Proxy Statement

PROPOSAL ONE — ELECTION OF DIRECTORS

Key Experience and Qualifications

◼Currently serves as Executive Chairman of Vulcan Materials Company, the nation’s largest producer of construction aggregates and a major producer of aggregates-based construction materials
◼Has served at Vulcan for over 30 years in a variety of operations and general management assignments of increasing responsibility prior to being appointed President and CEO in 2014 and Chairman in 2016; served as President until 2023 and CEO through 2025
◼Has held leadership positions in a number of industry trade groups, including the Texas Concrete and Aggregates Association, the Florida Concrete and Products Association, and the National Stone, Sand and Gravel Association
◼Previously served on the boards of the U.S. Chamber of Commerce and the United Way of Central Alabama

INDEPENDENT DIRECTOR SINCE: 2022 AGE: 67 REGIONS COMMITTEES: CHR Committee NCG Committee

Education

◼Bachelor’s degree, University of Pittsburgh ◼Wharton School of Business, Executive Management Program

Other Public Directorships and Board Leadership/Committee Assignments

◼Vulcan Materials Company: Executive Chairman of the Board; Executive Committee (Chair)

Why the Board Recommends this Nominee

◼Mr. Hill brings decades of executive leadership experience at a large public company, including deep expertise in operations, strategic planning, human capital management, and governance, providing the Board with practical insight into leading complex organizations and driving long-term performance in cyclical and capital-intensive industries.

Top Skills

◼Corporate Governance ◼Customer Focus and Community Engagement ◼Executive Compensation and Benefits ◼Human Capital Management ◼Strategic Planning and Strategy Development

Regions Financial Corporation | 2026 Proxy Statement	15

PROPOSAL ONE — ELECTION OF DIRECTORS

Key Experience and Qualifications

◼From 2013 until retiring in 2024, served as CEO and a board director of Murphy Oil Corporation, where he initiated a strategic shift to reposition the company as an industry leader in independent exploration and production; served as President from 2013 until 2023
◼Previously served as Chief Operating Officer, Murphy Oil Corporation from 2012 to 2013, President of Exploration and Production from 2009 to 2013, and in various leadership roles since 2001, where he was responsible for leading and transforming the company’s domestic and international operations, implementing record-breaking strategic and sustainability goals, and developing new production areas
◼Prior to joining Murphy Oil in 2001, led offshore drilling in the Gulf of Mexico for Texaco, where he set numerous ultra-deepwater drilling records and initiated Texaco’s first Global Drilling Safety Management system
◼Has broad experience in strategy development, safety, people, and sustainability, with expertise in mergers and acquisitions, operational discipline, and strategic asset deployment

INDEPENDENT DIRECTOR SINCE: 2025 AGE: 64 REGIONS COMMITTEES: Risk Committee Technology Committee

Education

◼Bachelor’s degree, Louisiana State University ◼Master of Business Administration degree, AB Freeman School of Business, Tulane University ◼Advanced Management Program, Harvard University

Honors and Recognition

◼2023 Ernst and Young Entrepreneur of the Year ◼2022 Spindletop Award for Industry and Community Impact ◼2020 All-American Wildcatter ◼2016 LSU Alumnus of the Year ◼2016 LSU Hall of Distinction

Other Public Directorships and Board Leadership/Committee Assignments

◼Oceaneering International, Inc.: Compensation Committee

Former Public Directorships Held During Past Five Years

◼Noble Corporation

Why the Board Recommends this Nominee

◼Mr. Jenkins contributes extensive public company leadership experience, including serving as a CEO of a large energy company, with deep expertise in strategic planning, capital allocation, risk management, and operational execution, which supports the Board’s oversight of long-term growth, financial performance, and complex enterprise risks.

Top Skills

◼Audit/Accounting/Finance and Capital Planning ◼Business Operations and Technology Innovation/Artificial Intelligence ◼Corporate Governance ◼Executive Compensation and Benefits ◼Risk Management

16	Regions Financial Corporation | 2026 Proxy Statement

PROPOSAL ONE — ELECTION OF DIRECTORS

Key Experience and Qualifications

◼Retired in 2021 as the Chief Administrative Officer, General Counsel, and Corporate Secretary of Hanesbrands Inc., a publicly traded marketer of innerwear and activewear apparel, positions that she held since 2016
◼Joined Hanesbrands in 2007 as Chief Legal Officer, General Counsel, and Corporate Secretary
◼Served as Executive Vice President, General Counsel and Corporate Secretary of RARE Hospitality International, Inc. prior to joining Hanesbrands
◼Throughout her career, has obtained extensive global leadership experience over several corporate functions for publicly traded companies including legal, human resources, corporate social responsibility, government and trade relations, real estate, corporate security, and domestic and global mergers and acquisitions

INDEPENDENT DIRECTOR SINCE: 2021 AGE: 66 REGIONS COMMITTEES: CHR Committee (Chair) NCG Committee Executive Committee

Education

◼Bachelor’s degree, Duke University ◼Master of Business Administration degree, Wharton School of Business at the University of Pennsylvania ◼Juris Doctor degree, University of Pennsylvania School of Law

Other Public Directorships and Board Leadership/Committee Assignments

◼Global Payments Inc.: Compensation Committee; Governance and Nominating Committee
◼Sylvamo Corporation: Nominating and Corporate Governance Committee; Management Development and Compensation Committee
◼Brown & Brown, Inc.

Why the Board Recommends this Nominee

◼Ms. Johnson brings extensive public company legal, governance, and executive leadership experience, with deep expertise in human capital and talent management, corporate governance, and complex transactions that supports the Board’s oversight of human capital, strategy, and organizational effectiveness.

Top Skills

◼Corporate Governance ◼Environmental Sustainability Practices ◼Executive Compensation and Benefits ◼Human Capital Management ◼Regulatory Compliance

Regions Financial Corporation | 2026 Proxy Statement	17

PROPOSAL ONE — ELECTION OF DIRECTORS

Key Experience and Qualifications

◼From 2004 until retiring in 2006, served as President of The Americas, MasterCard International, Inc.
◼Previously served as President, MasterCard North America from 1999 to 2004, where she was responsible for building all aspects of MasterCard’s issuance and acceptance business in the United States, Canada, Latin America, and the Caribbean
◼Prior to joining MasterCard in 1999, served as Group Executive President of two electronic payment service companies, MAC Regional Network and Buypass Corporation, and upon acquisition of these companies by Concord EFS, became Senior Executive Vice President of the combined companies, where she oversaw marketing, account management, customer service, and product development
◼Started her career at IBM, where, for more than 18 years, she served in managerial and executive positions
◼Has broad marketing, account management, customer service, and product development experience, as well as significant domestic and international experience in growing business

LEAD INDEPENDENT DIRECTOR INDEPENDENT DIRECTOR SINCE: 2011 AGE: 71 REGIONS COMMITTEES: CHR Committee NCG Committee (Chair) Executive Committee (Chair)

Education

◼Bachelor’s (Finance) and Master of Business Administration degrees, Southern Methodist University

Honors and Recognition

◼2018 Most Influential Corporate Directors, WomenInc. ◼2004 and 2005 “World’s 100 Most Powerful Women,” Forbes.com

Other Public Directorships and Board Leadership/Committee Assignments

◼ConAgra Brands, Inc.: Executive Committee; Human Resources Committee (Chair); Nominating and Corporate Governance Committee

Former Public Directorships Held During Past Five Years

◼Global Payments, Inc.

Why the Board Recommends this Nominee

◼Ms. Marshall’s extensive executive leadership in financial services, deep knowledge of banking operations and strategy, and long-standing Director service, including as Lead Independent Director and Chair of the NCG Committee, provide the Board with strong independent oversight, informed judgment, and valuable perspective on governance, risk, and long-term value creation in a complex regulatory environment.

Top Skills

◼Banking and Financial Services ◼Corporate Governance ◼Customer Focus and Community Engagement ◼Executive Compensation and Benefits ◼Strategic Planning and Strategy Development

18	Regions Financial Corporation | 2026 Proxy Statement

PROPOSAL ONE — ELECTION OF DIRECTORS

Key Experience and Qualifications

◼Served as Executive Vice President and Chief Financial Officer of Primerica, Inc., a leading provider of financial products and services to middle-income households in the United States and Canada, from 2000 until 2023; continued to serve as Executive Vice President until her retirement in April 2024
◼Is a certified public accountant and previously worked in the audit department of KPMG LLP
◼Serves on the University of Florida Warrington College of Business Dean’s Advisory Council, where she currently is Chair, and the University of Florida Foundation National Board, for which she previously served as Chair of the Audit Committee
◼Serves on the boards of directors of Girl Scouts of Greater Atlanta and Camp Twin Lakes

INDEPENDENT DIRECTOR SINCE: 2023 AGE: 58 REGIONS COMMITTEES: Audit Committee (Audit Committee Financial Expert) Technology Committee
Education

◼Bachelor’s degree (Accounting), University of Florida

Other Public Directorships and Board Leadership/Committee Assignments

◼Reinsurance Group of America: Audit Committee; Cybersecurity and Technology Committee; Risk Committee

Former Public Directorships Held During Past Five Years

◼Warburg Pincus - SPAC IA

Why the Board Recommends this Nominee

◼Ms. Rand’s extensive financial leadership experience as a public company CFO, including deep expertise in accounting, capital planning, and risk management, provide the Board with valuable insight into financial oversight, regulatory expectations, and strategic decision-making relevant to Regions’ operations.

Top Skills

◼Audit/Accounting/Finance and Capital Planning ◼Banking and Financial Services ◼Regulatory Compliance ◼Risk Management ◼Strategic Planning and Strategy Development

Regions Financial Corporation | 2026 Proxy Statement	19

PROPOSAL ONE — ELECTION OF DIRECTORS

Key Experience and Qualifications

◼Currently serves as Chairman of AutoZone, Inc., the leading retailer and distributor of automotive replacement parts and accessories in the Americas
◼Previously served as Executive Chairman of AutoZone from January 2024 to December 2025; as a Director since March 2005 and as Chairman since June 2007; and President and Chief Executive Officer from March 2005 to January 2024
◼During over 31-year tenure with AutoZone, served in a variety of executive-level roles, including (i) Executive Vice President overseeing store operations and commercial, (ii) Senior Vice President, Supply Chain and Information Technology, (iii) Senior Vice President, Supply Chain, (iv) Divisional Vice President of Stores, and (v) Senior Vice President of Finance
◼Began his career with Ernst & Young, serving in various capacities from 1988 to 1994
◼Currently serves on several industry and community boards, including the Coalition for Auto Repair Equality (Chairman), the PGA Tour Policy Board, the National Civil Rights Museum (Treasurer), and the University of Tennessee Board of Trustees

INDEPENDENT DIRECTOR SINCE: 2024 AGE: 60 REGIONS COMMITTEES: Audit Committee (Audit Committee Financial Expert) CHR Committee

Education

◼Bachelor’s degree (Business Administration/Accounting), University of Tennessee at Martin ◼Master of Business Administration degree, University of Memphis

Other Public Directorships and Board Leadership/Committee Assignments

◼AutoZone, Inc. (Chairman)

Former Public Directorships Held During Past Five Years

◼Dollar General

Why the Board Recommends this Nominee

◼Mr. Rhodes’ extensive executive leadership experience, combined with his deep background in finance, operations, and strategic planning, provides the Board with valuable perspective on performance oversight, capital discipline, and long-term value creation relevant to Regions’ business.

Top Skills

◼Audit/Accounting/Finance/Capital Planning ◼Corporate Governance ◼Customer Focus and Community Engagement ◼Executive Compensation and Benefits ◼Strategic Planning and Strategy Development

20	Regions Financial Corporation | 2026 Proxy Statement

PROPOSAL ONE — ELECTION OF DIRECTORS

Key Experience and Qualifications

◼Currently serves as Co-Owner of the privately held Altec Inc., a global leader that designs and manufactures products and services for the electric utility, telecommunications, and contractor markets in over 100 countries throughout the world
◼After joining Altec Inc. in 1983, was named CEO in 1997 and Chairman in 2011; served as Chairman and CEO until October 2021, when he was named Co-Chairman, a title he held until December 31, 2024
◼Actively serves on the boards of many educational, civic, and leadership organizations
◼Brings a wealth of management and business experience derived from running a large company in today’s global market

Education
INDEPENDENT DIRECTOR SINCE: 2003 AGE: 65 REGIONS COMMITTEES: Risk Committee Technology Committee

◼Bachelor’s degree, Northwestern University ◼Master of Business Administration degree, Harvard University

Honors and Recognition

◼Appointed to the President’s Export Council, advising the President of the United States on international trade policy, from 2006 to 2008
◼Served on the President’s Manufacturing Council in 2017
◼Appointed to the President’s Advisory Committee for Trade Policy and Negotiations established by the U.S. Trade Representative
◼Appointed to the “Great American Economic Revival” advisory counsel by the President in 2020

Other Public Directorships and Board Leadership/Committee Assignments

◼Vulcan Materials Company: Executive Committee; Compensation & Human Capital Committee; Governance Committee

Former Public Directorships Held During Past Five Years

◼Workday, Inc. ◼Glass Houses Acquisition Corporation

Why the Board Recommends this Nominee

◼Mr. Styslinger’s decades of executive leadership of a global industrial and manufacturing company provide the Board with meaningful experience in strategic planning, operational execution, talent leadership, and risk oversight across complex, highly regulated markets.

Top Skills

◼Audit/Accounting/Finance and Capital Planning ◼Corporate Governance ◼Human Capital Management ◼Risk Management ◼Strategic Planning and Strategy Development

Regions Financial Corporation | 2026 Proxy Statement	21

PROPOSAL ONE — ELECTION OF DIRECTORS

Key Experience and Qualifications

◼Currently serves as the Chairman and CEO of the privately held Pan-American Life Insurance Group (“PALIG”), a leading provider of insurance and financial services throughout the Americas and whose flagship member is New Orleans-based Pan-American Life Insurance Company; has served as Chairman since 2008
◼Prior to joining PALIG as President and CEO in November 2004, held senior management posts in the insurance industry for more than three decades, including serving as Senior Executive Vice President and Chief Distribution Officer of AXA Financial
◼In December 2016, completed his term as a member of the board of directors of the Federal Reserve Bank of Atlanta, for which he served as Chairman of the Retail Payments Office Oversight Committee
◼Previously served on the board for the Federal Reserve Bank of Atlanta, New Orleans Branch
◼Director at the privately held Ochsner Health System, Louisiana’s largest nonprofit academic healthcare system, where he serves on the Compensation Committee and the Audit and Oversight Committee
◼Completed his second and final term on the board of directors of The American Council of Life Insurers in 2019
◼His dedication to the United States’ Hispanic community, as well as to the pursuit of product innovation and sales force expansion, have positioned PALIG as the company that Hispanics throughout the Americas rely on to protect their financial security and well-being
◼Involved in various professional and industry associations
◼Brings a strong background in enterprise risk management and a commitment to innovation and operational excellence

INDEPENDENT DIRECTOR SINCE: 2017 AGE: 69 REGIONS COMMITTEES: Audit Committee (Chair; Audit Committee Financial Expert) Risk Committee (Risk Management Expert) Executive Committee

Education

◼Bachelor’s degree, Fordham University ◼Master of Business Administration degree, University of Miami

Honors and Recognition

◼Included in the Latinos on Boards feature of Latino Leaders magazine for 2018 through 2020

Why the Board Recommends this Nominee

◼Mr. Suquet’s long tenure as Chairman and CEO of a major life insurance enterprise, together with his experience on the board of the Federal Reserve Bank of Atlanta and deep expertise in enterprise risk management, financial services operations, and capital oversight, provide the Board with valuable perspective on risk, regulation, and long-term strategic growth relevant to Regions’ business.

Top Skills

◼Audit/Accounting/Finance and Capital Planning ◼Corporate Governance ◼Executive Compensation and Benefits ◼Risk Management ◼Strategic Planning and Strategy Development

22	Regions Financial Corporation | 2026 Proxy Statement

PROPOSAL ONE — ELECTION OF DIRECTORS

Key Experience and Qualifications

◼Currently serves as the Chairman, President and CEO of Regions Financial Corporation and Regions Bank, a wholly owned subsidiary of the Company, and leads the Company’s Management Policymaking Committee and Executive Leadership Team
◼Named President in December 2017, CEO in July 2018, and Chairman in April 2024; was appointed to the Board in July 2018
◼Before being named President, served as Head of the Corporate Bank, a role he took on in 2014
◼Joined Regions in 2011 as President of the South Region, leading banking operations in Alabama, Mississippi, South Louisiana, and the Florida Panhandle
◼Before joining Regions, he was named president of Whitney National Bank and Whitney Holding Corporation in 2008 and was elected to the bank’s and holding company’s boards of directors
◼Before that, was responsible for all geographic line banking functions across Whitney and served as its Eastern Region President
◼Joined Whitney in 1994 as its Alabama Regional President after nine years at AmSouth Bank, where he held senior consumer, commercial, and business positions
◼Serves on the Business Council of Alabama, Birmingham Business Alliance, Economic Development Partnership of Alabama, A Plus Education Foundation, United Way of Central Alabama, and Infirmary Health System boards
◼In 2024, was appointed by Governor Kay Ivey as a member of the Alabama Growth Alliance, is a former chairman of the Mobile Area Chamber of Commerce, the Mobile Area Education Foundation, and the United Way of Southwest Alabama, and is a former board member of Leadership Mobile

CHAIRMAN, PRESIDENT AND CHIEF EXECUTIVE OFFICER DIRECTOR SINCE: 2018 AGE: 64 REGIONS COMMITTEES: Executive Committee

Education

◼Bachelor’s degree (Economics), University of Georgia

Honors and Recognition

◼Graduate, Leadership Alabama

Other Public Directorships and Board Leadership/Committee Assignments

◼Southern Company

Why the Board Recommends this Nominee

◼Mr. Turner’s extensive leadership experience across Regions’ business lines, including his service as Chairman, President and CEO, provides the Board with deep institutional knowledge, strategic insight into the banking industry, and a strong understanding of the Company’s operations, stakeholders, risk profile, and long-term growth priorities.

Top Skills

◼Banking and Financial Services ◼Customer Focus and Community Engagement ◼Regulatory Compliance ◼Risk Management ◼Strategic Planning and Strategy Development

Regions Financial Corporation | 2026 Proxy Statement	23

PROPOSAL ONE — ELECTION OF DIRECTORS

Key Experience and Qualifications

◼Currently serves as the President and CEO of Blue Cross and Blue Shield of Alabama (“BCBSAL”), a not-for-profit, independent licensee of the Blue Cross and Blue Shield Association and the largest provider of healthcare benefits in Alabama
◼Serves on the Board of Directors of the Blue Cross and Blue Shield Association, for which he served as Chairman from November 2021 to November 2023, and now serves as the Chair of the Compensation Committee, and a member of the Organization and Governance Committee and the Health Policy and Advocacy Committee
◼Served as BCBSAL’s President and Chief Operating Officer from November 2017 through March 2018 before being named its President and CEO in April 2018
◼Held BCBSAL’s Executive Vice President position from March through November of 2017
◼Served as BCBSAL’s Chief Administrative Officer from August 2012 through March 2017
◼Serves as Vice Chair of the Board and the Governance and Nominating Committee, Chair of the Strategy and Risk Committee, and a member of the Finance, Compliance and Audit Committee of Prime Therapeutics LLC, a pharmacy benefit management company owned jointly by several Blue Cross and Blue Shield plans, including BCBSAL
◼Worked in banking for over five years after graduating college
◼Remains very active in the community through his involvement with multiple nonprofit and charitable organizations, including service on the boards of the Birmingham Business Alliance, Leadership Birmingham, Economic Development Partnership of Alabama, Prosper, Business Council of Alabama, and Mercy Deliverance Ministries
◼Serves as honorary trustee for the board of trustees at Samford University in Birmingham, Alabama; previously served as Chair
◼Possesses an extensive understanding of operating a large company within a highly regulated industry

INDEPENDENT DIRECTOR SINCE: 2018 AGE: 60 REGIONS COMMITTEES: Audit Committee (Audit Committee Financial Expert) CHR Committee

Education

◼Bachelor’s degree (Finance), Auburn University

Why the Board Recommends this Nominee

◼Mr. Vines’ experience leading a large, highly regulated healthcare organization, together with his background in finance and executive leadership, provides the Board with valuable perspective on risk management, regulatory environments, human capital matters, and long-term strategic planning.

Top Skills

◼Audit/Accounting/Finance and Capital Planning ◼Customer Focus and Community Engagement ◼Executive Compensation and Benefits ◼Human Capital Management ◼Strategic Planning and Strategy Development

24	Regions Financial Corporation | 2026 Proxy Statement

PROPOSAL ONE — ELECTION OF DIRECTORS
Director Compensation
Our Director Compensation Program for independent Directors is designed to:
◼Pay Directors fairly for the work required at a company of Regions’ size and scope;
◼Align Directors’ interests with the long-term interests of our shareholders; and
◼Be simple, transparent, and easy for shareholders to understand.
The Compensation and Human Resources (“CHR”) Committee, in conjunction with its independent compensation consultant, periodically reviews the compensation of the non-management Directors and recommends any changes to the Board. After completing its review in April 2025, in order to ensure that the Director Compensation Program remains competitive, fair, and aligned with the long-term interests of our shareholders, the CHR Committee recommended an increase in the Annual Equity Retainer, the CHR Committee Chair Retainer, and the Audit and Risk Committee Member Retainers. The following table describes all of the components of the 2025 Director Compensation Program as approved by the Board, effective as of April 16, 2025, unless otherwise stated below:

Compensation Element(1)	Compensation Amount
Annual Cash Retainer (2)	$100,000
Annual Equity Retainer (3)
$145,000 in RSUs granted three business days following the annual shareholder meeting, the number determined by dividing the dollar value by the closing price of Regions stock on the grant date and rounding down to the nearest whole share, and that vest at the next annual shareholder meeting

Additional Annual Retainer for Lead Independent Director	$50,000
Additional Annual Retainer for Committee Chairs(4)
$40,000 — Audit Committee
$30,000 — CHR Committee
$25,000 — NCG Committee
$40,000 — Risk Committee
$25,000 — Technology Committee
$10,000 — Special and Ad Hoc Committees, as applicable
$35,000 — Special Litigation Committee, established November 17, 2025

Additional Annual Retainer for Committee Members of Audit and Risk (exclusive of each Committee Chair)(5)	$15,000
Additional Annual Retainer for Committee Members of CHR, NCG, and Technology (exclusive of each Committee Chair; including Special and Ad Hoc Committees, as applicable)(5)	$10,000
Additional Annual Retainer for Committee Members of Special Litigation Committee, established November 17, 2025	$25,000
(1)The cash and equity retainers may be deferred at the Director’s option in accordance with the Regions Financial Corporation Directors’ Deferred Investment Plan and the Regions Financial Corporation Directors’ Deferred Restricted Stock Unit Plan, respectively.
(2)Any non-management Director who becomes a Director between annual shareholder meetings will receive a prorated portion for the term during which he or she joined the Board beginning with the quarterly payment for the quarter during which the non-management Director is appointed as a member of the Board.
(3)Any non-management Director who becomes a Director between annual shareholder meetings will receive a prorated portion for the term during which he or she joined the Board based on the number of months served during the term.
(4)Any non-management Director who becomes the chair of a committee between annual shareholder meetings will receive a prorated portion for the term during which he or she becomes the chair of the committee beginning with the quarterly payment for the quarter during which the non-management Director is appointed as the chair of the relevant committee (in lieu of the quarterly annual retainer for committee membership if applicable).
(5)Any non-management Director who becomes a member of a committee between annual shareholder meetings will receive a prorated portion for the term during which he or she joined the committee beginning with the quarterly payment for the quarter during which the non-management Director is appointed as a member of the relevant committee.

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PROPOSAL ONE — ELECTION OF DIRECTORS
Under the Regions 2025 Long Term Incentive Plan, compensation to any non-management Director solely for their service as a non-management Director is limited to $750,000, which includes both the value of any awards and any cash compensation.
HOW THE REGIONS FINANCIAL CORPORATION DIRECTORS’ DEFERRED INVESTMENT PLAN WORKS
Under the Regions Financial Corporation Directors’ Deferred Investment Plan (the “Investment Plan”), non-management Directors may voluntarily elect to defer some or all of their cash compensation. The cash compensation is deferred until the time of payment elected by the Director or earlier in the event of a Director’s death or a change in control of the Company.
Amounts deferred prior to 2021 are held in a bookkeeping account that is credited with notional shares of Regions common stock, and any dividends paid on common stock are credited to the account as additional notional shares of common stock. Beginning with amounts deferred in 2021, a Director may elect to have deferred amounts notionally invested in investments similar to those available to participants in the Regions Financial Corporation Non-Qualified Excess 401(k) Plan, in addition to Regions common stock. Any earnings and losses attributable to the underlying notional investments will be credited to the Director’s account. Then at the end of the deferral period, the Director’s account will be settled in cash.
HOW RESTRICTED STOCK UNITS WORK
The Annual Equity Retainer is paid in RSUs. Directors have the option to defer receipt of their RSUs in the Directors’ Deferred Restricted Stock Unit Plan. If a Director makes a timely election, his or her RSUs will be notionally credited to an account in the Director’s name. Dividend equivalents, if any, also are notionally credited to the Director’s account as of the date any cash dividends are paid with respect to the common stock underlying the RSUs and are converted into additional RSUs. The deferred RSUs are paid in shares of Regions common stock on a date designated by the Director, which may be the date he or she terminates service as a Director or an anniversary of the date on which the RSUs were granted (but no later than the tenth anniversary of the grant date). Payment of the deferred RSUs is accelerated in the event of a Director’s death or a change in control of the Company.
HOW THE REGIONS MATCHING GIFTS PROGRAM WORKS FOR DIRECTORS
Directors, as well as members of the Company’s Executive Leadership Team and all other associates, are eligible to participate in our Matching Gifts Program. Under this program for Directors and Executives, Regions will match, dollar for dollar, gifts of $50 or more, up to a total of $5,000 per year, to eligible tax-exempt organizations that must have a primary mission that clearly fits one of these six categories: education and workforce readiness; economic and community development; financial wellness; arts and culture; service members/veterans organizations; and individuals with disabilities.

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PROPOSAL ONE — ELECTION OF DIRECTORS
COMPENSATION PAID IN 2025 TO INDEPENDENT DIRECTORS
The following table contains information about the compensation paid to the independent Directors who served during 2025:

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($) (2)	All Other Compensation ($) (3)	Total ($)

Mark A. Crosswhite	125,000	144,989	5,000	274,989
Noopur Davis	123,750	144,989	—	268,739
Zhanna Golodryga	143,750	144,989	—	288,739
J. Thomas Hill	120,000	144,989	—	264,989
Roger W. Jenkins (1)	130,000	188,299	—	318,299
Joia M. Johnson	143,750	144,989	5,000	293,739
Ruth Ann Marshall	190,000	144,989	5,000	339,989
James T. Prokopanko	155,000	144,989	—	299,989
Alison S. Rand	131,250	144,989	—	276,239
William C. Rhodes, III	133,750	144,989	—	278,739
Lee J. Styslinger, III	123,750	144,989	5,000	273,739
José S. Suquet	158,750	144,989	—	303,739
Timothy Vines	125,000	144,989	68,526	338,515
(1)Cash and equity compensation was prorated to reflect partial term of service. Mr. Jenkins joined the Board effective January 1, 2025.
(2)The amounts presented in this column represent, computed in accordance with FASB ASC Topic 718, the grant date fair value of the 2025 RSU award made to all independent Directors in service on April 21, 2025. The grant date fair value of the RSUs awarded on April 21, 2025, was $19.09 per share. All RSUs awarded April 21, 2025 are scheduled to vest in one lump sum on the date of the 2026 Annual Meeting. In addition, Mr. Jenkins received a prorated RSU award when appointed to Regions’ Board on January 1, 2025. The grant date fair value of the RSUs awarded to Mr. Jenkins on January 2, 2025, was $23.26 per share, and such RSUs vested in one lump sum on the date of the 2025 Annual Meeting.
(3)The amounts presented in this column for Mr. Crosswhite, Ms. Johnson, Ms. Marshall, and Mr. Styslinger reflect matching charitable gifts made by each Director through the Regions Matching Gifts Program. The amount presented in this column for Mr. Vines represents a payment to Mr. Vines as part of a correction of an administrative oversight to release shares to Mr. Vines in 2024.

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PROPOSAL ONE — ELECTION OF DIRECTORS
The table below sets forth those independent Directors who served during 2025 and who had RSUs outstanding as of December 31, 2025, and the number of RSUs outstanding as of that date. Regions has not granted stock options since 2011, and none of the independent Directors had stock options outstanding as of December 31, 2025.

Name	Outstanding Restricted Stock Units (#) (1)

Mark A. Crosswhite	22,951
Noopur Davis	7,751
Zhanna Golodryga	22,951
J. Thomas Hill	14,986
Roger W. Jenkins	7,751
Joia M. Johnson	14,766
Ruth Ann Marshall	61,836
James T. Prokopanko	61,836
Alison S. Rand	14,986
William C. Rhodes, III	7,751
Lee J. Styslinger, III	61,836
José S. Suquet	61,836
Timothy Vines	51,757
(1)The amounts presented in this column represent outstanding RSUs and dividend equivalents, if any, that have been notionally credited to the Director’s account as of the date any cash dividends were paid with respect to the common stock underlying the RSUs.

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Corporate Governance
Corporate Governance Roadmap
Regions’ approach to corporate governance is grounded in our commitment to doing what is right and maintaining the trust of our shareholders, customers, associates, and communities. While complying with laws and regulations is essential, the Board and management team view this as only a starting point. Our focus is on thoughtful, proactive governance—guided by our values, informed by stakeholder feedback, and designed to support long‑term performance and accountability.
To make our governance program clear and easy to navigate, this section is organized into five parts that reflect how the Board carries out its responsibilities: Board Composition and Effectiveness; Board Leadership, Independence, and Committee Structure; Board Oversight Responsibilities; Shareholder Engagement and Board Responsiveness; and Governance Practices. Together, these components illustrate how the Board builds the right foundation, maintains strong independent leadership, and puts governance into action through transparent oversight, stakeholder engagement, and a strong framework of policies and expectations.
For a summary of our key corporate governance practices, see Corporate Governance Highlights.

Board Composition and Effectiveness
How we build and continuously assess the Board so it has the right experience, knowledge, and judgment to oversee management. This section covers Director qualification criteria, the NCG Committee’s refreshment and recruitment process, onboarding and continuing education, and our annual Board, Committee, and individual Director self-evaluation process.
See pages 30-32

Board Leadership, Independence, and Committee Structure
How the Board is led and organized to ensure strong, independent oversight. This section explains our leadership model, including the roles of the Chair and Lead Independent Director, committee structure, responsibilities, and meetings, and why the Board believes this design supports effective governance at Regions.
See pages 33-44

Board Oversight Responsibilities
How the Board oversees the most significant aspects of Regions’ business. This section describes the allocation of oversight responsibilities across the Board and its committees, including risk, strategy, capital planning, technology, human capital management, and corporate responsibility.
See pages 45-48

Shareholder Engagement and Board Responsiveness
How the Board engages with shareholders and responds to feedback. This section addresses the Company’s year‑round shareholder engagement program and the Board’s responsiveness to input, including shareholder proposals. This section also explains how shareholders and other interested parties may contact our management and Board.
See pages 49-51

Governance Practices
The policies, documents, and practices that support strong governance at Regions. This section includes descriptions our Corporate Governance Principles, Code of Conduct and Code of Ethics, General Policy on Insider Trading, Related Person Transactions Policy, Regulation O policies and procedures, and other practices that ensure effective governance and compliance.
See pages 52-54

A Comprehensive Approach to Corporate Governance
Effective governance begins with a capable Board, an independent leadership structure, and transparent oversight practices—all designed to support stakeholders and strengthen the Company’s long‑term performance.

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CORPORATE GOVERNANCE
Board Composition and Effectiveness
The Board and its NCG Committee focus on maintaining a Board composition that supports effective oversight and sound decision‑making. Our approach includes clear qualification standards, disciplined refreshment, structured onboarding and education, and meaningful annual self‑evaluations to drive continuous improvement. The result is a Board that is well balanced, forward‑looking, and consistently prepared to meet its oversight responsibilities.
DIRECTOR NOMINEE CRITERIA
The NCG Committee is charged with identifying, evaluating, and recommending to the Board individuals whom it believes are qualified to become Directors. The Board has not adopted a formal written policy regarding diversity. The NCG Committee will consider and assess candidates consistent with criteria established by the Board and set forth in the Corporate Governance Principles and will take into consideration pertinent factors bearing on the qualifications of candidates in light of such criteria. The NCG Committee also assesses candidates for directorship in the context of the current composition of the Board and Regions’ evolving needs.
The NCG Committee strives for the Board to reflect a range of talents, ages, skills, backgrounds, and expertise sufficient to provide sound and prudent guidance and oversight with respect to Regions’ operations and strategy. Additionally, when searching for new candidates, the NCG Committee shall endeavor to seek highly qualified candidates possessing a range of backgrounds, perspectives, and personal characteristics.

Commitment to Strong Board Composition
Regions’ Corporate Governance Principles provide that the Board will seek members who combine a broad spectrum of experience and expertise with a reputation for integrity, such that the Board will maintain an appropriate mix of skills and characteristics to meet the needs of the Company.

Directors should have experience in positions with a high degree of responsibility, serve as leaders in the companies or institutions with which they are affiliated, and be selected based upon contributions they can make to the Board and the Company. In addition to the items specified in the Corporate Governance Principles, the NCG Committee considers the technical and professional skills nominees have gained through their professional and leadership roles. Such skills may include, but are not limited to, those listed in the skills descriptions following the Board Skills Matrix. The NCG Committee selects candidates who possess the highest personal and professional ethics, integrity, and values, and candidates must be committed to representing the long-term interests of Regions’ shareholders.
The NCG Committee considers tenure when making decisions with respect to Director nominations. Current tenure represented on the Board is well balanced among newer and more seasoned Directors, with the average Director nominee tenure being approximately 7.0 years and approximately 85% of the nominees serving for 10 or fewer years. Our longer-serving Directors have vital expertise and institutional knowledge that provide the Board with a better understanding of our business and ability to oversee management. The NCG Committee believes that this knowledge and perspective, especially when counterbalanced with fresh viewpoints of newer Directors, continues to generate long-term value for all of our stakeholders.
These factors, along with other considerations such as the results from the self-evaluation process and independence findings, are part of the total mix of items evaluated by the NCG Committee and Board when making nomination determinations. For more information, see the Board Evaluations and Director Independence subsections of Corporate Governance.
DIRECTOR SUCCESSION PLANNING AND BOARD REFRESHMENT
Our Board and NCG Committee maintain a structured, year-round approach to Director succession and refreshment. The Committee regularly assesses current and anticipated Board needs and uses a variety of tools to identify areas where additional skills or experience would strengthen oversight. Over the last several years, this intentional approach has resulted in a well‑balanced and highly engaged Board aligned with Regions’ strategy and operating environment.
When a refreshment need is identified, the NCG Committee evaluates potential candidates through a comprehensive vetting process that includes assessing the skills and expertise most relevant to the Board’s forward‑looking needs, reviewing other boards on which the candidate serves, and considering any potential conflicts of interest.

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CORPORATE GOVERNANCE
The following chart provides an overview of the Board’s process for identifying, evaluating, appointing, and onboarding new Directors:

Identification of Candidates	Assessment, Interviews, and Discussions	Recommendation and Appointment	Onboarding

The NCG Committee reviews candidates identified by independent Directors; an independent search firm; associates and management; shareholders; and self-recommendations, among other sources.
The NCG Committee considers the candidate’s qualifications and attributes in light of Board needs; due diligence research conducted on the candidate; the candidate’s independence; input from other Directors following interviews with the candidate; and the candidate’s other commitments.
Upon recommendation of the NCG Committee, the Board determines whether to appoint the candidate and optimal committee placement.
Regions’ comprehensive onboarding program involves a combination of presentations, meetings with management, and Director mentorship.
The onboarding process is more fully described in the Director Onboarding and Education section.

DIRECTOR ONBOARDING AND EDUCATION
Our Board recognizes that Director onboarding and ongoing education programs are essential to Board effectiveness. Regions’ codified Director Onboarding and Ongoing Education Program, which is reviewed annually by the NCG Committee, combines structured onboarding for new Directors with year‑round education tailored to the oversight demands of a complex financial institution. In 2025, the NCG Committee approved an enhanced Director Onboarding and Ongoing Education Program document that better reflects best practices and improves clarity around Director education expectations, as well as codifies the NCG Committee’s long-standing practice of tracking individual Directors’ completed education.

Regions’ Board maintains a codified Director Onboarding and Ongoing Education Program that supports Director readiness to oversee the strategy, operations, risks, and governance of a complex financial institution.

Onboarding
Regions’ comprehensive onboarding program is designed to help new Directors become effective contributors to the Board’s oversight responsibilities quickly and confidently. The program begins with onboarding activities and includes a thorough orientation process that acclimates new Directors to Regions, the Board, its committees, and management. Director onboarding involves a combination of written materials, presentations, and meetings with members of the Board, management, and other appropriate associates, and continues over an extended period of time. Topics for orientation are tailored to areas material to the Company’s business and include an in-depth review of Regions’ strategic plan and business model, financial performance, capital planning, regulatory obligations, and enterprise risk management framework, as well as detailed committee-specific training. New Directors are also assigned a seasoned Director mentor who provides context, background, and practical insight into Board processes, culture, and expectations.
In addition, new Directors typically serve on either the Risk Committee or the Audit Committee, where they gain early exposure to the Company’s financial reporting, capital, liquidity, regulatory, and risk oversight responsibilities. When assigned to a new committee, existing Directors are provided with committee-specific training similar to that given to new Directors, so that the new committee member is up to speed on committee matters.
Ongoing Education
Regions’ Director education program is designed to keep Directors current and effective on matters relevant to their responsibilities as members of the Regions Board. Education occurs throughout the year and is integrated with Board and committee agendas, combining in‑house briefings by management and internal subject‑matter experts with periodic presentations by external experts, including tabletop exercises. Core areas include complex products and lines of business; significant risks and compliance; legal, regulatory, and supervisory developments (including Directors’ fiduciary duties); cyber and information security (including AI); corporate governance practices; and industry trends. In addition, the Board receives a dedicated annual compliance training session, with ad‑hoc compliance trainings as appropriate. Directors are further

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CORPORATE GOVERNANCE
encouraged to participate in external conferences and on‑demand programs that deepen their understanding of the financial services industry and Board responsibilities, and Directors also receive periodic written education materials between meetings.
To promote accountability and continuous improvement, Director education, both internal and external, is tracked and reported, and a year‑to‑date education log is provided to the NCG Committee during each meeting cycle as part of its responsibility for monitoring orientation and continuing education.
BOARD EVALUATIONS
Each year the NCG Committee oversees the self-evaluation process for our Board, its committees, and individual Directors. This process ensures the Board and its committees are functioning effectively to create shared value for the Company’s stakeholders and is one of several inputs the Board considers when forming the slate of Director nominees for each annual meeting.
Regions’ Board views meaningful annual self‑evaluation as an essential component of maintaining an engaged, independent, and high‑performing Board. Our evaluation process combines electronic questionnaires, one‑on‑one Director discussions, and facilitated group conversations, supported by a third‑party board advisory service that compiles and analyzes feedback. This modernized, multi‑layered approach produces constructive and actionable insights that inform Board refreshment, strengthen Board dynamics, and drive continuous improvement in how the Board and its committees operate.
The following chart further describes the Board’s self-evaluation process:

Continually Enhanced Self-Evaluations
Before each annual self-evaluation, the NCG Committee considers enhancements to ensure continued effectiveness and incorporate prior-year feedback. In 2024, the NCG Committee enhanced the process by adopting an electronic questionnaire and third-party analysis. In 2025, based on Director feedback, the NCG Committee added additional open-ended questions to elicit deeper commentary.

Electronic Evaluation Questionnaire
Directors complete an electronic questionnaire assessing Board and committee effectiveness across categories such as ethics and accountability; composition, refreshment, and culture; meetings and administration; the Board’s independence and relationship to management; oversight of strategy; risk management oversight; succession planning and human capital management; industry knowledge; and Committee responsibilities.

Detailed Reporting and Analysis
A third-party board advisory firm compiles and analyzes responses and provides a confidential report, which is provided to all Directors in advance of the evaluation discussions and includes heat maps, priority graphs, a SWOT analysis, and other graphics to assist in the Directors’ assessment of Board effectiveness.

One-on-One Discussions
The Lead Independent Director conducts one‑on‑one discussions with each Director to gather candid feedback. Committee Chairs also hold individual discussions with members of their committees, with summary themes shared with the full Board as appropriate.

Committee and Full Board Discussions	Committee‑level discussions inform the full Board’s self‑evaluation, with the Lead Independent Director facilitating the Board discussion.

Focus on Outcomes
The NCG Committee and Lead Independent Director monitor relevant follow-up actions. In 2025, as a direct result of the self-evaluation process, management streamlined Board materials to ensure Directors have all the relevant information necessary to support their oversight responsibilities.

Ongoing Evaluations
Directors are encouraged to raise any topics related to the self-evaluation with the Chair of the NCG Committee, the Chair of an applicable committee, the Lead Independent Director, or with the whole Board, as appropriate, at any time.

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CORPORATE GOVERNANCE
Board Leadership, Independence, and Committee Structure
Regions’ Board is designed for effectiveness and independent oversight through a leadership structure tailored to the Company’s needs, rigorous independence standards, and a committee structure that focuses on each committee’s core responsibilities, while maintaining coordinated oversight. Each year, the Board evaluates its structure based on the requirements of the NYSE listing standards, our Corporate Governance Principles, shareholder expectations, and an assessment of current needs. As a result, our Board structure combines an experienced Board Chair with a Lead Independent Director who has strong oversight responsibilities, and five standing committees composed entirely of independent Directors with a broad range of characteristics, backgrounds, and experiences. This framework, together with the Board’s annual independence determinations and clearly defined committee charters, supports independent oversight, informed decision‑making, and accountability to shareholders.
BOARD LEADERSHIP STRUCTURE
The Board carefully considers its leadership structure each year in consultation with the NCG Committee as part of its ongoing refreshment and succession planning process. We have not adopted a policy mandating the separation of the Chair and CEO positions. Rather, the Board believes that its leadership structure should be flexible based on its evaluation of the best interests of Regions and our stakeholders at any given time. Consistent with this approach, the Board’s risk oversight framework, as described in the Board Oversight Responsibilities section, supports effective performance under the current leadership structure.
After undertaking an evaluation of the present needs of the Company in light of the Board’s commitment to maintaining robust independent leadership, the Board continues to believe that the Company’s interests are best served at this time by John Turner, its CEO, serving as Chair of the Board and Ruth Ann Marshall serving as Lead Independent Director.
Elements Considered When Evaluating the Board’s Leadership Structure

Comprehensive Corporate Governance Principles that Promote Independent Board Oversight	Corporate Governance Trends Regarding Board Leadership Structure, Particularly Among Peers	Independence of Directors and Standing Committee Chairs and Members	Robust Responsibilities of the Lead Independent Director	Shareholder Input through Engagement, Voting Policies, and Voting Results

Why This Structure Fits Regions Today
This leadership structure is a beneficial and effective option for the Company at this time because it capitalizes on Mr. Turner’s deep knowledge of the Company’s operations, risks, and strategy, as well as his over seven years of experience on the Board, to provide a critical link between the Board’s oversight and the day-to-day operations of the Company. This continuity allows management and the Board to function efficiently and to collaborate in fulfilling the Company’s goals and strategies. The Company also benefits from Ms. Marshall’s extensive Board experience and record of leadership, both on the Board as Chair of the NCG Committee and Lead Independent Director, and from her external experiences. Ms. Marshall’s long tenure as a senior executive in the financial services industry has provided her with a considerable understanding of issues unique to financial institutions and positions her as a well-qualified, well-informed choice for Lead Independent Director.
Lead Independent Director Responsibilities
Our Corporate Governance Principles assign robust duties and responsibilities to the Lead Independent Director, which facilitate independent oversight of management and clear accountability to Regions’ stakeholders. The following describes the Lead Independent Director’s key responsibilities:
◼Presides at Board meetings when the Board Chair is not present
◼Chairs the Executive Committee of the Board
◼Regularly communicates with and provides guidance to the CEO on a variety of issues, including business strategy and succession planning
◼Establishes the agenda for and presides at executive sessions of the Board’s independent Directors

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CORPORATE GOVERNANCE
◼Reviews and approves meeting agendas for the Board and its committees, in consultation with the Board Chair
◼Maintains close contact with the chair of each standing committee of the Board and serves as a non-voting ex-officio participant on each committee where they are not a member
◼Requests input from other independent Directors on Board agenda items
◼Monitors Board discussions to ensure that they demonstrate an effective challenge of management
◼Coordinates with the Board Chair on Director development and education
◼Acts as a liaison and facilitates communication among independent Directors
◼Provides leadership to the Board in a time of emergency or crisis, in the absence of or in coordination with the Board Chair
◼Acts as a sounding board and advisor to the Board Chair
◼If requested by major shareholders or regulators, ensures they are available for consultation and direct communication, and represents the independent Directors with other stakeholders when necessary
◼In addition to ongoing discussions throughout the year, conducts formal one-on-one discussions as part of the annual Director self-evaluation process
DIRECTOR INDEPENDENCE
Our Board is committed to maintaining objective, independent oversight of management in upholding its responsibilities to our shareholders and in carrying out the strategic objectives of Regions. The value we place on the independence of our Directors is reflected in our corporate governance documents, Board committee charters, annual independence review of our Board members, and the strong, independent leadership of our Lead Independent Director.
The Board, on an annual basis, affirmatively determines the independence of each Director and nominee for election as a Director by applying the NYSE’s listing standards and the standards set forth in our Corporate Governance Principles. For a Director to be considered an “independent director” under the NYSE’s listing standards, our Board must make an affirmative determination that such Director does not have a “material relationship” with Regions (either directly or as a partner, shareholder, or officer of an organization that has a relationship with Regions). The NYSE’s listing standards also include bright-line tests that preclude a determination of independence. To aid in conducting this evaluation, our Corporate Governance Principles describe relationships and transactions involving Regions that, in the absence of unusual facts and circumstances, are presumptively not material for independence purposes in that they would not impair a Director’s exercise of independent judgment or compromise the oversight role that an independent Director is expected to perform for the Company.
Pursuant to our Corporate Governance Principles, a majority of our Board must be independent. In addition, in accordance with our Board committee charters and applicable law, members of the Audit Committee, the CHR Committee, and the NCG Committee must meet the independence requirements of the NYSE and the SEC, as well as any other applicable laws, rules, and regulations governing independence. Pursuant to the charters of the Risk Committee and the Technology Committee, the members of such committees must also qualify as independent under the NYSE’s listing standards and other applicable laws, rules, and regulations governing independence.
Board Independence Determinations
In February 2026, the Board and NCG Committee conducted their annual review of each Director’s independence. The Board, based upon the recommendation of the NCG Committee, affirmatively determined that each Director is an independent Director, other than John M. Turner, Jr., Regions’ Chairman, President and CEO. Accordingly, all members of the Audit Committee, the CHR Committee, the NCG Committee, the Risk Committee, and the Technology Committee are independent directors within the meaning of the listing standards of the NYSE. The following current Directors have been affirmatively determined by the Board to be independent: Mark A. Crosswhite; Noopur Davis; Zhanna Golodryga; J. Thomas Hill; Roger W. Jenkins; Joia M. Johnson; Ruth Ann Marshall; James T. Prokopanko; Alison S. Rand; William C. Rhodes, III; Lee J. Styslinger, III; José S. Suquet; and Timothy Vines. Director Turner is employed by Regions. Therefore, under the NYSE bright-line “material relationship” tests, he was determined not to be independent. As such, he is not considered in the remaining independence determinations that follow.
Transactions With Directors
The following chart reflects transactions and relationships, as applicable, between Regions and:

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CORPORATE GOVERNANCE
◼our non-management Directors or their immediate family members;
◼a company or charitable organization of which the non-management Director or the Director’s immediate family member is, or was during 2025, a partner, officer, or employee; or
◼a company in which the non-management Director or the Director’s immediate family member holds a significant ownership position.
All of these transactions were considered by our Board in making its determination with respect to each of our non-management Directors’ independence. In each case, the Board concluded that, in light of the applicable independence standards of the NYSE and the description of relationships and transactions contained in the Corporate Governance Principles, such relationships would not be considered to impair any of these Directors’ individual exercise of independent judgment or compromise the oversight role that an independent Director of Regions is expected to perform, and therefore, are not material.

	“Ordinary Course” Customer Relationships (1)	Loans or Extensions of Credit (2)	Charitable Contributions (3)	Other Relationships (4)	Family Relationships (5)

Mark A. Crosswhite	■	■	■	■	None
Noopur Davis	None	None	None	■	None
Zhanna Golodryga	■	None	None	None	None
J. Thomas Hill	■	None	■	■	None
Roger W Jenkins	■	■	■	None	None
Joia M. Johnson	None	None	■	■	None
Ruth Ann Marshall	■	None	None	■	None
James T. Prokopanko	None	None	None	■	None
Alison S. Rand	None	None	■	None	None
William C. Rhodes, III	None	None	■	■	None
Lee J. Styslinger, III	■	■	■	■	None
José S. Suquet	None	None	None	None	None
Timothy Vines	■	■	■	■	None
(1)“Ordinary Course” customer relationships are transactions or relationships with Regions or its subsidiaries, such as deposit, brokerage, trust, or other financial services relationships in the ordinary course of Regions’ banking and/or brokerage business, that are established and administered on terms and conditions no more favorable than those afforded to any similarly situated customer.
(2)Includes a loan or extension of credit, including credit card accounts, that was made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with unaffiliated persons; involves no more than the normal risk of collectability; and presents no other unfavorable features.
(3)Directors serve solely as a member of the board of directors of a charitable organization to which Regions or its subsidiaries made charitable contributions of less than the greater of $1 million or 2% of such organization’s consolidated gross revenues.
(4)Other relationships include:
(a)service by Director Styslinger as an advisor to the board of directors of Workday (Regions engaged Workday for services in 2025);
(b)service as only a director by: Directors Johnson and Marshall (before her retirement from its board in 2025) at Global Payments, Inc. (in January 2026, Regions announced a collaboration with Worldpay, a Global Payments company, to support Regions’ business clients); and Directors Johnson, Marshall, Prokopanko, and Styslinger at companies that, along with certain of their subsidiaries, are customers of Regions for typical commercial banking products and services in the ordinary course of business pursuant to our customary terms and conditions;
(c)Regions’ arm’s-length business relationships with companies that conduct ordinary course and customary business with Regions: Comcast Cable, for whom Director Davis serves as a non-executive officer; Vulcan Materials Company, for whom Director Hill served as Chairman and CEO in 2025; AutoZone, for whom Director Rhodes served as Executive Chairman in 2025; Altec Inc., in which Director Styslinger holds a significant ownership percentage; and Blue Cross and Blue Shield of Alabama (“BCBSAL”), for whom Director Vines serves as an executive officer;
(d)Regions’ ordinary-course employment relationship, in a capacity other than as an executive officer, with an immediate family member of Director Crosswhite; and
(e)Directors Hill, Prokopanko, and Styslinger’s common service on the board of Vulcan Materials Company, where Director Hill also serves as an executive officer; and Directors Johnson and Marshall’s common service on the board of Global Payments Inc. (Director Marshall retired from the board of Global Payments Inc. in 2025).
(5)No immediate family relationship exists between any of our Directors or executive officers and any other Directors or executive officers.

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CORPORATE GOVERNANCE
Additional Determinations Made By The Board
The Board has affirmatively determined that each of Directors Rand, Rhodes, Suquet, and Vines satisfies the definition of an “audit committee financial expert” set out in Item 407(d) of Regulation S-K under the Exchange Act, that each member of the Audit Committee continues to qualify for membership on the Audit Committee under SEC rules and the NYSE’s listing standards, and that each member of the Audit Committee is “independent” under the NYSE’s listing standards, including the heightened independence requirements of Exchange Act Rule 10A-3. Additionally, each of Directors Rand, Rhodes, Suquet, and Vines has “accounting or related financial management expertise” as described in Section 303A.07 of the NYSE’s Listed Company Manual, and banking or related financial management expertise as defined by the Federal Deposit Insurance Corporation Improvement Act of 1991.
In addition, the Board has determined that each member of the CHR Committee satisfies the heightened independence tests required by the NYSE’s listing standards and qualifies as a “non-employee director” for purposes of Section 16b-3 of the Exchange Act. The Board has also determined that Director Suquet is a “risk management expert” as defined by Regulation YY, which implements certain of the enhanced prudential standards mandated by Section 165 of the Dodd-Frank Act. Lastly, all members of Regions’ standing committees satisfy the independence tests promulgated by the NYSE.

36	Regions Financial Corporation | 2026 Proxy Statement

CORPORATE GOVERNANCE
COMMITTEES OF THE BOARD OF DIRECTORS

Each of the Board’s standing committees meets on at least a quarterly basis and operates under separate written charters approved by the Board annually. Each standing committee reviews and reassesses its charter on an annual basis to ensure alignment with evolving regulatory expectations, as well as Regions’ mission, vision, and strategic priorities. Each committee may form, and delegate authority to, subcommittees or, alternatively, to one or more committee members. Our By-Laws also authorize the Board to create other committees as needed.
The Board has also established an Executive Committee, which has the authority and responsibility to exercise, during the intervals between meetings of the Board, all the powers and authority of the Board in its oversight of the business and affairs of the Company, to the extent permitted by applicable law and the Company’s By-Laws. The members of the Board’s Executive Committee are the Lead Independent Director, each of the standing committee Chairs, and the CEO. The Executive Committee meets on an as-needed basis.
The charters for the five standing committees, as well as for the Executive Committee, are available on our website at ir.regions.com/governance.
Our Board has established the following five standing committees: ◼Audit Committee ◼CHR Committee ◼NCG Committee ◼Risk Committee ◼Technology Committee
Cross-committee membership is a consideration when the NCG Committee recommends committee member assignments to the Board, and all independent Directors serve on multiple committees. The Lead Independent Director serves as a non-voting ex-officio participant of each standing committee on which she is not a member and attends the majority of those committee meetings. All Directors have access to all committee materials and are invited to attend all committee meetings, regardless of their committee membership.

All five standing committees—not just those mandated by regulation or listing standards—are fully comprised of independent Directors.
The following table indicates the current members and Chairs of each of the Board’s committees:

Committees
Director Name	Audit	CHR	NCG	Risk	Technology	Executive
Mark A. Crosswhite	◼		◼
Noopur Davis				◼	◼
Zhanna Golodryga				◼	◼	◼
J. Thomas Hill		◼	◼
Roger W. Jenkins				◼	◼
Joia M. Johnson		◼	◼			◼
Ruth Ann Marshall ☆	◻	◼	◼	◻	◻	◼
James T. Prokopanko			◼	◼		◼
Alison S. Rand $	◼				◼
William C. Rhodes, III $	◼	◼
Lee J. Styslinger, III				◼	◼
José S. Suquet $ ▲	◼			◼		◼
John M. Turner, Jr. ★						◼
Timothy Vines $	◼	◼

◼	Committee Chair	◼	Committee Member	$	Financial Expert	▲	Risk Management Expert
★	Chair of the Board	☆	Lead Independent Director	◻	Non-Voting Ex-Officio Participant

Regions Financial Corporation | 2026 Proxy Statement	37

CORPORATE GOVERNANCE
AUDIT COMMITTEE

Message from the Audit Committee Chair

In 2025, the Audit Committee remained focused on its core responsibility of overseeing Regions’ financial reporting and internal control environment, including the integrity of the Company’s financial statements and the effectiveness of our internal accounting processes. Throughout the year, I met regularly with Internal Audit leadership, senior executives, and our independent auditing firm to discuss audit plans, preview materials, and better understand the scope and results of audit activities across the Company. Our oversight also included monitoring the implementation of the new Global Internal Audit Standards and evaluating their impact on our Internal Audit function.
Committee members also participated in a series of Board‑level education sessions designed to keep Directors informed on current and emerging issues affecting financial institutions. These sessions covered developments in the banking industry, balance sheet hedging practices, cybersecurity and information‑security risks, and the regulatory landscape (including Regulation O and BSA/AML/OFAC). The Committee also maintained consistent attention on critical accounting estimates, such as the allowance for credit losses, fair value measurements, goodwill, residential mortgage servicing rights, and income taxes, and the judgments underlying these determinations.
The Audit Committee continues to benefit from the significant expertise of its members. Alison and Bill bring deep financial and accounting experience, while Mark, Bill, and Tim contribute valuable perspectives from their service as chief executives. Together, their collective knowledge strengthens the Committee’s ability to provide rigorous oversight of Regions’ financial reporting and audit processes. This experience, combined with our ongoing engagement with management and our auditors, helps ensure the Company remains well positioned to manage evolving risks and regulatory expectations in 2026 and beyond.
José Suquet
Audit Committee Chair

ADDITIONAL COMMITTEE MEMBERS: Mark Crosswhite Alison Rand Bill Rhodes Tim Vines MEETINGS IN 2025: 9 (plus 1 joint meeting with the Risk Committee) The Audit Committee Report can be found on page 107.

Key Responsibilities

◼Assist and advise the Board in monitoring:
◻Integrity of the Company’s financial statements and the financial reporting process, including matters relating to internal accounting and financial controls
◻Independent auditor’s qualifications and independence
◻Performance of the Company’s internal audit function and independent auditor
◻Compliance with legal and regulatory requirements
◼Appoint, retain, or replace, and oversee the work and compensation of the independent auditor
◼Oversee, review, and evaluate the Company’s relationship with the independent auditor and the independent auditor’s performance and independence
◼Consider whether, in order to assure continuing auditor independence, there should be regular rotation of the independent auditor
◼Pre-approve all auditing services and, subject to certain de minimis exceptions, permitted non-audit services to be performed by the independent auditor
◼In coordination with the Risk Committee, discuss with management the Company’s major financial risk exposures and steps management has taken to monitor and control such exposures
◼Review and discuss financial statements and disclosures that will be filed with the SEC and related matters and judgments
◼Review and discuss non-GAAP treatment of financial information and the use of such treatment with management
◼Oversee the Company’s internal audit function, including its planned activities, results of completed activities, budget, and staffing

38	Regions Financial Corporation | 2026 Proxy Statement

CORPORATE GOVERNANCE
COMPENSATION AND HUMAN RESOURCES COMMITTEE

Message from the CHR Committee Chair

I was honored to serve as Chair of the Compensation and Human Resources Committee in 2025, a year that called for thoughtful judgment as we oversaw compensation and human capital matters. Early in the year, we reviewed and refined the Executive Incentive Plan and Long Term Incentive Plan designs and certified performance results from the prior cycle. We also oversaw Say-on-Pay and the development of the new Long Term Incentive Plan, both of which received “FOR” recommendations from our proxy advisors—a meaningful signal of confidence in our approach and alignment with shareholders.
Throughout the year, we continued monitoring performance under both incentive plans and reviewed succession planning, equity utilization, and benchmarking peer groups to ensure competitiveness heading into 2026. We also approved updates to key compensation and human capital policies, including enhancements to the Code of Conduct and recoupment‑related documents, to strengthen clarity and keep pace with evolving expectations.
Human capital remained central to our mandate, and we received valuable updates on talent acquisition, talent management, and learning and development as Regions continues investing in its people and culture. We also reviewed shareholder engagement insights that will help shape our priorities for 2026. I’m grateful for the dedication and perspective each Committee member brought to our work this year and for their commitment to ensuring that our compensation and human capital programs support Regions’ long-term strategy.
Joia Johnson
CHR Committee Chair

ADDITIONAL COMMITTEE MEMBERS:
Tom Hill
Ruth Ann Marshall
Bill Rhodes
Tim Vines
MEETINGS IN 2025:
6 (plus 1 joint meeting with the Risk Committee)
The CHR Committee Report can be found on page 103.
As permitted by its charter, the CHR Committee has delegated certain responsibilities relating to the management and administration of the Company’s employee benefit plans to management’s Benefits Management and Human Resources Committee. Further, the CHR Committee has delegated to the CEO authority to determine and approve annual grants to key associates (other than Section 16 officers) under the Long Term Incentive Plan, subject to annual grant program guidelines.

Key Responsibilities

◼Oversee the establishment, maintenance, and administration of the Company’s compensation plans and programs
◼Approve the Company’s overall compensation philosophy
◼Monitor the alignment of the Company’s plans and programs with the Company’s strategic and financial objectives and the risk appetite and tolerances established by the Board
◼Review and approve all Company goals and objectives relevant to the CEO’s compensation and evaluate the CEO’s performance in light of those goals and objectives
◼Determine and approve the CEO’s compensation and, in consultation with the CEO, the compensation of the executive officers and certain other senior officers
◼Establish and administer corporate performance goals and certify when such performance goals have been attained
◼Review and approve any proposed employment agreement with, or new hire award or payment to, any prospective or current executive officer; and any severance; change-in-control; or similar termination agreement, award, or payment proposed to be made to any current or former executive officer
◼In consultation with the Risk Committee, ensure that the compensation and incentives granted to the Chief Risk Officer are consistent with providing an objective assessment of the risks taken by the Company
◼Approve any new equity compensation plan or any material change to an existing plan where shareholder approval is not required
◼Review and make recommendations to the Board as to the form and amount of Director compensation and the Directors’ stock ownership guidelines
◼Oversee the Company’s human capital management
◼Review and oversee management succession, including overseeing CEO succession planning, with input from the NCG Committee as appropriate
◼Oversee corporate culture with a focus on (i) aligning culture and human capital management with the Company’s corporate strategy and (ii) ensuring that management’s efforts and programs foster and support a company-wide culture of ethical decision-making
◼Oversee the Company’s Code of Business Conduct and Ethics and any other programs related to ethics, business conduct, or conflicts of interest

Regions Financial Corporation | 2026 Proxy Statement	39

CORPORATE GOVERNANCE
NOMINATING AND CORPORATE GOVERNANCE COMMITTEE

Message from the NCG Committee Chair

The past year required the Nominating and Corporate Governance Committee to navigate a rapidly evolving governance environment marked by heightened scrutiny, regulatory uncertainty, and shifting shareholder priorities. Against this backdrop, the Committee focused on exercising informed judgment and ensuring that Regions’ governance practices, Board composition, and disclosures remain aligned with the Company’s strategy and long‑term interests of our shareholders.
A central priority throughout the year was thoughtful stewardship of Board composition and effectiveness. The Committee continued its intentional approach to Board refreshment and oversight, including the recent addition of Roger Jenkins, whose experience and perspectives have further strengthened the Board. We also advanced enhancements to the Board and Committee self‑evaluation process, building on last year’s transition to electronic questionnaires to promote more constructive dialogue and actionable insights.
In parallel, the Committee devoted significant attention to governance‑related disclosure and shareholder engagement amid a dynamic proxy and regulatory landscape. This included overseeing revisions to governing documents in response to shareholder proposals, guiding management’s engagement with shareholders on governance matters, and supporting preparation for a complex proxy season involving multiple management and shareholder proposals. As governance expectations continue to evolve, the Committee remains focused on maintaining a transparent, resilient governance framework that supports effective oversight and long‑term value creation.
Ruth Ann Marshall
NCG Committee Chair

ADDITIONAL COMMITTEE MEMBERS: Mark Crosswhite Tom Hill Joia Johnson Jim Prokopanko MEETINGS IN 2025: 5

Key Responsibilities

◼Assist and advise the Board in:
◻Identifying, considering, and evaluating individuals qualified to become Board members
◻Establishing and maintaining effective corporate governance policies and practices, including developing and recommending to the Board a set of corporate governance principles applicable to the Company
◻Exercising general oversight with respect to corporate governance
◻Leading the Board and committees in overseeing the Company’s practices related to corporate responsibility
◻Overseeing the Board’s Director succession planning process
◼Oversee the Company’s and Directors’ engagement with institutional shareholders, proxy advisors, and other interested parties and assess feedback with respect to corporate governance, corporate responsibility, and related matters
◼Periodically assess the Board’s leadership structure, including why the Board’s leadership structure is appropriate, taking into consideration the specific characteristics or circumstances of the Company
◼Monitor Directors’ service on other boards to ensure that each Director has adequate time to appropriately serve on Regions’ Board
◼Review, assess, and monitor compliance with the Company’s Corporate Governance Principles
◼Monitor the orientation and continuing education program for Directors
◼Oversee the Company’s corporate responsibility practices and reporting, including reviewing the Company’s corporate responsibility strategy, initiatives, and policies and receiving updates from members of management responsible for those activities
◼Facilitate and oversee the Board’s self-evaluation process
◼Oversee the Company’s corporate governance policies, including the Certificate of Incorporation, By-Laws, and other documents and policies in the Company’s corporate governance framework
◼Review shareholder proposals and any Board response

40	Regions Financial Corporation | 2026 Proxy Statement

CORPORATE GOVERNANCE
RISK COMMITTEE

Message from the Risk Committee Chair

Throughout 2025, the Risk Committee continued to oversee management’s advancement of Regions’ strong risk management culture and the proactive identification and management of key risks in a highly dynamic environment. During 2025, the Risk Committee effectively monitored parameters and tolerances for risk-taking by the Company to ensure we remain in alignment with our established risk appetite. Despite global volatility, the Risk Committee provided oversight of management to ensure Regions effectively managed the risks within our control. The Risk Committee continued to provide oversight of credit risk in response to economic headwinds, particularly for portfolios of heightened risk, and monitored capital adequacy, enterprise compliance, cybersecurity and financial crimes (including fraud and BSA/AML/OFAC), and the overall internal control environment. While the regulatory environment continues to evolve, the Risk Committee supported management in continuing to do what is right for our customers and shareholders, in line with our mission and vision.
Notwithstanding these significant risks, the Risk Committee also effectively monitored other key risks to the Company, including, among others, evolving regulations, core infrastructure modernization, security, asset/liability management, business resilience, model performance (including generative AI), customer complaints, and third-party risk management.
The Risk Committee will continue to work with management and outside experts with the goal of ensuring prudent and effective risk oversight within the fast-paced and ever-changing financial services industry.
Jim Prokopanko
Risk Committee Chair

ADDITIONAL COMMITTEE MEMBERS:
Noopur Davis
Zhanna Golodryga
Roger Jenkins
Lee Styslinger
José Suquet
MEETINGS IN 2025:
4 (plus 1 joint meeting with the Audit Committee and 1 joint meeting with the CHR Committee)

Key Responsibilities

◼Oversee the Company’s enterprise-wide risk management framework, including policies, strategies, and systems established by management to identify, measure, mitigate, monitor, and report major risks, including emerging risks and other enterprise risks
◼Establish the Board’s risk appetite, which describes how much risk the Company is willing to take, and monitor the Company’s performance against risk appetite to ensure it is operating within these approved risk tolerances
◼Approve, at least annually, the contingency funding plan that sets out the Company’s strategies for addressing liquidity needs during liquidity stress events
◼Oversee the Company’s credit risk rating system and approaches to asset/liability management, including trading and derivatives activities
◼Oversee the Company’s Credit Risk Review function, including approving the appointment of the Director of Credit Risk Review and reviewing their performance and compensation
◼Supervise the Company’s efforts to address operational risk, which include information technology/security activities, disaster recovery, business resiliency, crisis management, and third-party risk management
◼Monitor and oversee the Company’s compliance risk program, including BSA/AML/OFAC activities, and compliance with other legal and regulatory obligations
◼In coordination with the CHR Committee, ensure that the compensation of the Chief Risk Officer is consistent with providing an objective assessment of the risks taken by the Company

Regions Financial Corporation | 2026 Proxy Statement	41

CORPORATE GOVERNANCE
TECHNOLOGY COMMITTEE

Message from the Technology Committee Chair

Throughout 2025, the Technology Committee continued its oversight of Regions’ enterprise-wide modernization and transformation initiatives, maintaining strong alignment between technology priorities and business strategy. As our organization advances its digital capabilities, the Committee remained focused on understanding emerging technology trends and assessing their potential impact on Regions’ operations, competitiveness, and long-term growth.
Over the past year, the Committee supported the ongoing efforts of the Transformation Office, the Technology group, and the business segments to drive progress across core deposits and lending modernization, omnichannel delivery, personalization, and other innovation programs essential to delivering improved customer and business outcomes. In connection with these initiatives, the Committee reviewed and approved associated investments, monitored resource allocation, and provided guidance on the Company’s change management efforts. Working closely with the Risk Committee, we continued our oversight of information technology and security activities, including cybersecurity, data privacy, and the evolving landscape of digital risk.
The Committee also monitored management’s deployment of generative AI, including the foundational controls designed to protect the Bank and the progression of priority use cases across the Company. We reviewed updates on program milestones, timelines, and safeguards to help ensure AI is introduced in a responsible, risk‑aligned manner.
In 2026, our focus remains consistent: providing oversight and insight into the role of technology as a strategic enabler for Regions, ensuring disciplined execution of transformation initiatives, and supporting the Company’s continued progress in building a modern, resilient, and customer-centric technology foundation.
Zhanna Golodryga
Technology Committee Chair

ADDITIONAL COMMITTEE MEMBERS: Noopur Davis Roger Jenkins Alison Rand Lee Styslinger MEETINGS IN 2025: 5

Key Responsibilities

◼Oversee the role of technology in executing the Company’s business strategy, including with respect to the Company’s operations, performance, innovation, management’s activities, and related communications
◼Monitor the technology expenditures of the Company and its business segments
◼Supervise significant technology investments in support of the Company’s technology strategy and operations
◼Monitor technological, digital, and commercial innovation in the Company’s industry and the Company’s related growth and competitive position
◼Oversee the Company’s innovation and technology acquisition processes
◼Review critical technology, data and analytics, and digital programs and projects with business and information technology personnel to understand the functionality, quality, business benefits, and customer adoption
◼Supervise the Company’s culture and talent strategy related to technological and digital transformation
◼Monitor and oversee the Company’s technology operations including, among other things, software development project performance, technical operations performance, technology architecture, quality of digital products and services, significant technology investments, and information technology/security activities
◼Coordinate with the Risk Committee on risk assessment and management associated with technology-related strategic investments, major technology vendor relationships, and risks associated with information technology and security activities, including cybersecurity and data privacy

42	Regions Financial Corporation | 2026 Proxy Statement

CORPORATE GOVERNANCE
BOARD MEETINGS AND ATTENDANCE
Board And Committee Meetings In 2025
Regular meetings of the Board and its committees are held throughout the year, with additional special meetings convened as needed. Certain committees, including the Audit and Risk Committees and the Risk and CHR Committees, also hold joint meetings to address overlapping topics efficiently. Pursuant to our Corporate Governance Principles, Directors have full access to the Company’s management and associates, and committee Chairs typically meet with management in advance of regular meetings to review materials and key discussion items. Directors may also request additional information or meet with management between meetings to support their oversight responsibilities.
The following table shows the number of Board and committee meetings held in 2025:

Committee	Meetings Held (#)

Board of Directors	9
Audit Committee	9
CHR Committee	6
NCG Committee	5
Risk Committee	4
Technology Committee	5
Joint Meeting of Audit Committee and Risk Committee (1)	1
Joint Meeting of CHR Committee and Risk Committee (2)	1
Total Board and Committee Meetings Held in 2025	40
(1)Held in lieu of one regularly scheduled quarterly meeting of each of the Audit Committee and the Risk Committee.
(2)Held in addition to the regularly scheduled quarterly meetings of both the CHR Committee and the Risk Committee.
Meetings Of Independent Directors
The independent Directors meet in an executive session at each regular in-person meeting of the Board and may do so during virtual Board meetings as needed. Director Marshall presided over all executive sessions of the independent Directors during 2025, except for one such executive session over which Director Hill presided in her absence.
Each standing committee also typically meets in executive session, presided over by its Chair, at regular in‑person meetings and may do so during virtual committee meetings.
Director Attendance At Board And Committee Meetings
Pursuant to Regions’ Corporate Governance Principles, Directors are expected to attend and participate in all Board meetings and meetings of committees on which they serve. Directors are also expected to be available for consultation with management as requested from time to time. In 2025, all incumbent Directors then in office attended at least 75% of the aggregate number of meetings held by the Board and by committees of which they were members.

Incumbent Directors’ attendance at Board and committee meetings averaged approximately 95% in 2025.
Director Marshall, as the Lead Independent Director, is a non-voting ex-officio participant of each standing committee on which she is not a member and attended a substantial majority of all committee meetings held in 2025.
Director Attendance At The Annual Meeting
As stated in Regions’ Corporate Governance Principles, Directors are expected to attend all meetings of shareholders. All incumbent Directors then in office attended the 2025 Annual Meeting of Shareholders.

Regions Financial Corporation | 2026 Proxy Statement	43

CORPORATE GOVERNANCE
LIMITATIONS ON OTHER BOARD SERVICE
The Board has adopted restrictions, consistent with market standards, on the number of outside publicly traded company boards and audit committees on which Directors may serve. The Board established the following limits to ensure Directors are able to dedicate sufficient time to Regions’ Board:

Director Category	Limit on publicly traded company board and audit committee service, including Regions
All Directors	4 boards maximum
Directors holding an executive officer position	2 boards maximum
Directors serving as a board chair or lead independent director	3 boards maximum
Directors who serve on Regions’ Audit Committee	3 audit committees maximum
All 13 Director nominees are in compliance with Regions’ limitations on service on other publicly traded company boards.
The NCG Committee may grant exceptions to the limits on a case-by-case basis after determining that so serving will not impair the Director’s service on Regions’ Board in light of the Director’s other time commitments, record of attendance at Board and committee meetings, potential conflicts of interest, and other legal considerations. Throughout the year, the NCG Committee monitors the service of the Company’s Directors on boards and board committees of other companies and consults with Directors, as needed, to assess the potential impact on the individual Director’s ability to devote sufficient time and attention to their duties as a Director of Regions. Further, Regions’ Corporate Governance Principles require that Directors seek approval of the NCG Committee prior to accepting any proposed directorship on the board of any additional public company.

44	Regions Financial Corporation | 2026 Proxy Statement

CORPORATE GOVERNANCE
Board Oversight Responsibilities
Strong, transparent Board oversight is essential to earning our stakeholders’ long‑term confidence. At Regions, oversight responsibilities are clearly allocated across the Board’s committees to ensure comprehensive coverage of Regions’ strategy, risk appetite, capital planning, and control environment, along with key areas such as technology, human capital, and corporate responsibility.
BOARD OVERSIGHT FRAMEWORK
The Board is responsible for overseeing the Company’s long-term strategy, capital strength, governance framework, and the risks inherent in our business. Through the Company’s enterprise‑wide Risk Management Framework, the Board oversees the processes for evaluating the Company’s risk management, internal controls, financial reporting, cybersecurity and technology, governance practices, human capital management and compensation policies, significant corporate responsibility matters, and legal and regulatory compliance. The Board exercises these responsibilities directly and through its five standing committees, each of which has defined oversight responsibilities and reports regularly to the full Board to support monitoring of performance versus risk appetite and responsiveness to regulatory, technological, and market developments. Further information regarding each committee’s responsibilities may be found in the Committees of the Board of Directors subsection of Corporate Governance.

Board Oversight Map

Board of Directors

◼Strategic planning and objectives ◼Budget and capital planning

Board-level Committees

Risk Committee	Audit Committee	CHR Committee	NCG Committee	Technology Committee

◼Enterprise risk management framework and policies ◼Performance versus risk appetite and tolerance	◼Financial reporting ◼Internal controls ◼Independent auditor and Internal Audit function	◼Compensation plans and programs ◼Human capital management ◼Talent management and succession planning	◼Corporate governance ◼Board composition and refreshment ◼Corporate responsibility practices and disclosures	◼Information technology/security activities ◼Technology and digital transformation strategy

ENTERPRISE RISK MANAGEMENT
The Board provides the foundation for consistent and effective oversight of the risks facing Regions through the Company’s Risk Management Framework, which is approved annually by the Risk Committee and outlines how the Board, through its committees, sets risk appetite and related limits that guide the Company’s risk-taking activities. The Board annually approves the Enterprise Risk Appetite Statement, which defines the types and levels of risk the Company is willing to accept in pursuit of its strategic objectives, and monitors performance against those objectives throughout the year.
The Risk Committee oversees adherence to risk appetite and policy expectations, reviews top and emerging risks, and receives periodic reports from management on performance versus tolerance levels. The Audit Committee oversees internal controls over financial reporting, the integrity of financial disclosures, and compliance with legal and regulatory requirements. Each committee provides regular reports to the full Board to support comprehensive oversight.

Regions Financial Corporation | 2026 Proxy Statement	45

CORPORATE GOVERNANCE
STRATEGY AND CAPITAL STEWARDSHIP
The Board reviews and approves the Company’s short- and long-term strategic objectives, ensuring alignment between strategy, risk appetite, and capital planning. The Board also reviews and approves significant financial expenditures and monitors capital adequacy, liquidity, and stress testing results, integrating risk considerations into strategic and financial decision-making.
Effectively managing and deploying capital is essential to meeting our strategic and financial objectives, as well as the expectations of our stakeholders. Regions employs a robust and mature Capital Planning Process (“CPP”) that is designed to ensure capital levels are commensurate with the risk inherent in the balance sheet and sufficient to allow the Company to extend credit and meet customer needs, including in periods of severe stress. The CPP seeks to promote the efficient use of capital while maintaining a long-term approach to capital allocation and distribution consistent with stakeholders’ expectations and the Company’s strategic priorities. The Board provides oversight of CPP activities, which flow from the capital plan and Capital Policy approved by the Board each year. For more information on Regions’ Capital Planning and Stress Testing Framework, see our Annual Report on Form 10-K for the year ended December 31, 2025, as filed with the SEC.
CYBERSECURITY AND TECHNOLOGY OVERSIGHT
As a company that deals with large volumes of sensitive customer information and financial transactions, Regions treats cybersecurity risk as a key operational risk, and the oversight of cybersecurity risk is integrated into Regions’ enterprise-wide risk management framework. Regions’ system of internal controls also incorporates an organization-wide protocol for the reporting and escalation of cybersecurity matters, including to management and the Board. The Board also receives updates on the Company’s enterprise services, which includes resilience, information technology, and cybersecurity. The Board considers both business and technical resilience, cybersecurity and technological innovation, and privacy considerations, along with related risk considerations and mitigation efforts, within the Company’s strategic plan.
The Board is actively engaged in the oversight of Regions’ continuous efforts to reinforce and enhance its operational resilience and receives education on the cybersecurity landscape. The Board oversees the management of cybersecurity and related risks primarily through its Risk Committee, which annually reviews and approves the Company’s information security policy and regularly receives reports on the topic from members of management. Additionally, the Board’s Audit Committee periodically receives reports on the Information Security Program. The Board’s Technology Committee is charged with oversight of the overall role of technology in executing Regions’ business strategy and coordinates with the Risk Committee on risk assessment and risk management associated with technology-related strategic investments, major technology vendor relationships, and risks associated with information technology and security activities. The Board annually reviews the information security program and, through its various committees, is briefed at least quarterly on cybersecurity matters. In addition, our management follows a risk-based escalation process to notify the Audit Committee and Risk Committee outside of the regular reporting cycle when they identify an emerging risk or material issue. For more information on Regions’ Information Security Program and related discussion, see our Annual Report on Form 10-K for the year ended December 31, 2025, as filed with the SEC.
COMPENSATION AND HUMAN CAPITAL OVERSIGHT
The Board oversees executive compensation and broader human capital matters to align strategy, performance, culture, and long-term shareholder value. This oversight includes total rewards, corporate culture and inclusion, talent management and succession, and associate conduct, with the CHR Committee receiving regular updates regarding workforce trends, retention, culture, and regulatory developments affecting human capital management.
Management Succession Planning
Similar to Director succession planning, thoughtful management succession planning is critical to creating long-term stakeholder value; therefore, it is important that management coordinate with the Board to plan for management succession and to develop related processes. This is particularly important for CEO succession. The Board has delegated primary oversight of management succession to the CHR Committee, with input from the NCG Committee as appropriate. The CHR Committee works with the CEO to plan for CEO succession, as well as to develop plans for interim succession for the CEO in the event of an unexpected occurrence. The succession plans are updated and reported to the Board at least annually.
Relationship of Compensation Policies and Practices to Risk Management
As a foundational principle, we adhere to compensation policies and practices that simultaneously support a strong risk management culture and reward long-term value. As we describe in the CD&A, we intentionally align our compensation philosophy for all associates with how we

46	Regions Financial Corporation | 2026 Proxy Statement

CORPORATE GOVERNANCE
manage risk. Compensation plans and programs are designed, periodically reviewed, and revised by the CHR Committee and management to ensure they continue to support the long-term growth of, and the strategic direction for, the Company. The CHR Committee also monitors that these plans and programs are determined and implemented in accordance with the laws, rules, and regulations applicable to the Company.
Regions manages compensation‑related risk through a framework overseen by the CHR Committee and aligned with the Board’s defined risk appetite. The CHR Committee regularly reviews the design and operation of the Company’s incentive plans and monitors how changes in the risk environment may affect compensation practices. These reviews include consultation with senior risk managers and consideration of legal and regulatory requirements.
As described in the CD&A under Regulatory Oversight and Risk Governance, the Company follows the Federal Reserve’s incentive‑compensation guidelines and maintains a cross‑functional oversight process that evaluates incentive plans, reviews higher‑risk plans, and monitors incentive plan performance to help ensure they discourage inappropriate risk‑taking. The CD&A also includes the CRO’s annual risk assessment of the Company’s material incentive plans and the Committee’s conclusion that the risks arising from compensation plans and practices are not reasonably likely to have a material adverse effect on the Company.
The Board and CHR Committee believe this structure, together with ongoing risk reviews, internal controls, and the governance practices described in the CD&A, supports a strong risk‑management culture and aligns compensation with long‑term value creation.
CORPORATE RESPONSIBILITY
Nearly 15 years ago, Regions’ Board and leadership adopted a strategy built on a singular concept: shared value. At Regions, we focus on what best serves our customers, our associates, our communities, our shareholders, and our business. When we prioritize governing responsibly, operating efficiently, treating others with respect, and serving our communities in powerful ways, we believe that we can execute our business strategies in a way that creates greater value for everyone.
The Board is responsible for reinforcing, demonstrating, and communicating a “tone at the top” that exemplifies the Company’s shared value mission. Accordingly, the Board oversees corporate responsibility matters as part of its broader governance and risk oversight responsibilities. Oversight is allocated among committees consistent with their respective charters, and the full Board receives regular updates on material developments.

Board of Directors

Alignment of sound business strategies and prudent risk management with long-term shared value creation via the strategic planning process

Board-level Committees

NCG Committee	CHR Committee	Risk Committee	Audit Committee	Technology Committee

Strategy, initiatives, policies, practices, engagement, and disclosures on corporate responsibility matters of significance to the Company and its stakeholders	Effectiveness and continuous improvement of the Company’s human resources management function, including strategic alignment of corporate culture and human capital and talent management	Enterprise-wide risk management policies and related efforts to manage significant environmental and social risks to the Company	Functioning of the Company’s internal controls and disclosures, including those applicable to material issues related to corporate responsibility	Technology strategy, operations, investments, and progress, including culture and talent strategy related to technological and digital transformation

Regions Financial Corporation | 2026 Proxy Statement	47

CORPORATE GOVERNANCE
Our Corporate Mission
Regions’ mission is to achieve superior economic value for our shareholders over time by making life better for our customers, associates, and communities and creating shared value as we help them meet their financial goals. With that holistic perspective and our strategic priorities as guideposts, our Board oversees, through the structure described above, the policies and practices that support the delivery of shared value in the form of multiple initiatives carried out across the Company.

Customers	Associates	Communities

◼Access to alternative financial services with a pathway to becoming fully banked through the Regions Now Banking suite of products
◼Support for potential homeowners through our Affordable Mortgage products and needs-based approach
◼Experienced service as an SBA Preferred Lender
◼Dedicated customer service and Service Members and Veterans Outreach Manager for current and former members of the U.S. military and their families
◼Creation of personalized financial plans through Regions Greenprint

◼Recognition and appreciation during Evergreen Week and Frontline First Week
◼Opportunities to attend classes tuition-free using our Guild program
◼Leadership skill development for all associates through the RegionsLEADS Cornerstones of Leadership
◼Support for associate volunteerism via the Making Life Better Institute and the What a Difference a Day Makes program (paid time off for volunteer work)
◼Access to a wide range of benefits, programs, and services through our Corporate Wellbeing program, Wellbeing@Regions

◼Promotion of financial wellness via the Regions Next Step program’s free workshops and online resources
◼Grants and contributions from the Regions Foundation aimed at reducing barriers to economic success
◼Investments in debt and equity financing for community development through the Regions Community Development Corporation
◼Contributions and sponsorships by Regions Bank
◼Our annual Regions Bank CDFI Convening of CDFI leaders
◼A free learning series for nonprofit leaders, Important Insights

We believe that the most powerful way to create long-term financial value for our shareholders is by making life better for our customers, associates, and communities, and by helping them meet their financial goals and aspirations.

48	Regions Financial Corporation | 2026 Proxy Statement

CORPORATE GOVERNANCE
Shareholder Engagement and Board Responsiveness
Board effectiveness requires active engagement with shareholders to understand the perspectives that inform our governance work. Each year, Regions’ management, as well as Directors when requested, participate in a robust shareholder engagement program, meeting with institutional investors and shareholder proponents to understand their priorities. Feedback from these discussions is shared with the full Board and helps guide decisions on governance practices, disclosure enhancements, and Board‑level priorities.
SHAREHOLDER ENGAGEMENT
Regions is committed to building long-term relationships with our shareholders through constructive, ongoing, and meaningful dialogue. As part of our corporate governance shareholder engagement program, we reach out to our shareholders throughout the year in order to welcome the opportunity to engage with them and share important information around our strategies, policies, practices, and disclosures related to corporate governance, executive compensation, and corporate responsibility matters. Maintaining open dialogue underscores the importance we place on shareholder perspectives and supports effective oversight in an increasingly dynamic external environment.

Who We Engaged
◼Through direct outreach in 2025, we invited holders representing over 67% of our outstanding shares to engage with us through our corporate governance shareholder engagement program.
◼Though a number of shareholders responded indicating that they had no material feedback or concerns requiring discussion, we had live conversations during the year with holders representing approximately 13% of our outstanding shares.
◼Since 2020, we have engaged annually through our program with holders representing, on average, 20.2% of our outstanding shares.
In 2025, we invited holders representing over 67% of our outstanding shares to engage with us through our corporate governance shareholder engagement program.

What We Heard
Topics discussed in 2025 included:
◼Board and management responsiveness to shareholder proposals
◼Shareholder rights, including supermajority voting requirements and the right to call a special meeting
◼Board refreshment, skills, and composition, including annual self-evaluation process
◼Board oversight of, and strategy related to, AI and technology

What We Did
◼Adopted special meeting rights. Amended our By-Laws to provide shareholders who own 25% or more of Regions stock with the right to call a special meeting (see the Current Report on Form 8-K filed with the SEC on February 4, 2026)
◼Responded to supermajority shareholder proposal. Recommended in this proxy statement that our shareholders approve amendments to Regions’ Charter intended to strengthen shareholder rights by removing supermajority voting provisions (see Proposals 4 and 5)
◼Enhanced governance transparency. Provided additional transparency around Regions’ corporate governance practices through dialogue and enhancements to disclosures in this proxy statement

Regions Financial Corporation | 2026 Proxy Statement	49

CORPORATE GOVERNANCE
Our Year-Round Approach

Late Fall/Winter	Spring

◼The Corporate Governance, Investor Relations, and Total Rewards groups review the shareholder engagement program, incorporating shareholder feedback and process enhancements.	◼We reach out to institutional shareholders to share our annual meeting materials and invite their engagement. ◼We hold our annual meeting of shareholders.

Late Summer/Fall	Summer

◼We send engagement invitations to institutional shareholders; the Corporate Governance, Investor Relations, and Total Rewards groups meet with responding shareholders to discuss priorities and perspectives.
◼Resulting shareholder feedback is discussed with senior management, the NCG Committee, and the CHR Committee.

◼The Board reviews the Company’s corporate governance documents to ensure they reflect best practices, support the Company’s strategy, and maximize long-term shareholder value.
◼We publish our annual Shared Value Report.

Ongoing

◼We engage with shareholders to discuss issues or concerns as they arise, through direct engagement calls and at various events and conferences.
◼Our Investor Relations team and members of senior management engage with institutional investors and sell-side analysts regarding our strategic priorities, financial goals and objectives, and related topics. Engagements like these can happen at investor roadshows, conferences, one-on-one meetings, and earnings calls, and our team remains readily accessible throughout the year to institutional investors with questions or feedback.
◼We identify stakeholder considerations—including those of customers, clients, regulators and policymakers, current and prospective associates, and community members—through direct engagement, active participation in industry groups, and ongoing monitoring of the external environment.

Feedback To The Board
Our Board values the perspectives of our shareholders and views engagement as a critically important tool. To keep the Board apprised of these dynamics, the feedback and views expressed during our shareholder engagements are summarized and discussed with both senior management and the Board. This process helps the Board monitor that our strategy aligns with our investors’ primary focus areas, and the Board considers shareholder input as part of its regular review of our corporate governance program, policies, and practices, and transparency around these areas. Additionally, the CHR Committee considers shareholder feedback in determining the goals and objectives of Regions’ executive compensation program. For more information, see Responsiveness to Shareholders in the CD&A.
Board Responsiveness to Shareholder Proposals
The Board believes that gaining insight into the perspectives of shareholder proponents is an integral part of our overall shareholder engagement efforts. Over the past three proxy seasons, we have actively engaged with the shareholders who have submitted proposals to understand their objectives and the issues driving their requests. In some cases, this dialogue has led to a practical resolution including the withdrawal of the shareholder proposal. In others, we have treated the proposal as an opportunity to gather broader shareholder input through the proxy voting process.
For the 2025 Proxy Statement, we received a shareholder proposal seeking changes to our Charter and By-Laws to implement a simple majority voting standard. Following engagement with the shareholder proponent, the Board was interested in understanding the viewpoints of Regions’ shareholders on the topic and, accordingly, decided to include the proposal in the proxy statement without making an accompanying voting recommendation. In response to significant support from our shareholders for the proposal—as expressed through voting support, as well as subsequent engagement calls—the Board has included Proposals 4 and 5 in this proxy statement to eliminate supermajority voting requirements in our Charter. We also utilized our most recent engagement cycle to solicit shareholder viewpoints around the right to call a special meeting, which the Board considered in approving By-Law amendments in February 2026 to create such a right.

50	Regions Financial Corporation | 2026 Proxy Statement

CORPORATE GOVERNANCE
COMMUNICATIONS BETWEEN SHAREHOLDERS, OTHER INTERESTED PARTIES, AND THE BOARD OF DIRECTORS
The Corporate Governance Principles adopted by the Board include a mechanism for shareholders and other interested parties to communicate with Directors. Matters that deal with the Company’s general business operations are more appropriately addressed by management.
The Corporate Secretary circulates communications to the appropriate Director or Directors, with the exception of those communications that are of a personal nature or unrelated to the duties and responsibilities of the Board, including, without limitation, routine customer service complaints. Directors may review any communication upon request. The Chief Governance Officer’s group maintains a log of any such communications not shared with the Board, and this log is provided to the Board on a quarterly basis. Items such as commercial solicitations, opinion survey polls, new product or service suggestions, employment resumes, job inquiries, and mass mailings are not shared with the Board nor maintained in the log.
How To Communicate With Your Board
Shareholders and other interested parties may send Regions communications that are directed to the Board or a Board committee; the Chair of the Board or the Lead Independent Director; the non-management Directors as a group; or an individual member of the Board by sending a letter with clear notation as “Board Communication” or “Director Communication” to:
Regions Financial Corporation
1900 Fifth Avenue North
Birmingham, Alabama 35203
c/o Office of the Corporate Secretary
Communications regarding customer banking matters should be sent to the following address:
Regions Bank
Office of Customer Advocacy
2090 Parkway Office Circle
Birmingham, Alabama 35244
How To Contact Us

Chief Governance Officer	Attention: Chief Governance Officer Governance@regions.com	Regions Financial Corporation 1900 Fifth Avenue North Birmingham, Alabama 35203
Investor Relations	Attention: Investor Relations Investors@regions.com
Board of Directors	c/o Office of the Corporate Secretary Attention: Board Communication
Chair of the Board	c/o Office of the Corporate Secretary Attention: Chair of the Board
Lead Independent Director	c/o Office of the Corporate Secretary Attention: Lead Independent Director
Audit Committee of the Board	c/o Office of the Corporate Secretary Attention: Chair of the Audit Committee

Regions Financial Corporation | 2026 Proxy Statement	51

CORPORATE GOVERNANCE
Governance Practices
Regions’ governance practices are grounded in clear policies, well‑defined responsibilities, and disciplined processes that promote transparency, ethical conduct, and effective oversight. This section outlines the key documents that frame our governance program, including our Corporate Governance Principles and Codes of Conduct, along with the policies that reinforce accountability across the organization, such as the General Policy on Insider Trading, the Related Person Transactions Policy, and our Regulation O policies. These policies are reviewed at least annually and updated as needed to reflect evolving expectations and shareholder feedback. Together, they help ensure that Regions operates with integrity, manages conflicts appropriately, and maintains the confidence of our shareholders and other stakeholders.
CORPORATE GOVERNANCE FRAMEWORK
Through its NCG Committee, the Board evaluates our corporate governance policies and practices, which form our corporate governance framework, against evolving best practices.

The following documents are available at ir.regions.com/governance:

Corporate Documents
◼Corporate Governance Principles
◼By-Laws
◼Code of Business Conduct and Ethics
◼Code of Ethics for Senior Financial Officers
◼Fair Disclosure Policy
◼Government Affairs Political Activities Report
Board Committee Charters ◼Audit Committee Charter ◼CHR Committee Charter ◼NCG Committee Charter ◼Risk Committee Charter ◼Technology Committee Charter ◼Executive Committee Charter
Also available on our website are this proxy statement; the 2025 Annual Report on Form 10-K; the CEO’s Letter; information regarding our executive officers, Directors, and Board committee composition; and instructions on how to contact the Board.
Regions’ shareholders may also obtain printed copies of these documents by writing to:
Regions Financial Corporation
1900 Fifth Avenue North
Birmingham, Alabama 35203
Attention: Investor Relations
CORPORATE GOVERNANCE PRINCIPLES
Regions’ Corporate Governance Principles are the foundation of our commitment to best practices. The Board adopted the principles to further its long-standing goal of providing effective governance of Regions’ business and affairs for the long-term benefit of shareholders. The principles are reviewed at least annually and revised from time to time to ensure they remain effective in light of current corporate governance trends and expectations.
Our Corporate Governance Principles address important governance matters, including, but not limited to:
◼Structure of the Board and its leadership
◼Director qualification standards
◼Nomination and selection of new Directors
◼Director responsibilities and expectations
◼Board operations, including scheduling meetings and selecting agenda items for meetings

52	Regions Financial Corporation | 2026 Proxy Statement

CORPORATE GOVERNANCE
◼Director access to management, associates, and independent advisors
◼Director orientation and continuing education
◼Management succession planning and CEO evaluation
◼Annual performance evaluation of the Board, committees, and individual Directors
◼Interaction with investment managers and the press and shareholder engagement
CODES OF CONDUCT
Regions’ Code of Business Conduct and Ethics (“Code of Conduct”) forms the foundation of our ethical culture, describing how we as a company relate to others as we conduct business and how we work together as associates according to our core values. The Code of Conduct provides information and guidance to help address a variety of legal and ethical issues, including the protection of confidential and proprietary information; the prohibition on accepting inappropriate gifts or favors; protections against harassment and discrimination; compliance with laws and regulations; the avoidance of conflicts of interest; and prompt reporting of suspected Code of Conduct violations. All associates, officers, and Directors of Regions and its subsidiaries and affiliates are expected to comply with our Code of Conduct.
The Board has also adopted a separate Code of Ethics for Senior Financial Officers (“Code of Ethics”) that supplements the Code of Conduct and applies to the CEO, Chief Financial Officer, Principal Accounting Officer, and Controller.
The Code of Conduct and Code of Ethics are available on our website at ir.regions.com/governance. Regions intends to disclose within four business days, if required by applicable laws, any amendment to, or waiver from, the Code of Conduct or the Code of Ethics granted to Directors or executive officers by posting such information on our website at ir.regions.com/governance.
INSIDER TRADING POLICY AND ANTI-HEDGING AND ANTI-PLEDGING
We have adopted a General Policy on Insider Trading (the “Insider Trading Policy”) governing the purchase, sale, and/or other dispositions of Regions securities by Directors, officers, and employees, as well as the Company itself, that we believe is reasonably designed to promote compliance with insider trading laws, rules, and regulations, as well as NYSE listing standards. A copy of the Insider Trading Policy is filed as Exhibit 19 to our Annual Report on Form 10-K for the year ended December 31, 2025. Under the policy, no Director, executive officer, or other associate of Regions who is aware of material nonpublic information relating to the Company may, directly or through family members or other persons or entities, buy or sell securities of the Company (other than pursuant to a previously approved trading plan that complies with SEC Rule 10b5-1), or engage in any other trading activities to take personal advantage of any material nonpublic information about Regions that they may have. The policy is reviewed and approved by the NCG Committee on an annual basis.
We believe it is inappropriate for any Director, executive officer, or associate to enter into speculative transactions in Regions’ equity securities. We prohibit the Company’s Directors, executive officers, and associates from engaging in transactions that could reduce the extent to which their equity holdings and equity compensation are aligned with shareholders’ interests. Therefore, our Insider Trading Policy prohibits all Directors, executive officers, and associates from engaging in any hedging transactions and short sales of our securities, as well as transactions in puts, calls, swaps, forward contracts, or other derivative securities conducted on an exchange or in any other organized market. Broad-based diversification transactions, such as mutual fund investments, are not intended to be covered by our policy.

No Director or executive officer has shares that are pledged or otherwise available to a lender as security, and all Directors and executive officers are in full compliance with Regions’ anti-hedging and anti-pledging policies.

In addition, our Insider Trading Policy further prohibits our Directors and executive officers from purchasing Regions securities on margin or holding them in a margin account, borrowing against any account in which Regions’ equity securities are held, or pledging Regions’ equity securities as collateral for a loan. The policy also extends to Regions securities held by the “designees” of our Directors and executive officers. These requirements further align executives’ interests with those of our shareholders.
None of the Company’s subsidiaries have publicly traded equity securities.

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CORPORATE GOVERNANCE
RELATED PERSON TRANSACTIONS
We may occasionally enter into or participate in transactions with certain persons related to Regions, whom we refer to as “related persons.” Related persons include our executive officers, Directors, Director nominees, and beneficial owners of 5% or more of any class of Regions voting securities, as well as the immediate family members and certain associated entities of such persons. The Board has adopted a written Related Person Transactions Policy that provides a mechanism for identifying, evaluating, and approving or prohibiting significant transactions involving Regions and related persons.

There were no related person transactions in accordance with our Related Person Transactions Policy.
For the purposes of this policy, a “related person transaction” is a transaction, arrangement, or relationship or any series of similar transactions, arrangements, or relationships, including any indebtedness or guarantee of indebtedness (each a “transaction”) in which (i) Regions was, is, or will be a participant; (ii) the amount involved exceeds $120,000 in any fiscal year; and (iii) any “related person” had, has, or will have a direct or indirect material interest. Certain types of transactions are explicitly excluded from the policy given their nature, regardless of the amount involved.
Any proposed transaction in which a related person may have a direct or indirect material interest is subject to advance notification requirements and, if confirmed that the transaction constitutes a related person transaction, the NCG Committee’s review. Facts and circumstances considered in this review include:
◼The transaction’s benefits to Regions;
◼Its potential impact on the relevant Director’s independence (if the related person is a Director, an immediate family member of a Director, or an entity in which a Director is a partner, shareholder, or executive officer);
◼The availability of other sources for comparable products or services;
◼The terms of the transaction, including whether those terms are available to unrelated third parties or to associates in general; and
◼Whether the transaction is consistent with Regions’ Code of Conduct.
The NCG Committee is authorized to approve or ratify related person transactions that are in the best interests of the Company and its shareholders and that are consistent with the Code of Conduct. Transactions that present a conflict of interest or are deemed inconsistent with the interests of Regions and its shareholders must be prohibited by the NCG Committee and cannot be entered into or continued by Regions.
REGULATION O POLICIES AND PROCEDURES
We maintain additional policies and procedures to help ensure our compliance with the Federal Reserve’s Regulation O. This regulation imposes various conditions on a bank’s extension of credit to directors, executive officers, and principal shareholders and their related interests. Any such extensions of credit must comply with our Regulation O policies and procedures. All of our extensions of credit to our Directors, executive officers, principal shareholders, and their related interests comply with our Regulation O policies and procedures.
Our Regulation O policies and procedures require that extensions of credit (including interest rates and collateral) to Directors, executive officers, and principal shareholders and their related interests must be made on substantially the same terms as those prevailing at the time for comparable transactions with parties who are not covered; follow credit underwriting procedures no less stringent than those prevailing at the time for comparable transactions with non-covered parties; not involve more than the normal risk of repayment or present other features unfavorable to Regions; and be reported in accordance with the Financial Institutions Rate Control and Regulatory Act of 1978 and Regulation O requirements. In addition, the amount of covered extensions of credit cannot exceed individual and aggregate regulatory lending limits.
Our wholly owned subsidiary, Regions Bank, requires that any request for an extension of credit from a Director, executive officer, or principal shareholder or their immediate family member be reviewed by Credit Risk Governance & Policy Compliance, in consultation with the appropriate credit executive, to determine applicable compliance with our policies and procedures. All requests that fall under Regulation O require the approval of the Head of Enterprise Credit Risk or the Chief Credit Officer. If a request would result in aggregate credit exposure of more than $500,000, a majority of the board of directors of Regions Bank must preapprove it. Reports of all extensions of credit made under Regulation O are provided to the Regions Bank board in compliance with the regulation.

54	Regions Financial Corporation | 2026 Proxy Statement

Compensation Highlights
The CHR Committee is committed to an executive compensation program that aligns pay with performance, reflects shareholder feedback, and supports long‑term value creation. Reflecting this commitment , over 60% of named executive officer (“NEO”) target compensation is linked to performance, and more than half of NEO target compensation is delivered in long-term incentive awards.
The charts below show the 2025 target compensation mix expressed as a percentage of total direct compensation for Mr. J. Turner, Regions’ Chairman, President and Chief Executive Officer (“CEO”), and for the other four NEOs as a group.
CEO 2025 Target Compensation Mix(1)

			64%	Long-Term Awards

Base Salary	Annual Cash Incentive		Long-Term Performance Awards		Restricted Stock Units

12%	24%		43%		21%

	67%	Variable Pay
Other NEO 2025 Target Compensation Mix(1)

			51%	Long-Term Awards

Base Salary	Annual Cash Incentive		Long-Term Performance Awards		Restricted Stock Units

22%	27%		34%		17%

	61%	Variable Pay
(1)The percentages reflect the NEO’s base salary as of December 31, 2025, target annual cash incentive award for 2025, and target long-term, equity-based incentive award for 2025.

Our compensation program aligns pay with Company performance and individual contributions, incorporates feedback from our ongoing shareholder engagement, and supports long‑term value creation through multi‑year performance metrics, rigorous goal‑setting, and strong governance practices.

Regions Financial Corporation | 2026 Proxy Statement	55

COMPENSATION HIGHLIGHTS
Highlighted below are the key features of our executive compensation program, including the pay practices we have implemented to align pay with performance, reflect shareholder feedback, and support long‑term value creation. We also identify certain pay practices we have not implemented because we believe they do not serve our risk management standards or shareholders’ long-term interests.

What We Do

PAY FOR PERFORMANCE	(page 61)
Executive pay decisions are made to ensure that the majority of total direct compensation is at-risk and not guaranteed.

EVALUATE PERFORMANCE USING A COMBINATION OF BALANCED PERFORMANCE METRICS	(pages 62-70)
Performance is compared to internal expectations, budgets, and strategic plans, and includes non-financial metrics important to our stakeholders.

REQUIRE STRONG STOCK OWNERSHIP AND RETENTION OF EQUITY	(page 82)

Each of our Directors and NEOs must meet robust stock ownership guidelines to ensure their interests are tied to those of our shareholders. Guidelines include a rigorous 6x base pay ownership requirement for our CEO and 3x for our NEOs and other executive officers.

REQUIRE DOUBLE TRIGGER FOR CHANGE-IN-CONTROL PAYMENTS	(pages 76-77)

Our change-in-control agreements, Executive Severance Plan, and long-term incentive awards require both a change-in-control and a qualifying termination of employment (a so-called “double trigger”) to trigger payment. No awards or benefits are paid only upon a change-in-control (a so-called “single trigger”).

PROVIDE FOR STRONG CLAWBACK POLICIES COVERING BOTH TIME- AND PERFORMANCE-BASED CASH AND EQUITY INCENTIVES	(pages 79-80)
Our two compensation recoupment policies provide for reduction, cancellation, or recoupment of future, current, and/or paid incentive compensation. The mandatory clawback policy requires recoupment of incentives in the event of an accounting restatement, as mandated by Rule 10D-1 under the Dodd-Frank Act. Under a second policy, the CHR Committee has authority to recapture incentive compensation if an executive has engaged in misconduct or failed to supervise.

USE AN INDEPENDENT COMPENSATION CONSULTANT	(page 78)
The CHR Committee retains an independent compensation consultant who performs no other work for the Company.

LISTEN TO AND ENGAGE WITH OUR SHAREHOLDERS	(page 79)

We conduct an annual advisory Say-on-Pay vote and actively review the results as we make program decisions. Additionally, as a part of our corporate governance shareholder engagement program, we solicit feedback regarding our compensation programs from shareholders and proxy advisors, and the CHR Committee considers any shareholder feedback we receive.

What We Don’t Do

NO INCENTIVE PLANS THAT ENCOURAGE EXCESSIVE RISK-TAKING

Protecting against unreasonable risk is a guiding principle of our compensation philosophy and is demonstrated by balanced program design; multiple and competing performance measures; clawback and other enterprise-wide risk-related policies; and robust governance and oversight processes to identify, measure, mitigate, monitor, and report risk. Our comprehensive risk assessment of incentive plans by our Risk Management Group, including our CRO, validates our belief that none of our compensation programs create risks that are reasonably likely to have a material adverse impact on the Company.

NO EMPLOYMENT AGREEMENTS FOR EXECUTIVE OFFICERS
Our executive officers are at-will employees with no employment contracts.

NO TAX GROSS-UPS ON PERQUISITES (“PERKS”)
We do not provide tax gross-ups to any NEOs for any taxable perk provided, and we have not entered into any agreements that provide excise tax gross-ups on change-in-control payments since 2011.

NO REPRICING OF UNDERWATER OPTIONS
Although Regions does not currently grant stock options, we cannot reprice “out-of-the-money” stock options without shareholder approval.

NO HEDGING, PLEDGING, OR SHORT SALES
We do not permit our associates or Directors to hedge or short-sell Regions securities. Additionally, our executive officers and Directors are prohibited from pledging Regions securities against other debt.

NO DIVIDENDS OR DIVIDEND EQUIVALENTS ON UNVESTED GRANTS

We do not pay dividends or dividend equivalents on shares or units that are not vested. We issue dividend and dividend equivalent payments at the end of a performance period only on shares and units that ultimately vest.

NO EXCESSIVE PERKS
The CHR Committee has eliminated most perks, and those that remain are monitored to ensure they continue to be based on sound business rationale.

56	Regions Financial Corporation | 2026 Proxy Statement

PROPOSAL TWO
Advisory Vote on Executive
Compensation (“Say-On-Pay”)
The Board is providing shareholders with the opportunity to cast an advisory vote on the Company’s executive compensation paid to NEOs described in the CD&A, the compensation tables, and related disclosures, as required by the Dodd-Frank Wall Street Reform and Consumer Protection Act (“Dodd-Frank Act”) and Section 14A of the Exchange Act. This type of proposal is known as a “Say-on-Pay” proposal.
This Say-on-Pay proposal gives you, as a shareholder, the opportunity to vote “For” or “Against” the following resolution:
“RESOLVED, that the shareholders of Regions Financial Corporation (the “Company”) approve, on an advisory basis, the compensation of the Company’s named executive officers, as disclosed pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the compensation tables, and the narrative disclosure presented in the Company’s 2026 Proxy Statement.”

The Board unanimously recommends you vote “FOR” the compensation of our NEOs as set forth in this proxy statement.
WHY DOES THE BOARD RECOMMEND A VOTE “FOR” THIS PROPOSAL?
Our overall executive compensation policies and procedures are described in the CD&A and the tabular disclosure regarding NEO compensation (together with the accompanying narrative disclosure). Our compensation policies and procedures are centered on a “pay-for-performance” culture. We emphasize compensation opportunities that reward results. Our stock ownership requirements and use of stock-based incentives foster the creation of long-term value. In doing so, our executive compensation program supports our strategic objectives and mission and is strongly aligned with the short- and long-term interests of our shareholders, as described in the CD&A.
The CHR Committee, which is composed entirely of independent Directors, in consultation with Frederic W. Cook & Co., Inc., its independent compensation consultant, oversees the Company’s executive compensation program and continuously monitors the Company’s policies to ensure they emphasize programs that reward executives for results that are consistent with shareholder interests and with the safety and soundness of the Company.
The Board and the CHR Committee believe that Regions’ commitment to these reasonable and responsible compensation practices warrants a vote by shareholders “FOR” the resolution approving the compensation of our NEOs as disclosed in this proxy statement. Prior to submitting your vote, we encourage you to carefully review the CD&A and the Executive Compensation Tables and Other Information sections for a detailed discussion of the Company’s executive compensation program, including information about the 2025 compensation of our NEOs.
WHAT IS THE EFFECT OF THIS PROPOSAL?
Because your vote is advisory, it will not be binding upon the Company, the CHR Committee, or the Board and will not be construed as overruling any decision by the Board or the CHR Committee. However, the Board and the CHR Committee value our shareholders’ views on executive compensation matters and will take the outcome of the vote into account when considering future executive compensation arrangements for the NEOs.
WHEN IS THE NEXT “SAY-ON-PAY” VOTE?
The shareholders, at the Company’s 2024 Annual Meeting, overwhelmingly voted in favor of an annual advisory vote, and the Board affirmed the recommendation and has currently elected to hold Say-on-Pay advisory votes on an annual basis. SEC rules require us to hold a “frequency” vote at least once every six years to allow our shareholders to decide how often they would like to be presented with the advisory vote; therefore, it is expected that the next Say-on-Pay “frequency” vote will occur at our 2030 Annual Meeting.

Regions Financial Corporation | 2026 Proxy Statement	57

Executive Compensation Roadmap
Regions’ executive compensation program is designed to support the Company’s long‑term strategy, align pay with performance, and reinforce a strong risk management and governance culture. The Board, acting through the CHR Committee, oversees this program with rigor and judgment, ensuring that our compensation decisions are grounded in transparent principles and responsive to shareholder expectations.
Our goal with this section is to clearly explain how we structure pay, why we make certain decisions, and how our pay outcomes reflect Company and individual performance. To help our shareholders understand our approach, this section includes: the CD&A and Executive Compensation Tables and Other Information, including the CEO Pay Ratio and Pay vs. Performance disclosures.
For a list of our key executive compensation practices, see Compensation Highlights.

CD&A
The CD&A explains how and why the CHR Committee makes executive compensation decisions. This section outlines the Company’s compensation philosophy, the key elements of the executive pay program, and the connection between pay outcomes and Regions’ financial, strategic, and risk management performance. It also summarizes 2025 NEO compensation decisions and discusses the governance practices, performance metrics, and shareholder perspectives that inform the CHR Committee’s judgment.
See pages 59-82

Executive Compensation Tables and Other Information
This section contains the detailed compensation tables and related information required by SEC rules. These tables provide a comprehensive view of 2025 NEO compensation, equity awards, incentive plan outcomes, and potential payments under certain termination or change-in-control scenarios.
See pages 83-102

CEO Pay Ratio
The CEO Pay Ratio disclosure presents the relationship between the annual total compensation of our CEO and that of our median employee. This information is provided to enhance transparency around our compensation structure and illustrate how pay is allocated across the organization.
See page 97

Pay Versus Performance
This section provides a comparative view of CEO and NEO compensation actually paid versus Regions’ financial and market performance over time. It includes metrics such as total shareholder return, net income, and other performance measures that shareholders and regulators use to assess the alignment between executive pay and long-term Company results.
See pages 98-102

Select Compensation Terms

AOCI	Accumulated Other Comprehensive Income
EPS	Earnings Per Share
LTIP	Long Term Incentive Plan
NEO	Named Executive Officer
PCUs	Performance Cash Units
PSUs	Performance Stock Units
ROATCE	Return on Average Tangible Common Equity (see Appendix F for non-GAAP reconciliation)
RSUs	Restricted Stock Units
SERP	Regions Financial Corporation Post 2006 Supplemental Executive Retirement Plan
TSR	Total Shareholder Return

58	Regions Financial Corporation | 2026 Proxy Statement

Compensation Discussion and Analysis
Our compensation and benefits programs operate under the guidance and oversight of the CHR Committee. The CHR Committee is responsible to the Board for approving Regions’ executive compensation objectives and ensuring that the Company’s compensation programs and policies support the business goals and strategic plans approved by the Board. This CD&A describes our compensation philosophy, the Company’s program and policies, and the decisions made by the CHR Committee both generally and related to the 2025 performance year for our NEOs:

Name	Principal Position
John M. Turner, Jr.	Chairman, President and CEO (“CEO”)
David J. Turner, Jr.(1)	Chief Financial Officer (“CFO”)
C. Dandridge Massey	Chief Enterprise Operations and Technology Officer
David R. Keenan	Chief Administrative Officer (“CAO”)
Russell K. Zusi	Chief Risk Officer (“CRO”)
(1)Effective March 31, 2026, Mr. D. Turner will retire as CFO. In anticipation of and effective upon his retirement as CFO, the Company has appointed Mr. Anil D. Chadha as CFO.
Compensation Philosophy
We operate in a highly competitive and regulated environment. Our ability to successfully compete and grow our business depends on the skill, acumen, and motivation of our executives and their ability to develop and execute a dynamic strategic plan. With this in mind, the CHR Committee established the following guiding principles of compensation to serve as the foundation of our compensation philosophy:

Set competitive targets.	Pay for performance based on clear and focused goals and increase percentage of compensation considered “at-risk” as business responsibilities increase.	Promote shared value through alignment of the long-term interests of our shareholders, customers, and associates.	Balance growth and risk by incenting sustainable, profitable growth, without encouraging associates to take unreasonable risks.	Align with corporate values.

With these guiding principles serving as the foundation, our executive compensation programs are designed to achieve the following objectives: (i) motivate talent with a strong pay-for-performance culture to achieve desired results; (ii) retain key talent necessary to compete; and (iii) encourage sustainable, profitable growth while ensuring the long-term health of the Company is not jeopardized due to imprudent short-term decisions or excessive risk-taking.
One of the central principles of our executive compensation program is tying pay to Company performance. At the beginning of each year, our CHR Committee sets performance goals based on our Board-approved budget and strategic priorities. After the end of the year, the CHR Committee compares these goals to actual results for the Company. The Company performance metrics used under both our annual short-term and long-term incentive programs focus on the key drivers for executing our strategy and creating and sustaining long-term value.

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COMPENSATION DISCUSSION AND ANALYSIS
Compensation-Setting Process and Timeline
Our compensation program is balanced to provide competitive fixed base salaries, as well as variable incentive compensation opportunities for performance over the short and long term. To do so, the CHR Committee considers market-competitive pay and practices in establishing target pay levels and uses both formulaic determinations and discretionary factors in determining the actual compensation for the year. While the CHR Committee considers an objective evaluation of performance based on business results to be critical, it also believes it is important to apply discretion, flexibility, and judgment in the decision-making process to ensure executive compensation is balanced between near-term performance and progress toward our longer-term objectives.

Regions uses a year‑round process that reviews performance, market data, shareholder feedback, and governance considerations to ensure executive compensation remains aligned with Company strategy and shareholder interests.

The information below describes elements of the CHR Committee’s decision-making process as it evaluates compensation throughout the year.
CONTINUOUS EXECUTIVE COMPENSATION EVALUATION PROCESS

Review Competitiveness and Business Objectives	Set Pay Levels and Targets

◼Considers, with the assistance of an independent compensation consultant, competitive market data and peer practices against that of the Company’s compensation peer group, as well as a larger group of diversified financial institutions that we compete with for both business and potential talent to ensure compensation remains aligned with industry standards.
◼Reviews prior plan effectiveness, incorporating management’s insights on business strategy, risks, and expected financial results, to set goals for both short‑ and long‑term performance‑based incentive plans.

◼Establishes the target pay levels for each executive based on competitive data as well as the recommendations of the independent compensation consultant.
◼Requires budgeted performance levels to be achieved for target payout levels to be paid. Corporate financial performance is modeled under various scenarios.
◼Sets meaningful performance levels so executive officers are appropriately incented to achieve results while not being incented to take excessive risk.

Evaluate and Certify Company Performance and NEO Performance and Compensation	Assess Risks and Shareholder and Other Stakeholder Feedback

◼Evaluates qualitative performance factors and separately, in executive session with only CHR Committee members present, participates in a detailed performance discussion relating to the CEO.
◼Reviews final performance results and determines the need to apply discretion, flexibility, and judgment to balance the objective evaluations of performance with near-term performance and progress toward our longer-term objectives.

◼Reviews internal performance assessments, risk assessments of compensation, reviews of pay practices, pay-for-performance evaluations, as well as shareholder and other stakeholder feedback related to compensation practices.

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COMPENSATION DISCUSSION AND ANALYSIS
2025 Compensation Decisions — What We Paid and Why
SUMMARY
When making compensation decisions in 2025 for our NEOs, the CHR Committee considered performance-based criteria, including competitive market information, as well as individual performance, growth in roles, and contribution to the success of the Company. In keeping with the CHR Committee’s aforementioned guiding principles of compensation, NEO compensation is highly correlated to performance and heavily weighted toward compensation components directly connected to the interests of our shareholders.

Pay for Performance Alignment 67% of our CEO’s target 2025 compensation is linked to performance, and 61% of our NEOs’ target 2025 compensation is linked to performance.
In consultation with the CHR Committee’s compensation consultant, the following compensation actions were taken in 2025:

Compensation Component	Key Compensation and Performance Decisions

2025 Base Salaries
In early 2025, after consideration of market data for each position and an assessment of the officer’s contributions to Regions’ performance, the CHR Committee approved increases to base salaries for three of the five NEOs: 4.4% for Mr. J. Turner, 3.6% for Mr. D. Turner, and 4% for Mr. Keenan. These increases were approved in order to reflect the desired market position for the NEOs and/or a change in responsibility or individual contribution of the NEOs.

Annual Cash Incentive Compensation Awards
2025 NEO Targets:
◼The target incentive opportunity for Mr. J. Turner was increased by 11%, and all other NEOs remained at the prior year’s level.
◼The CHR Committee considered competitive positioning, performance, and contribution to the Company in this decision.

Company Performance (70%):
◼Pre-established metrics, subject to meeting further capital and liquidity performance thresholds.
◼Corporate performance compared to 2025 goals resulted in the achievement of 111% of target annual incentive expectations.
Individual Performance (30%):
◼Individual performance ranged from 175% to 200% of goal.

Long-Term Incentives
2025 NEO Targets:
◼In recognition of performance, growth in roles, and market changes, the CHR Committee approved increases to long-term incentive targets for all of the NEOs: $500,000 for Mr. J. Turner, $200,000 for Mr. Keenan, $150,000 for Mr. D. Turner, and $100,000 for each of Mr. Massey and Mr. Zusi.
◼Consistent with previous years, long-term incentive grants were divided equally among RSUs, PSUs, and PCUs.

Company Performance:
◼Pre-established metrics, subject to meeting further capital and liquidity performance thresholds.
◼While the CHR Committee considers the grants made in 2025 to be current-year compensation, it is important to also recognize and evaluate the impact of performance on prior years’ awards in ensuring executive compensation is in line with performance.
◼For the three-year performance period ending December 31, 2025, the CHR Committee determined based on results that the 2023-2025 long-term incentive awards (granted in April 2023) will pay out at 65% of target.

Retention Bonus and Salary Increase
◼To support continuity in leadership and ensure stability during a period of significant strategic activity, the CHR Committee approved a special retention compensation package for Mr. Massey in September 2025. This package included a one-time retention bonus of $500,000, paid in cash and subject to a two-year repayment agreement, and a 7.7% base salary increase from $650,000 to $700,000.
◼The retention bonus was designed to reinforce Mr. Massey’s commitment to the Company during a period of heightened business demands and competitive talent pressures. In reviewing this action, the CHR Committee considered several factors, including Mr. Massey’s performance, the importance of his role to ongoing initiatives, and market compensation data.

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COMPENSATION DISCUSSION AND ANALYSIS
ESTABLISHMENT OF 2025 BASE SALARIES AND COMPENSATION TARGETS
The resulting 2025 annualized base salaries, annual incentive targets, and long-term incentive targets, including the magnitude of changes, are summarized below:

				2025 Annual Incentive (1)				2025 Long-Term Incentive
Name	Base Salary Change (%)		2025 Annualized Base Salary ($)	Previous Target (%)	2025 Target (%)		Target Annual Incentive ($)	Target Change ($)		Target ($)	2025 Total Target Compensation ($)(2)

John M. Turner, Jr.	ñ	4.4	1,200,000	180	ñ	200	2,400,000	ñ	500,000	6,400,000	10,000,000
David J. Turner, Jr.	ñ	3.6	730,000	125	ó	125	912,500	ñ	150,000	1,750,000	3,392,500
C. Dandridge Massey(3)	ñ	7.7	700,000	125	ó	125	875,000	ñ	100,000	1,500,000	3,075,000
David R. Keenan	ñ	4.0	650,000	115	ó	115	747,500	ñ	200,000	1,500,000	2,897,500
Russell K. Zusi	ó	—	650,000	115	ó	115	747,500	ñ	100,000	1,500,000	2,897,500
(1)The 2025 annual incentive target is based on multiplying the NEO’s target bonus opportunity percentage by the annualized 2025 base salary for each NEO (based on annualizing base salary rates). Calculating the annual target incentive in this manner does not take into consideration the timing of changes in base salary, should any change occur, throughout the year.
(2)The CHR Committee considers Total Target Compensation to be the target NEO compensation for the performance period. The Summary Compensation Table reports additional elements of compensation including the value of certain perks and benefits and an annual change in pension value. While the CHR Committee considers our executives’ participation in certain benefits (including retirement benefits) in making its decisions about compensation, it does not consider these items to represent annual compensation.
(3)Mr. Massey received a salary increase effective September 17, 2025. Mr. Massey’s 2025 compensation includes his increased base salary as if he received this amount for the full year but does not include his one-time retention award.
2025 ANNUAL CASH INCENTIVE PAYMENTS
Plan Requirements
At the beginning of each year, the CHR Committee establishes corporate performance targets based on our financial plans, budgets, and expectations in support of strategic priorities, subject to the safety and soundness requirements described below. For 2025, the CHR Committee maintained the fundamental design of the annual incentive program with annual performance metrics and goals determined on an absolute basis, a customer service modifier, and individual performance requirements.
The combination of corporate and individual performance results in an annual cash incentive award that can be earned between 0% and 200% of target. The design of the annual cash incentive plan, as determined in early 2025, is tied to the achievement of strategic priorities as follows:

Annual Incentive Plan

Plan Components	70% Corporate Performance		30% Individual Performance					Total Performance

Performance Metrics	50% Adjusted Net Income Available to Common Shareholders	50% Adjusted Efficiency Ratio	Strengthen Financial Performance	Enhance Risk Management	Focus on the Customer	Build the Best Team	Continuous Improvement

Modifier	Customer Service (+/- 10%)

Safety & Soundness Requirements	Capital & Liquidity Thresholds (up to -40%)

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COMPENSATION DISCUSSION AND ANALYSIS
Corporate Performance Component
In early 2025, the CHR Committee determined performance metrics and goals. Goal setting was informed by analyst consensus estimates of Regions’ financial metrics and based on Regions’ budget as approved by the Board in December 2024. Performance metrics and goals were set to incent achievement of corporate objectives and align with shareholder interests. These annual incentive metrics, focused on profitability and efficiency, are both determined on an absolute basis. They compare actual performance to budgeted internal goals and align with the Company’s focus on sustainable quality earnings and expense management.
Adjusted Net Income Available to Common Shareholders
The CHR Committee recognizes that achieving our net income goals is essential to the success of the Company. The CHR Committee also recognizes that net income is impacted by changes in accounting policy. In keeping with the practice that began in 2021 in response to the 2020 Current Expected Credit Losses (“CECL”) accounting changes, the CHR Committee sought to insulate incentive performance from volatility related to CECL credit loss provisioning for the year. As a result, net charge-offs was substituted for provision to better reflect actual performance in the calculation of adjusted net income available to common shareholders (“Adjusted Net Income”). For non-GAAP reconciliation information, see Appendix E.
Adjusted Efficiency Ratio
The Adjusted Efficiency Ratio, which is a measure of productivity, measures core Company performance over time and is used by the CHR Committee to incent efficient operations and diligent expense management. The Adjusted Efficiency Ratio is generally calculated as adjusted non-interest expense divided by adjusted total revenue. For non-GAAP reconciliation information, see Appendix E.
Customer Service Modifier
Regions operates in a very competitive service industry, and customer experience is critical to the creation of long-term growth as it builds customer loyalty and offers a strong avenue into new customer segments. It is a cornerstone of our go-to-market strategy. Accordingly, the annual incentive plan includes a formulaic modifier related to customer experience that can positively or negatively influence plan performance. Customer service performance is determined on a relative basis, comparing Regions’ customer service scores to peers’ as measured by Gallup, Inc., an objective third party providing customer satisfaction measurement and benchmarking to numerous banks throughout the financial services industry. Scores are calculated based on approximately 365,000 annual customer service and loyalty surveys completed and compiled independently by Gallup, Inc. within 24-48 hours of customer interaction with Regions.
Because “Focus on the Customer” is one of our strategic priorities, we expect high levels of customer service from all of our associates. Moreover, we have traditionally achieved above median performance levels for this metric. As a result, to fully benefit from this modifier, the Company must score in the top decile compared to peers. Relative scores must be above the 80th percentile for the modifier to have any positive impact on the corporate performance score, and achievement below the 70th percentile will result in a negative adjustment to calculated results.
Safety and Soundness Requirements
In keeping with prior years, the CHR Committee decided that in addition to the specific corporate and individual performance requirements, any payout of annual incentive compensation should be subject to meeting safety and soundness thresholds. Guidance issued by the Federal Reserve instructs banking institutions to consider the “full range of current and potential risks including the cost and amount of capital and liquidity needed to support risks” in their compensation plans. To address this principle, the CHR Committee included the potential for two negative adjustments designed to reduce annual incentive payments in the event Regions does not maintain capital and liquidity at levels vital to the safety and soundness of the Company. The deduction for not meeting each requirement is 20% of the measured achievement. Therefore, even if corporate performance meets the financial and customer service goals set by the Board, the portion of incentive compensation based on corporate performance may be reduced up to 40% if performance is at the expense of capital and/or liquidity requirements.
Discretion to Adjust in Response to Risk and Performance
The CHR Committee reserves the discretion to adjust the performance goals established at the beginning of a plan year, including the ability to consider corporate performance metrics either on a GAAP or non-GAAP adjusted basis and other qualitative factors, if deemed necessary. The CHR Committee also retains discretion in the determination of individual performance under the plan. Blending the clarity provided by predetermined targets and expectations with the thoughtful application of discretion to consider items that should be excluded from, or included in, performance calculations, provides the CHR Committee the flexibility and judgment critical to deliver incentive compensation that reflects both near-term performance results and progress toward longer-term objectives. This combination of fixed formulas, along with latitude in assessing performance based on the CHR Committee’s informed judgment, allows for consideration of unanticipated market conditions and

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COMPENSATION DISCUSSION AND ANALYSIS
other events that may impact operating performance. We believe that this latitude is important in mitigating risk as it reduces the potential that our executive officers may be encouraged to take actions with respect to unanticipated items based on the impact the actions may have on their incentive compensation, rather than based on the merits and impact that the actions may have on achieving our long-term goals and objectives.
Individual Performance Component
In keeping with its philosophy that individual performance plays an important role in our annual incentive plan design, the CHR Committee did not change the weighting of individual performance for 2025. Strategic objectives, as listed in the annual incentive plan graphic, were added within each NEOs’ individual performance goals to further our commitment to shared value to our associates, our shareholders, and the communities we serve. Individual goals for each NEO include other tailored evaluations of financial and non-financial performance metrics including important risk-related factors. In assessing individual performance, the CHR Committee reviewed each individual’s accomplishments and considered their role in driving the Company’s strong results in 2025 despite a dynamic and competitive industry environment.
2025 Annual Incentive Plan Results
For all of our NEOs, 70% of the annual incentive is based upon corporate performance, with the remaining 30% of the annual incentive based upon an assessment of each NEO’s individual performance.
Assessment of Corporate Performance
Throughout 2025, the CHR Committee received regular updates on corporate performance and forecasted incentive payments under the plan. In early 2026, the CHR Committee reviewed and considered corporate performance under the criteria set at the beginning of 2025. Performance measurements for the metrics established were based on our results as adjusted and described above. For additional information on Company performance, see Advancing our Strategic Priorities under About Regions.
The culmination of results generated an overall corporate performance score of 111%. The CHR Committee determined that this was in line with overall performance and certified results as calculated with no discretionary change to performance goals as illustrated below:

		Absolute Performance Against Internal Targets
		2025 Goal Achievements
Performance Metrics		Threshold	Target	Maximum	Attainment	% of Goal
Weighting	Profitability Metrics
50%	Adjusted Net Income Available to Common Shareholders ($ millions)(1)	$1,522	$2,029	$2,435	$2,057	101%	=	101
50%	Adjusted Efficiency Ratio (1)	60.4%	56.9%	53.9%	56.8%	100%
Modifier	Customer Service Metrics
Plus or minus 10 points	◼Subtract 1 point for every percentile below the 70th percentile, maximum 10 points ◼No modification between 70th and 80th percentile ◼Add 1 point for every percentile above the 80th percentile, maximum 10 points				>90th	Maximum	=	10%
Total Corporate Performance								111%
(1)Non-GAAP measures — see reconciliations for Annual Cash Incentive Plan metrics in Appendix E.

Safety and Soundness Requirements
Required Reductions	Goal	Result	Required Reduction Indicated?

Primary Liquidity Level	Low Risk or Better	Low Risk	NO
Capital Action Decision Tree Status	Monitoring or Deploy	Deploy	NO

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COMPENSATION DISCUSSION AND ANALYSIS
Assessment of Individual Performance
With respect to Mr. J. Turner, the independent Board members used a formal process consistent with prior years to assess performance. Each Board member provided an evaluation in the areas of leadership, strategic planning, financial performance management, customer relations, management of personnel, communications, and Board relations. Mr. J. Turner’s achievements noted by Board members include, but are not limited to, items listed in the table below.
To determine the individual performance rating for Mr. J. Turner, the CHR Committee met in executive session with its compensation consultant to discuss and finalize performance results. To determine the individual performance ratings of the other NEOs, the CHR Committee consulted with our CEO regarding the assessments. The table below outlines the individual NEO performance ratings and a high-level summary of the achievements noted when making the performance rating decisions:

Name	Individual Performance Rating	Individual Performance Highlights

John M. Turner, Jr.	175%
◼Delivered strong operational and financial performance by emphasizing soundness, profitability, and growth.
◼Presided over a record year in Wealth Management and Treasury Management, with Capital Markets delivering its second-best year on record, while maintaining disciplined expense management, driving positive operating leverage, and returning capital to shareholders.
◼Focused on driving responsible growth as evidenced by improved credit quality quarter-over-quarter.
◼Continued to position Regions for long‑term growth through targeted investments in technology, including advancing the company’s multi‑year core modernization program and expanding the use of AI‑driven platforms such as Regions Client IQ, which provides bankers with data‑driven insights to enhance revenue growth, improve risk assessment, and strengthen customer engagement.
◼Supported talent development, for example, through the reskilling of 600 bankers to support placement into high‑opportunity markets to deepen talent capabilities and match banker expertise with growth opportunities across the footprint.
◼Drove a strong culture that continues to be recognized externally and positions Regions as an employer and bank of choice.

David J. Turner, Jr.	200%
◼Provided exceptional leadership of our finance, accounting, tax, investor relations, and treasury functions, including continuing to position Regions for long-term success ahead of his planned retirement in March 2026 through succession planning and leadership development of team.
◼Delivered strong financial performance and created meaningful shareholder value, generating full‑year net income of approximately $2.1 billion and EPS of $2.30.
◼Presided over top-tier profitability driven by disciplined balance-sheet management, top-quartile deposit growth, and maintaining the lowest deposit costs among peers.
◼Oversaw strategic hedging program, which led to a strong capital and liquidity position and effective interest-rate risk management.

C. Dandridge Massey	175%
◼Advanced progress on the company’s multi-year core modernization program.
◼Launched a high-performing native mobile app, enhancing customer experience and increasing usage of key functionality like Zelle and chat.
◼Developed critical capabilities, including authentication, data governance, and real-time data, to strengthen security, support growth, and improve efficiency.
◼Continued building a responsible, enterprise-wide AI roadmap to drive innovation while maintaining strong data governance and risk controls.
◼Innovated with AI-driven platforms powering banker enablement, treasury management implementation, and client onboarding, driving 35% of new business opportunities and expected to boost productivity by 20%.
◼Oversaw continued top customer satisfaction levels, including recognition by J.D. Power as #1 in Customer Satisfaction among Regional Bank Websites.

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COMPENSATION DISCUSSION AND ANALYSIS

Name	Individual Performance Rating	Individual Performance Highlights

David R. Keenan	175%
◼Drove the people, culture, and organizational effectiveness strategy, enabling the company to deliver stronger value to stakeholders and continue its trajectory of significant growth.
◼Sustained top-tier associate engagement, with Regions being recognized by Gallup for the 11th consecutive year with the Exceptional Workplace Award, reflecting an over-a-decade long track record linking strong engagement with a healthy, performance driven culture.
◼Strengthened leadership and succession planning through intentional organizational changes and hires that elevated leadership performance and reinforced long-term talent depth across the bank.
◼Enhanced marketing strategies across all business lines through brand evaluation, benchmarking, framework develop, and a new brand agency partnership leading to accelerated growth.
◼Delivered meaningful community impact across the bank’s markets through the work of the Regions Foundation while also reinforcing community as a core pillar of the bank’s shared-value approach through the bank’s broader community engagement efforts, including philanthropic giving and significant associate volunteerism across its footprint.
◼Drove significant expense reductions across the organization through changes to Procurement capabilities and processes.

Russell K. Zusi	175%
◼Strengthened and advanced Regions’ risk culture, promoting consistent risk awareness, accountability, and strong risk management behaviors across the Company.
◼Enhanced Regions’ ability to operate effectively in a dynamic regulatory environment by supporting robust regulatory management practices and ensuring the Company is well positioned to meet evolving supervisory expectations.
◼Optimized the Risk operating model to support faster, insight-driven decision-making and strengthened organizational talent by repositioning teams and deploying leaders to address key skill gaps, driving greater efficiency across the function.
◼Enhanced core compliance and operational processes by reshaping workflows for greater consistency and quality, including leading the design and deployment of a new Enterprise Compliance program that strengthened oversight of this critical risk type.
◼Further strengthened cross-functional relationships to enhance enterprise-wide risk visibility and oversight, supporting effective execution of the Company’s risk management strategy and serving as a key advisor and liaison to the Board on emerging risks and risk-related priorities.
◼Advanced the Company’s risk metrics and reporting capabilities, with continued emphasis on technology maturity to better measure customer impacts related to operational and risk events and align with Regions’ broader modernization trajectory.
◼Maintained resilient financial risk management practices in a dynamic macroeconomic and geopolitical environment while enabling strategic execution within the bounds of our risk appetite.

2025 Annual Incentives Earned
As a result of the 2025 performance decisions discussed above, the CHR Committee approved the following annual cash incentive payments for our NEOs in early 2026:

Name	2025 Target Incentive ($) (1)	Total Incentive Received ($)

John M. Turner, Jr.	2,380,769	3,099,762
David J. Turner, Jr.	906,491	1,248,238
C. Dandridge Massey	828,846	1,079,158
David R. Keenan	741,971	966,047
Russell K. Zusi	747,500	973,245
(1)The 2025 target incentive is based on multiplying the NEO’s bonus opportunity percentage achieved by the actual salary paid to the NEO during 2025. Using the actual salary paid accommodates changes in base salary, should any change occur, throughout the year.

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COMPENSATION DISCUSSION AND ANALYSIS
LONG TERM INCENTIVE PLAN (“LTIP”)
The CHR Committee believes long-term incentive compensation plays an important role in linking incentives to risk outcomes or aspects of performance that become apparent only with the passage of time. The responsibilities of our NEOs are largely strategic in nature, and while our NEOs diligently work to understand and mitigate risks, the actual outcomes of many of the business actions taken will not be certain for extended periods of time. For this reason, long-term incentive compensation is the largest portion of our executive compensation program.
2025 Long-Term Incentive Grants
The CHR Committee met independently with its compensation consultant to review the long-term incentive grant target for Mr. J. Turner. After reviewing Mr. J. Turner’s total compensation target compared to that of other CEOs within our compensation peer group, the CHR Committee determined to increase the value of Mr. J. Turner’s long-term compensation target by $500,000 to a total target of $6,400,000. The CHR Committee’s decision was informed by market competitive information and driven by recognition of his strong leadership and performance leading the Company in the prior year.
In setting the value of the long-term incentive compensation for our other NEOs, the CHR Committee reviewed recommendations from Mr. J. Turner for his direct reports and consulted with its independent compensation consultant. Changes in value from the prior year for each of the remaining NEOs included an increase of $200,000 for Mr. Keenan, $150,000 for Mr. D. Turner, and $100,000 for each of Mr. Massey and Mr. Zusi, resulting in 2025 awards of $1,750,000 for Mr. D. Turner and $1,500,000 for the remaining three NEOs. These changes were approved based on an analysis of competitive market data for the NEOs’ positions and in recognition of ongoing performance and contributions to Company success. On February 24, 2025, the CHR Committee approved the total grant values for NEOs and set a future grant date of April 1, 2025, in keeping with our normal business practices and schedules.
The table below presents the targeted economic value of the grants awarded by the CHR Committee to each NEO on April 1, 2025, and the division of the grant between each long-term component:

Name	Total Targeted LTIP Economic Value ($)(1)		Value of RSUs ($)(2)	Value of PSUs ($)(2)	Value of PCUs ($)

John M. Turner, Jr.	ñ	6,400,000	2,133,333	2,133,333	2,133,333
David J. Turner, Jr.	ñ	1,750,000	583,333	583,333	583,334
C. Dandridge Massey	ñ	1,500,000	500,000	500,000	500,000
David R. Keenan	ñ	1,500,000	500,000	500,000	500,000
Russell K. Zusi	ñ	1,500,000	500,000	500,000	500,000
(1)Economic value is determined by dollar amount in early 2025.
(2)As discussed below and in the tables on pages 85 and 87, executives were granted awards on April 1, 2025, using the 30-day average stock price to determine the number of shares granted as RSUs and PSUs.
Long-Term Incentive Program Components
Our long-term incentive program is designed to drive long-term performance, enhance retention, align with shareholders’ interests, and address longer-term risk concerns. Grants to NEOs are split equally among the following three components, each designed to support a distinct goal of our compensation philosophy:
◼Restricted Stock Unit Awards (“RSUs”),
◼Performance Stock Unit Awards (“PSUs”), and
◼Performance Cash Unit Awards (“PCUs”).
RSUs represent one-third of the award and include a three-year service-based vesting requirement, which means that the awards will generally not vest unless the NEO remains employed until April 1, 2028 (i.e., the third anniversary of the grant). In addition to the service-based vesting requirement, RSU awards are subject to an additional risk-based vesting requirement that protects the safety and soundness of the Company. In

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the event that Regions does not continually meet standards for liquidity and capital deployment throughout the entire three-year vesting period, up to 40% of the RSU award may be forfeited, regardless of meeting the service requirement. The CHR Committee has chosen to include RSU grants in the design of the program because they encourage retention of executives while also closely tying executive interests to those of shareholders.
PSUs and PCUs are performance-based awards and equally comprise the remaining two-thirds of the award. PSUs and PCUs can be earned between 0% and 150% of target depending on the level of achievement. The CHR Committee has chosen to split the performance-based portion of the award between these two types of grants in order to incentivize executives to superior performance but also limit leverage that might encourage excessive risk-taking.
PSUs require performance hurdles to be met to establish the number of shares ultimately paid under the award. In addition, since the award is delivered in shares of stock of the Company, its value is tied to Company performance and shareholder interest through stock price performance, creating what is often referred to as “double leverage.”
PCUs include the same performance hurdles, but since they are denominated in cash rather than stock, there is less upside and downside opportunity in these grants, giving them a lower risk profile than that of PSUs. The CHR Committee believes splitting performance-based awards between these two vehicles with different risk profiles is in the best interests of the Company and shareholders. The CHR Committee also believes the PSU and PCU awards should be subject to the service vesting and safety and soundness requirements; therefore, just like RSUs, these awards include a three-year service-based vesting requirement and are subject to the standards and forfeiture provisions related to liquidity and capital deployment requirements, as described above.
Performance Measures
The performance measures included in the PSU and PCU awards are chosen because they are operating measures that: (i) are critical to the long-term success of the Company, (ii) are transparent to shareholders and the NEOs, and (iii) create healthy tension between profitability and the quality of earnings, which is important to shareholder value. Additionally, performance goals are based on anticipated capital distribution plans as submitted to our bank regulators through the Comprehensive Capital Analysis and Review (“CCAR”) process and approved by the Board. As a result, management has limited discretion in altering capital plan actions which, in turn, limits their ability to impact executive compensation.
Weighting of Metrics
Generally, each metric is weighted equally and measured based upon both absolute performance against Company goals over the three-year performance period and an evaluation of relative performance as compared to our peers. We do this through the use of a matrix where the “X” axis represents our performance against the absolute goals we set for ourselves over the performance period, and the “Y” axis represents our performance against banks selected as our performance peer group using these same measures.
Balancing of Absolute and Relative Performance
By establishing absolute goals within a range of outcomes, coupled with performance against banks in our performance peer group, a matrix mitigates some of the challenges associated with setting precise goals that could incent imprudent risk-taking by executive officers and avoids the “best of the worst” outcome that is possible with the exclusive use of relative measurement.

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COMPENSATION DISCUSSION AND ANALYSIS
The design of the long-term incentive plan, as determined in early 2025, is structured as follows:

Long-Term Incentive Plan
Grant Types	33.33% Time-Based Awards	66.67% Performance-Based Awards

	33.33% Restricted Stock Unit Awards	33.33% Performance Stock Unit Awards	33.33% Performance Cash Unit Awards

Performance Metrics	Value may change based on stock price	50% Return on Average Tangible Common Equity (1) Compared against internal goals (50%) and peer performance (50%)

50% Cumulative Compounded Diluted Earnings Per Share Growth (1) Compared against internal goals (50%) and peer performance (50%)

Safety & Soundness Requirements	Capital & Liquidity Thresholds (up to -40%)

(1)See descriptions below for how the non-GAAP absolute and GAAP relative components of the metrics are calculated.
LTIP Design for 2025 - 2027 Performance Period
On February 24, 2025, the CHR Committee approved a LTIP design for the 2025-2027 performance period using two performance metrics, Return on Average Tangible Common Equity (“ROATCE”) and cumulative compounded diluted Earnings Per Share Growth (“EPS Growth”), both adjusted for incentive calculation purposes and further described below (for non-GAAP reconciliation information, see Appendix F). The design and its associated goals were determined by considering financial and operational expectations related to our strategic planning process for the January 1, 2025, through December 31, 2027, performance period. The CHR Committee also determined the grants would be made on April 1, 2025. Additional performance details include the following:
◼Performance Metrics – The CHR Committee determined that the 2025 performance-based grants would maintain the two metrics for measurement as utilized in the 2023-2025 and 2024-2026 design, ROATCE and EPS Growth. In making its decision, the CHR Committee noted that given market expectations, both measures remained the most critical long-term performance metrics to align management with shareholder value creation.
◼Performance Measurement – In measuring performance, the CHR Committee determined that ROATCE and EPS Growth would be measured utilizing a performance matrix that considers both absolute and relative performance, each with an equal weight of 25%. Absolute performance requirements would be based on the expectations for Regions’ own three-year business plan while relative performance would be measured against the performance of peers along a continuum that ranges from zero to 150% of target.
◼Evaluating Relative Performance – At the end of the three‑year performance period, all companies in the performance peer group are ranked from highest to lowest, and Regions’ position is converted into a percentile (see page 72 for a full description of the peer group). For the relative ROATCE metric, and based on the 14‑bank peer group (including Regions), Regions must finish seventh or better (i.e., above the median) to earn a payout above target, while an eighth‑place ranking results in a below‑target payout. For the relative EPS growth metric, which is measured only for the 12 banks with non‑negative EPS to start the period (including Regions), Regions must finish sixth or better to earn an above‑target payout, while a seventh‑place ranking produces a below‑target payout. In all cases, results that fall between threshold points are paid out using straight‑line interpolation.
◼Calculation of Performance Metrics – In continued response to the 2020 CECL accounting changes and in keeping with the annual cash incentive plan design, the CHR Committee sought to insulate incentive performance from volatility related to CECL credit loss provisioning. As a result, net charge-offs, which better reflects actual performance, was substituted for provision in the absolute performance calculation for both ROATCE and EPS Growth. Additionally, the CHR Committee approved eliminating Accumulated Other Comprehensive Income (“AOCI”) from the denominator of the absolute performance calculation for ROATCE in order to mute the effect of volatile interest rate changes on market value adjustments that are reflected in tangible common equity. These adjustments are consistent with the prior year plan design. For non-GAAP reconciliation information, see Appendix F. Relative performance against peers for both metrics will be determined on a traditional GAAP basis.

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COMPENSATION DISCUSSION AND ANALYSIS
The following matrices set forth how the performance of ROATCE and EPS Growth for compensation purposes translates into the ultimate payout level of the PSUs and PCUs granted in 2025:

ROATCE Metric — 50% Weight
	Peer Group		Payout Opportunity for ROATCE Goal
Relative ROATCE (3-year Average)	Max	75 %ile	50%	75%	100%	125%	150%
	Target	50 %ile	25%	50%	75%	100%	125%
	Thresh.	25 %ile	0%	25%	50%	75%	100%
			Significantly Below Target	Below Target	Slightly Below Target	Target	Above Target
			Regions’ Absolute Adjusted ROATCE (3-year average)

EPS Growth Metric — 50% Weight
	Peer Group		Payout Opportunity for EPS Growth Goal
Relative EPS Growth (3-year cumulative CAGR)	Max	75 %ile	50%	75%	100%	125%	150%
	Target	50 %ile	25%	50%	75%	100%	125%
	Thresh.	25 %ile	0%	25%	50%	75%	100%
			Significantly Below Target	Below Target	Slightly Below Target	Target	Above Target
			Regions’ Absolute Adjusted EPS Growth (3-year cumulative CAGR)
”CAGR” - Compound Annual Growth Rate
Performance targets and the payout percentages generated for each level of long-term incentive performance are determined each year by the CHR Committee based on Company budgets and goals, as well as known prevailing economic conditions. We do not disclose the internal absolute performance targets set for the three-year performance period in the above matrix because such disclosure could be construed as earnings guidance. The CHR Committee believes the target levels for absolute performance are challenging, yet achievable. While we do not disclose forward-looking goals, we commit to disclosing target performance and performance achievement in the CD&A each year as performance awards vest. Though the matrix above does not include goals, it demonstrates the expectation of a 0% payment if we do not meet approximately one-half of the cumulative amount projected, as part of our strategic planning process, for the three-year period ending December 31, 2027.

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COMPENSATION DISCUSSION AND ANALYSIS
Payout of 2023-2025 Performance-Based Awards and
Differences in SEC Reporting Requirements and How the CHR Committee Views Compensation

It is important to note that the CHR Committee considers LTIP awards as compensation for the year in which the award is granted. As a result, there are multiple differences between how the CHR Committee views compensation and the SEC reporting requirements that impact this year’s Summary Compensation Table. These differences are described below:

◼The CHR Committee considers the entirety of the 2025-2027 LTIP award as compensation given to the NEOs at the time of the grant – in April 2025. In contrast, the SEC views only the equity-denominated portion of the award to be 2025 compensation and will not consider the performance-based cash unit awards (PCUs) to be compensation until the end of the performance period when the LTIP awards fully vest. Due to this difference, the equity-denominated awards (PSUs and RSUs) are reported in the Summary Compensation Table under the “Stock Awards” column in the year the grant is made. However, the PCUs, with the same performance period and vesting date, will not be reported as compensation until the value of the cash is earned at the end of the performance vesting period in 2027.
◼An additional difference between SEC reporting requirements and the CHR Committee’s view of compensation relates to the reported value of stock-based awards. The SEC rules require that companies report the value of equity-denominated awards in the “Stock Awards” column of the Summary Compensation Table in the year they are granted. This is the same way the CHR Committee considered these awards. However, there is a difference in the values noted in the table below and the values reported in the Summary Compensation Table due to the way we determine the number of shares each NEO will receive after the CHR Committee has established the monetary value of an award. To determine the number of PSUs and RSUs, we divide the monetary award value by the 30-day average closing price of Regions common stock prior to the grant date to minimize any impact of day-to-day stock price changes on the number of shares granted. The 30-day average for 2025 was $21.79. However, SEC rules require us to report the grant date fair value of shares in our tables. For grants made in 2025, the fair value for RSUs and PSUs was the closing price on the date of grant, which was $21.57 per share.
◼The CHR Committee considers the entirety of the 2023-2025 LTIP award as compensation given to the NEOs at the time of the grant – in April 2023. However, the SEC requires awards denominated as cash awards (such as Regions PCUs) be reported in the year that they vest, rather than in the year they are granted. As such, the Summary Compensation Table includes the value of the 2023 PCU awards in its totals and does not include the similar grant values from PCUs granted as a part of the 2025 grant cycle described on pages 67-70.

To understand the value reported in the Summary Compensation Table related to PCU awards, the following is a summary of the 2023 award. The 2023 PCU award was subject to a three-year performance period that ended on December 31, 2025. The following table sets forth the performance metrics achieved for the performance period and the percent of target earned by the NEOs as of the end of 2025:

		2023 - 2025 Performance-Based Award Results
Performance Metrics and Weights		Target	Performance	Payout	Weight	Payout % of Target

Absolute ROATCE(1)	25%	19.5%	16.2%	94%	50%	47%
Relative ROATCE	25%	50th percentile	96th percentile

Absolute EPS Growth (3-year Cumulative CAGR)(1)	25%	8.5%	(3.6)%	36%	50%	18%
Relative EPS Growth (3-year Cumulative CAGR)	25%	50th percentile	61st percentile

Final Results						65%

(1)Non-GAAP measure - see reconciliation for LTIP metrics in Appendix F.
”CAGR” - Compound Annual Growth Rate
In addition to the performance metrics listed above, Regions met the standards for liquidity and capital deployment throughout the 2023-2025 vesting period; therefore, no adjustment was made to the award.

Name			2023 Target PCUs Granted ($)	Payout % of Target (%)		Value of PCUs Received ($)

John M. Turner Jr.			1,866,667	65		1,213,334
David J. Turner, Jr.			500,000	65		325,000
C. Dandridge Massey			400,000	65		260,000
David R. Keenan			400,000	65		260,000

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COMPENSATION DISCUSSION AND ANALYSIS
Below is an alternative compensation table that details how the CHR Committee views NEO compensation for 2025, which differs from the Summary Compensation Table required by the SEC and included in the section Executive Compensation Tables and Other Information, as described above. Note that this table is not intended to replace the Summary Compensation Table; rather, it is provided to give shareholders additional clarity and context.

2025 Alternative Compensation Table
			Long-Term Awards ($)
Name	Principal Position	Base Salary ($)	Stock Awards ($)	Non Equity LTI Granted (Cash)($)	Annual Cash Incentive ($)	Total ($)

John M. Turner, Jr.	Chairman, President and CEO	1,190,385	4,266,667	2,133,333	3,099,762	10,690,147
David J. Turner, Jr.	Chief Financial Officer	725,192	1,166,667	583,334	1,248,238	3,723,431
C. Dandridge Massey	Chief Enterprise Operations & Technology Officer	663,077	1,000,000	500,000	1,079,158	3,242,235
David R. Keenan	Chief Administrative Officer	645,192	1,000,000	500,000	966,047	3,111,239
Russell K. Zusi	Chief Risk Officer	650,000	1,000,000	500,000	973,245	3,123,245
◼The above table summarizes the entire value of the long-term incentive grants made to NEOs in 2025 for the 2025-2027 performance years in the “Long-Term Awards” columns. The annual grant consisted of three equal parts, RSUs, PSUs, and PCUs, which are all subject to future performance goals and/or vesting. The economic value as determined in early 2025 of both the stock and non-equity (i.e., cash) portions of the 2025 grant is reflected in this table and is considered 2025 compensation by the CHR Committee.
◼Under rules established by the SEC, the Summary Compensation Table reports only the portion of the long-term incentive grant delivered in the form of stock equivalents in the year granted. Cash awards from the 2025 grant will not be reflected in the Summary Compensation Table until the year they are earned, which, for 2025 grants, is the year ending December 31, 2027, to be paid in 2028. Similarly, the Summary Compensation Table reports the value of the cash performance portion of the 2023 long-term incentive grant in the “Non-Equity Incentive Plan Compensation” column because the performance period for that award ended as of December 31, 2025. The 2023 performance grant was earned at 65% of target. The value of this award is not included in the table above because it was considered by the CHR Committee to be 2023 compensation, although subject to future performance criteria.
◼The Summary Compensation Table also reports the following items that are not included in the table above: (i) change in pension value, (ii) nonqualified deferred compensation earnings, and (iii) compensation associated with perks, benefits, and other miscellaneous items, which is referred to as All Other Compensation in the Summary Compensation Table.
USE OF PEER GROUPS FOR BENCHMARKING PURPOSES
To inform its decision‐making, the CHR Committee utilizes two peer groups: one to benchmark executive compensation and one to benchmark corporate performance. Although the peer groups are similar, the CHR Committee believes compensation measures should be reviewed against financial institutions with executive positions that are most similar in breadth and scope to Regions and represent the financial institutions that compete with Regions for our top executive talent. Performance is more appropriately measured against a broad group of financial institutions that investors would consider in competition with Regions for their investment dollars. In conjunction with its independent compensation consultant, the CHR Committee reviews both peer groups each year.
Compensation Peer Group
In determining the competitiveness of compensation compared to the market, the CHR Committee, with the assistance of its independent compensation consultant, regularly reviews the compensation of our executive officers against the Company’s compensation peer group and against survey data from a larger segment of companies within the financial services industry. While we do not specifically benchmark each individual Regions position to specific job matches within these peer companies, we use the information from these peers to assist the CHR Committee in evaluating the competitiveness of the compensation of our executive team, including the NEOs covered in this proxy statement.
The CHR Committee believes that peer group construction revolves around finding a balance between including relative companies that match Regions in size and focus and enough companies to make comparisons meaningful. The companies listed below are those that the CHR

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Committee believes are appropriate for compensation benchmarking purposes due to industry, asset size, revenue, and market capitalization. The CHR Committee approved the performance peer group without changes for 2025.
In addition to reviewing compensation peer group information annually, the CHR Committee’s independent compensation consultant periodically reviews the Company’s total compensation program against broader financial services industry survey data compiled by other sources (including compensation surveys prepared for the financial services industry by McLagan, a leading performance/reward consulting and benchmarking firm focused specifically on the financial services industry). All of this information is used by the CHR Committee when it considers the competitiveness and appropriateness of the amount and composition of pay at Regions.
Performance Peer Group
For purposes of measuring relative performance under our Long Term Incentive Plan, we use a peer group that is slightly different from the one utilized for compensation analysis. The key driver for performance peer group selection is business similarities. The CHR Committee, with the assistance of its independent compensation consultant, looks for a focus on retail, consumer, and corporate banking with a regional/geographic focus. Though the CHR Committee also considers size, it is not a key determining factor due to its lack of material impact on performance comparisons, especially when related to its impact on compensation comparisons. The CHR Committee approved the performance peer group without changes for 2025.
The 2025 compensation and performance peer groups are presented below:

Company	Ticker	12/31/2025 Assets ($ in millions)	12/31/2025 Market Cap ($ in millions)	Compensation Peer Group	Performance Peer Group

U.S. Bancorp	USB	692,345	82,945
PNC Financial Services Group, Inc.	PNC	573,572	81,855
Truist Financial Corporation	TFC	547,538	62,952
First Citizens Bancshares Inc.	FCNCA	229,698	26,301
Citizens Financial Group Incorporated	CFG	226,351	25,086
Fifth Third Bancorp	FITB	214,376	30,942
M&T Bank Corporation	MTB	213,510	30,966
Huntington Bancshares Incorporated	HBAN	225,106	27,203
KeyCorp	KEY	184,381	22,413
Regions Financial Corporation	RF	158,814	23,763
Zions Bancorporation	ZION	88,990	8,643
First Horizon Corporation	FHN	83,876	11,768
Comerica Incorporated	CMA	80,074	11,105
Synovus Financial Corporation	SNV	61,359	6,948
Hancock Whitney Corporation	HWC	35,473	5,324
The above-noted peer groups are not the same as the group of companies that comprise the S&P 500 Banks Index, which is the index included in the stock performance chart presented in Regions’ Annual Report on Form 10-K for the year ending December 31, 2025. Each of these peer groups represents a smaller group of financial institutions tailored primarily by asset size, core business services, geographic similarity, and alignment to the principles for each type of measurement.

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COMPENSATION DISCUSSION AND ANALYSIS
Other Benefits and Perks
In addition to the compensation elements described above, NEOs participate in limited perk programs and other benefits programs, many of which are available to all associates.
REGIONS RETIREMENT PROGRAMS
Regions sponsors two types of retirement programs: defined benefit and defined contribution retirement programs, each made up of tax-qualified and nonqualified plans. The operation of these retirement plans and the value of the benefits that NEOs accrue under these plans are described below and in the discussion that accompanies the Pension Benefits and Nonqualified Deferred Compensation tables and the Summary Compensation Table.
(1) Defined benefit plans
The Regions Financial Corporation Retirement Plan for Associates (the “Retirement Plan”) and Regions Financial Corporation Post 2006 Supplemental Executive Retirement Plan (“SERP”) are defined benefit plans. The Retirement Plan is a tax-qualified plan under Section 401(a) of the U.S. Internal Revenue Code of 1986 (“IRC”) that was closed to new participants in 2007. The three NEOs who have accrued a benefit under the Retirement Plan participate on the same basis as all associates. The SERP is a nonqualified plan that provides benefits to a limited number of senior officers of the Company to attract and retain high-quality senior executive talent; however, as of December 31, 2025, none of our NEOs participate in the SERP.
The following is a brief description of each NEO’s participation in these plans:
◼Mr. John Turner - During his prior period of service, Mr. J. Turner participated in the Retirement Plan and accrued nine years of credited service. After his rehire by the Company, Mr. J. Turner was no longer eligible to accrue additional benefit service under the Retirement Plan but continued to vest in his previously accrued Retirement Plan benefit, which fully vested in 2021. Upon his rehire, he began participating in the SERP. In September 2023, Mr. J. Turner elected to freeze his SERP participation and transfer the lump sum value of the fully vested benefit to a non-qualified defined contribution account under the Company’s Excess 401(k) Plan.
◼Mr. David Turner - Mr. D. Turner has 20 years of credited service with the Company and is a fully vested participant in the Retirement Plan and SERP. In December 2024, Mr. D. Turner elected to freeze his SERP participation and transfer the lump sum value of the benefit to a non-qualified defined contribution account under the Company’s Excess 401(k) Plan.
◼Mr. Massey - Mr. Massey is not eligible to participate in either of the Company’s defined benefit plans.
◼Mr. Keenan - Mr. Keenan has 22 years of credited service with the Company and is a fully vested participant in both the Retirement Plan and the SERP. In December 2025, Mr. Keenan elected to freeze his SERP participation and transfer the lump sum value of the benefit to a non-qualified defined contribution account under the Company’s Excess 401(k) Plan.
◼Mr. Zusi - Mr. Zusi is not eligible to participate in either of the Company’s defined benefit plans.
Pension Benefits Compensation
The Pension Benefits description and table beginning on page 90 include a more detailed description of retirement benefits and a calculation of the value of pension benefits for each NEO. In addition, the Summary Compensation Table provides a value that represents the change in the lump sum value of pension benefits from 2024 to 2025. Several factors influence the calculation of this change. For most participants, the change is a result of additional years of service, the passage of time, and changes in the discount rate and actuarial mortality table.

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COMPENSATION DISCUSSION AND ANALYSIS
Understanding the Annual Change in Pension Value

No additional pension benefits
◼2025 annual change in pension value is not due to any modifications to the existing pension program or formulas.
◼Regions’ Retirement Plan was closed to new participants in 2007; less than 10% of our associates remain participants in the plan.

Annual changes primarily driven by macroeconomic and non-performance factor changes
◼For most participants, the change in value is a result of an additional year of service, the passage of time, and changes in the discount rate and mortality table.
◼Form of payment election also impacts the assumptions used to determine the value of the benefit. Should the participant change their payment election, Regions would be required to change the method by which the annual change in pension value is determined.
◼Traditional pension plans are extremely sensitive to interest rate changes, which are macroeconomic factors out of the Company’s control.
◼Unlike the annual and long-term incentive plans, which are performance-based, pension values are driven mostly by non-performance factors.
◼Our SERP benefit formula is a “final average earnings” formula using the highest three consecutive years of eligible compensation. As a result, increases in eligible compensation can have a significant impact on the change in pension value when the years of higher pay replace lower values in the three-year average calculation.

(2) Defined contribution plans
Each NEO is eligible to participate in the tax-qualified Regions Financial Corporation 401(k) Plan (“401(k) Plan”) on the same basis as all other eligible associates. Eligible associates may defer between 1% and 80% of eligible pay as pre-tax or Roth after-tax elective deferrals (or a combination of pre-tax and Roth after-tax elective deferrals), subject to IRC limits. In addition, we maintain the Regions Financial Corporation Non-Qualified Excess 401(k) Plan (“Excess 401(k) Plan”) in which certain associates, including the NEOs, whose participation in the 401(k) Plan is generally limited due to the IRC compensation and contribution limits applicable to qualified plans may defer eligible pay in excess of the amount allowed to be deferred in the 401(k) Plan. In both plans, the Company matches up to 100% of the amount deferred by an eligible participant up to a maximum of 5% of eligible pay and makes a contribution of 2% of eligible pay on behalf of each eligible participant who is not eligible to accrue a benefit in the applicable defined benefit plan.
In 2025, Mr. J. Turner, Mr. D. Turner, Mr. Massey, Mr. Keenan, and Mr. Zusi received Company matching contributions of 5% of pay in both plans. Mr. J. Turner, Mr. Massey, and Mr. Zusi also received the 2% contribution in the 401(k) Plan since none are eligible to accrue benefits in the Retirement Plan, and Mr. Massey and Mr. Zusi were eligible to receive the 2% contribution in the Excess 401(k) Plan.
PERQUISITES
Our NEOs are eligible to participate in employee benefit programs generally available to all associates. While we do not offer a broad range of perks to our NEOs, we have provided certain personal benefits that are not available to other associates. The CHR Committee regularly reviews the perks available to executive officers to determine whether these programs continue to serve the purpose of benefiting the Company.
In General
In 2025, NEOs continued to be eligible for certain financial planning services, Company-provided security monitoring for private residences on an as-needed basis, and enhanced access to health-related services. Additionally, the Company may maintain memberships in organizations that certain executive officers may utilize for business entertainment purposes. These memberships are provided because we believe that they serve a necessary and reasonable business purpose. It is expected that executive use will always involve a bona fide business purpose. The total cost of these perquisites to the Company represents an immaterial portion of total compensation.
Use of Corporate Aircraft
It has long been our policy to require our CEO to use corporate-owned or other non-commercial aircraft for business travel when possible. The use of corporate aircraft is subject to a formal program, approved for 2025 by the CHR Committee, that sets forth the criteria and procedures applicable to its use, and the Aircraft Time Sharing Agreement between Mr. J. Turner and the Company governs the terms and conditions of Mr. J. Turner’s personal use of the corporate aircraft.

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COMPENSATION DISCUSSION AND ANALYSIS
For 2025, our CEO’s use of corporate-owned aircraft for personal travel was subject to a maximum value of $175,000 per year. Mr. J. Turner’s 2025 personal use of corporate aircraft was $88,799. In the event the value of personal use (as measured based on the incremental cost of operating the aircraft) had exceeded $175,000 in the year, our policy would require the CEO to reimburse the Company the full incremental cost of operating the corporate aircraft.
Additionally, the Board authorized the CEO to make corporate-owned aircraft available for the personal travel of other Company associates on a limited basis, such as in the event of emergency or when personal use may be in the best interest of the Company due to either efficiency or safety concerns.
Tax Liabilities
Any perquisites that result in a personal benefit are imputed as income to the executive in accordance with Internal Revenue Service rules. NEOs are personally responsible for all taxes on this income. The Company does not gross up the income to cover taxes for NEOs.
Change-in-Control and Other Severance Protections
Regions maintains change‑in‑control and severance protections designed to support leadership stability, reinforce alignment with shareholder interests, and remain competitive.
POTENTIAL SEVERANCE PAYMENTS
In an effort to increase transparency, promote fair and equitable treatment among associates in like positions, and improve executive recruiting efforts, Regions established the Regions Financial Corporation Executive Severance Plan (the “Executive Severance Plan”), effective January 1, 2020, which provides standardized severance terms for eligible executives, including NEOs other than the CEO. Under the Executive Severance Plan, if an eligible executive is terminated by Regions other than for cause outside of a change‑in‑control context, the executive is entitled to accrued compensation and benefits, 18 months of base salary, and a pro‑rated annual bonus based on the average annual bonus during the three years preceding the year in which the termination occurred. All amounts are payable as a single lump sum following the execution of a release of claims against the Company.
POTENTIAL CHANGE-IN-CONTROL PAYMENTS
In the event of a change-in-control, all NEOs are covered by either a legacy change‑in‑control agreement or the Executive Severance Plan, each of which provides benefits only upon a qualifying termination (i.e., a termination without “cause” or a resignation for “good reason” during a specified protection window before or after a change-in-control). This double‑trigger design ensures that benefits are provided only when an executive actually loses their position in connection with a change‑in‑control, rather than simply because a transaction occurs. These arrangements help ensure that key associates (including our NEOs) can remain focused on evaluating and pursuing strategic opportunities that may benefit shareholders, without concern for personal job security, while maintaining a structure aligned with market practice and shareholder expectations.
For the three NEOs with legacy individual agreements, if a qualifying termination occurs within two years following a change‑in‑control, the NEO receives accrued compensation and benefits, plus a cash severance payment equal to a multiple of base salary and the NEO’s average annual bonus during the prior three years, as well as a pro‑rated annual bonus for the year of termination. Under these agreements, our CEO is eligible for a 3× multiple and benefit continuation under our welfare benefits plans for the three-year period following termination, while Mr. D. Turner and Mr. Keenan are eligible for a 2× multiple and benefit continuation under our welfare benefits plans for the two-year period following termination. Agreements executed after February 2011 do not provide excise tax gross‑ups, so our CEO’s post-2011 agreement does not include any gross-up protections; however, Mr. D. Turner and Mr. Keenan hold pre‑2011 agreements that contain grandfathered provisions that provide for additional benefits in the event that change-in-control payments and benefits (referred to as “parachute payments”) become subject to the excise tax under IRC Section 4999. Mr. D. Turner and Mr. Keenan have agreements that require Regions to make an additional payment covering the excise tax under IRC Section 4999, as well as any income tax on the excise tax payment and any penalty and interest that might be due (sometimes referred to as “Section 280G gross up payments”). However, if parachute payments do not exceed 110% of the greatest amount that could be paid without triggering the excise tax (the “Safe Harbor Amount”), then those payments and benefits will be reduced to that amount. The agreement for Mr. J. Turner does not provide for Section 280G gross up payments and stipulates that in the event severance benefits are subject to the terms of IRC Section 4999, amounts payable (under the change-in-control agreement or otherwise) would be reduced to the Safe

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COMPENSATION DISCUSSION AND ANALYSIS
Harbor Amount if the reduction would result in receiving a greater after-tax amount. None of the individual agreements provide severance benefits outside a change‑in‑control‑related termination.
Mr. Massey and Mr. Zusi are covered under the change-in-control provisions provided for in the Executive Severance Plan, which provides enhanced benefits upon a qualifying termination that occurs six months prior to, or two years following a change-in-control, including accrued compensation and benefits, plus a severance payment equal to a multiple of base salary and three‑year average bonus, plus a prorated bonus for the year of termination and a cash payment equal to benefit continuation for two years following termination. Both are eligible for a 2× multiple of pay upon a qualifying change‑in‑control termination. The Executive Severance Plan expressly prohibits tax gross‑ups.
If a NEO’s employment is terminated by Regions for “cause,” or by reason of death, disability, or resignation other than for “good reason” during the change-in-control period, Regions’ liability is limited to accrued but unpaid compensation and benefits. All amounts are payable as a single lump sum following the execution of a release of claims against the Company.
For additional information, including definitions of “cause,” “good reason,” and “change-in-control,” see the subsection entitled Potential Payments by Regions Upon Termination or Change-in-Control.
Compensation Oversight, Governance, and Risk Considerations
ROLE OF THE CHR COMMITTEE
Our compensation and benefit programs operate under the guidance and oversight of the CHR Committee. The CHR Committee is composed of independent non-management Directors, with considerable experience in executive compensation matters, and who are not eligible to participate in any of the management compensation programs or other employee benefit or compensation plans of the Company, except for grants of equity compensation under the Company’s LTIP pursuant to the Director Compensation Program. Directors who served as members of the CHR Committee during 2025 include:

◼Joia M. Johnson, Chair ◼J. Thomas Hill ◼Ruth Ann Marshall	◼William C. Rhodes, III ◼Timothy Vines
Each CHR Committee member has been affirmatively determined to be independent as defined by NYSE rules, applicable SEC rules and regulations, and our Corporate Governance Principles’ considerations. In addition, there are no compensation committee interlocks. None of the executive officers of Regions currently serves or served during 2025 on the board of directors or compensation committee of another company at any time during which an executive officer of such other company served on Regions’ Board or CHR Committee.
The CHR Committee operates under a written charter approved by the Board. A copy of the charter is available on our website at ir.regions.com/governance.
Committee Meetings
The CHR Committee holds meetings as often as it deems necessary to perform its duties and responsibilities, but not fewer than three times a year. During 2025, the CHR Committee met seven times, including one joint meeting with the Risk Committee.
The CHR Committee asks its independent compensation consultant to attend all regularly scheduled meetings, as well as some of the CHR Committee’s special meetings. Other outside advisors, including legal counsel, also attend meetings when members feel additional guidance on specific topics may be beneficial. Meetings are also attended by members of management, including the CEO, CAO, Chief People Officer, Head of Total Rewards, and Chief Legal Officer, as appropriate. The CFO attends meetings when Company budget and performance information or incentive plan design is presented. As previously noted, at least one joint meeting of the CHR Committee and the Risk Committee is held each year. During this joint meeting, representatives from the Risk Management Group, including the CRO, review associate conduct and a comprehensive risk assessment of the Company’s incentive plans, including both plans that cover executive officers, as well as plans that cover other associates of the Company.

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COMPENSATION DISCUSSION AND ANALYSIS
Throughout 2025, the CHR Committee also heard from other executives in relation to Human Capital Management and other topics of interest. Additionally, every CHR Committee meeting includes an executive session without the participation of any member of the executive management team. The independent compensation consultant typically participates in a portion of these executive sessions.
COMPENSATION CONSULTANT DISCLOSURE
During 2025, the CHR Committee retained Frederic W. Cook & Co., Inc. (“FW Cook”) to provide independent information and consultation regarding the design and implementation of our executive compensation programs. FW Cook is a nationally recognized compensation consulting firm serving a large number of Fortune 500 companies and is engaged by and performs work solely for the CHR Committee.
It is the CHR Committee’s view that its compensation consultant and any other advisors should be able to render candid and direct advice independent of management’s influence, and numerous steps have been taken to satisfy this objective.
Annually, and most recently in December 2025, the CHR Committee considers the independence of FW Cook in light of current SEC rules and NYSE listing standards. The CHR Committee requested and received a letter from FW Cook addressing its independence, including the following factors:
◼other services provided to Regions by FW Cook;
◼fees paid by Regions as a percentage of FW Cook’s total revenue;
◼policies or procedures maintained by FW Cook that are designed to prevent a conflict of interest;
◼any business or personal relationships between the individual consultants involved in the engagement and a member of the CHR Committee;
◼any Regions equity securities owned by the individual consultants involved in the engagement and certain of their family members; and
◼any business or personal relationships between Regions’ executive officers and FW Cook or the individual consultants involved in the engagement.
The CHR Committee discussed these considerations and concluded that no conflict of interest exists.
FW Cook reports directly to the CHR Committee and engages with the CHR Committee Chair and members without the presence of management. Additionally, they work with Regions’ management, at the direction of the CHR Committee, to obtain information and further the CHR Committee’s goals. FW Cook does not do any work for executive management and, other than advising the CHR Committee as described, provided no other services to Regions in 2025. The scope of services provided by FW Cook for the CHR Committee during 2025 included:
◼Attending all CHR Committee meetings;
◼Advising the CHR Committee regarding matters related to executive succession planning, retirement, and transition;
◼Providing the CHR Committee with analysis of competitive market data to assist in establishing target levels for compensation components, such as base salary levels, annual incentives, long-term performance awards, and benefit levels for executive management;
◼Assisting the CHR Committee with the evaluation and establishment of the design and construct of the short-term and long-term incentive programs for 2025 and 2026, including values, opportunity levels, performance metrics, targets (including thresholds and maximums), performance curves, peer group comparisons, and risk mitigants to be included in the plan;
◼Advising the CHR Committee with respect to year-end compensation determinations based on performance evaluations and other factors, including succession planning and related considerations;
◼Providing competitive market practices regarding Director compensation targets and programs;
◼Advising the CHR Committee regarding regulatory and compliance issues and the development of leading best practices and market competitive information with respect to compensation guidelines established by the SEC, the Federal Reserve, and other banking regulatory bodies; and
◼Providing current trend information on industry and executive compensation issues.

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COMPENSATION DISCUSSION AND ANALYSIS
RESPONSIVENESS TO SHAREHOLDERS
Regions understands that shareholders, regulators, and other stakeholders have a strong interest in executive compensation, and we attempt to balance the interests of these constituencies in the design and execution of our executive compensation program. We take into consideration the results of our advisory votes on the Company’s executive compensation program and engage in ongoing shareholder outreach to solicit feedback on our executive compensation program directly from shareholders throughout the year.
Each year, members from our total rewards, investor relations, and corporate governance functions participate in Regions’ annual shareholder engagement efforts and meet with institutional shareholders to answer questions and discuss any issues or concerns. Feedback from shareholder engagement is provided to the CHR Committee and then incorporated into the CHR Committee’s evaluation and decision‑making on executive compensation matters. During the 2025 shareholder engagement cycle, we consistently received supportive feedback from our shareholders on the design of our executive compensation program. We are committed to shareholder responsiveness in our decision-making and disclosure matters. As a result, the efforts of our broader shareholder engagement program have received positive feedback and national recognition. For more information on this process, see the Shareholder Engagement section.
Say-on-Pay
In addition and in accordance with the vote of our shareholders, we provide our shareholders with an opportunity annually to cast an advisory vote regarding executive compensation. This year’s vote is included as Proposal 2.
In our 2025 Say-on-Pay vote, 94.8% of votes were cast in favor of our executive compensation program. These results indicate strong support among shareholders for our compensation framework, our pay-for-performance approach, and the overall design of our compensation program. Both the Board and management continue to listen, assess, and respond to shareholder feedback in determining the goals and objectives of our incentive plans and overall program.
We will continue to monitor the results of future advisory votes on compensation and take feedback from our shareholder outreach program into consideration when assessing compensation design and disclosure matters in the future.
CLAWBACK POLICIES
We maintain a comprehensive compensation recoupment framework designed to protect shareholders, reinforce accountability, and comply with evolving regulatory requirements.

Regions has a comprehensive clawback program that goes beyond the requirements of the Dodd-Frank Act.
Financial Restatement Compensation Recoupment Policy
The Financial Restatement Compensation Recoupment Policy, enacted in 2023, applies to each of our NEOs, as well as other current and former executive officers. Consistent with Rule 10D-1 under the Dodd-Frank Act and NYSE Rule 303A.14, this policy requires the Company to clawback incentive-based compensation that is (i) erroneously awarded, and (ii) received by an executive officer during the three years preceding the date an accounting restatement was required. In the event the Company is required to prepare an accounting restatement due to the material noncompliance with any financial reporting requirement under U.S. federal securities law, in order to correct (i) a material error to previously issued financial statements or (ii) an error that would result in a material misstatement if (a) corrected in the current period or (b) left uncorrected in the current period, the Company will seek repayment of incentive compensation or require the forfeiture or reduction of outstanding or future cash and equity-based incentive compensation, as may be determined by the CHR Committee.
For further disclosure of Regions’ Financial Restatement Compensation Recoupment Policy, refer to Regions’ Annual Report on Form 10-K for the year ended December 31, 2025.
Compensation Recoupment Policy
Our preexisting Compensation Recoupment Policy remains in place and continues to cover each of our NEOs, other executive officers, and other senior leadership (each a “Covered Officer”). This policy permits recoupment of both time-based and performance-based cash and equity incentive compensation awarded, paid or payable, within the three years prior to the triggering event. Triggering events under the policy include

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COMPENSATION DISCUSSION AND ANALYSIS
financial restatement, materially inaccurate financial information or performance metrics used in determining compensation, misconduct by a Covered Officer, or a failure to supervise by a Covered Officer.
In the event the Company is required to prepare an accounting restatement due to the material noncompliance with any financial reporting requirement under either GAAP or federal securities law, or the Company subsequently finds that the financial information or performance metrics used to determine the amount of incentive compensation for a prior period is materially inaccurate, the Company may seek repayment of cash and equity incentive compensation or require the forfeiture or reduction of outstanding or future cash and equity-based incentive compensation as may be determined by the CHR Committee.
In addition to allowing for clawback in the case of financial restatement or materially inaccurate performance metrics, the policy allows the Company to recoup cash and equity-based incentive compensation in the case of misconduct of a Covered Officer or failure to supervise by a Covered Officer. In either event, the Company may recoup incentive compensation regardless of whether or not there is an accompanying financial restatement, to the extent any performance or vesting period for such incentive compensation overlapped in whole or in part with, or was exercised during, the period of misconduct.
For purposes of the policy, misconduct is defined as: (i) knowing violation of federal, state or local law, rule, or regulation; (ii) material breach of any written Company policy or covenant between Regions and the Covered Officer; (iii) disclosure of the Company’s confidential information or trade secrets; or (iv) commission of an act of fraud, dishonesty, or recklessness in the performance of the Covered Officer’s duties, which is not in good faith and subjects the Company to excessive risk or financial loss or materially disrupts, damages, impairs, or interferes with the business of the Company. For purposes of the policy, failure to supervise is defined as a failure by the Covered Officer, in a supervisory role, to properly (i) supervise behaviors by subordinates likely to cause reputational harm or result in improper risk behavior or (ii) identify, escalate, monitor or manage a subordinate’s misconduct or risk behavior, in each case which subjects the Company to excessive risk or financial loss or materially disrupts, damages, impairs or interferes with the business of the Company.
REGULATORY OVERSIGHT AND RISK GOVERNANCE
As a bank holding company, we must comply with various regulatory requirements. The Federal Reserve adopted guidelines on incentive compensation for financial institutions that include the following three main principles:
◼Incentive compensation arrangements should balance risk and financial results in a manner that does not provide employees with incentives to take excessive risks on behalf of the banking organization;
◼A banking organization’s risk management processes and internal controls should reinforce and support the development and maintenance of balanced incentive compensation arrangements; and
◼Banking organizations should have strong and effective corporate governance to help ensure sound compensation practices, including effective oversight by the Board.
In response to these guidelines, we established a governance and oversight process for the design, operation, and monitoring of our incentive plans that improves our ability to evaluate and reduce risk or to risk-adjust payouts under the plans. We created an internal cross-functional oversight committee with representation from risk management, finance, human resources, and legal to review, consider, and approve, as appropriate, certain higher risk plans. This cross-functional oversight committee also works with business group leadership to monitor the performance and effectiveness of all our incentive plans to ensure that they include features and metrics designed to discourage inappropriate risk-taking.
As a part of our oversight process, this internal oversight committee meets on a regular basis and provides a quarterly report to the CHR Committee with respect to the activities around incentive compensation management. In addition, at least once each year, the CHR Committee meets jointly with the Risk Committee, the CRO, and other members of the risk management team to receive a thorough risk assessment of each of our material incentive plans.

The risks arising from our compensation plans, policies, and practices are not reasonably likely to have a material adverse effect on the Company.

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COMPENSATION DISCUSSION AND ANALYSIS
In presenting the risk assessment, the CRO noted that the process of limiting risk starts with the Board setting the risk appetite of the Company, establishing policies, and implementing appropriate limits. The process then continues with management developing the policies and practices to ensure the Company operates within our risk appetite and avoids unnecessary or excessive risk. As described in the Relationship of Compensation Policies and Practices to Risk Management section, we believe that the risks arising from our compensation plans, policies, and practices are not reasonably likely to have a material adverse effect on the Company. In making this determination, we consider the impact of the: (i) Board’s role in the determination of the overall risk profile and appetite; (ii) level of controls in place; and (iii) incentive programs, procedures, and governance activities we follow.
EQUITY GRANT POLICIES AND PRACTICES
A grant of equity compensation to eligible key associates is generally made on an annual basis. Although the Company does not currently plan to issue stock option grants under the 2025 LTIP, the plan requires that the exercise price for options be no less than the closing price of Regions common stock on the date of the grant in the event this practice resumes. The CHR Committee has adopted a schedule and process of reviewing the program provisions and grant levels in the first quarter of the year to coincide with the annual performance management compensation review process established by the Company for all associates. As a part of that process each year, the CHR Committee will pre-establish a grant date for grants to eligible associates subject to the needs and business considerations of the Company. In keeping with long-standing practice, the equity grants to all eligible key associates were made on April 1, 2025.
The CHR Committee specifically approves all grants of equity compensation to executive officers and Directors, as well as other officers covered by Section 16(a) of the Exchange Act. The CHR Committee has delegated authority to the CEO to determine and approve annual grants, as well as modify outstanding grants, to other key associates within the limits and budgets established each year as part of the CHR Committee’s consideration of the annual grant program guidelines.
From time to time, the Company may find it necessary to issue special grants to new hires or other key associates outside of the normal grant process. The CHR Committee also has delegated authority to the CEO to determine the need for and value of these grants. For these grants, the CHR Committee’s policy provides that grants will be made on the first business day of the calendar quarter following the hire date or the determination for the need to grant an award for retention purposes. This timing was chosen to prevent even an appearance that either management or the associate could manipulate the pricing date and also to reduce the administrative and accounting burden that would be created by multiple grant dates. Any grants made by the CEO are reported to the CHR Committee on a regular basis each year.
The Company does not grant RSUs, PSUs or PCUs to our executive officers in anticipation of the release of significant earnings announcements or other material nonpublic information (“MNPI”) likely to result in changes to the price of our common shares. Similarly, we do not time the release of MNPI based on equity award grant dates. In the event MNPI becomes known to the CHR Committee prior to granting an equity award, the CHR Committee will take the existence of such information into consideration and use its business judgment to determine whether to delay the grant of equity to avoid any appearance of impropriety.
POLICY ON CASH VERSUS NON-CASH AND CURRENT VERSUS FUTURE COMPENSATION
The CHR Committee does not maintain a stated policy that dictates cash versus non-cash compensation or current versus future compensation. However, the allocation of cash and non-cash compensation for each of the NEOs is reviewed by the CHR Committee annually and reflects the CHR Committee’s best efforts to balance short-term and long-term objectives of the Company.
STOCK OWNERSHIP GUIDELINES, STOCK RETENTION REQUIREMENTS, AND OTHER POLICIES RELATED TO STOCK OWNERSHIP (PROHIBITIONS AGAINST INSIDER TRADING, HEDGING, AND PLEDGING OF REGIONS SECURITIES)
Regions has adopted stock ownership guidelines requiring executive officers and members of the Board to have a meaningful economic stake in Regions. These guidelines are designed to maintain stock ownership levels high enough to ensure our commitment to creating shareholder value. For purposes of meeting the guidelines, the following types of stock ownership are counted:
◼Shares directly owned by the executive officer or Director without restriction;
◼Restricted stock and stock units (except for those that may be subject to future performance requirements);

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COMPENSATION DISCUSSION AND ANALYSIS
◼Stock equivalents allocated through any deferred stock investment plan, as well as an executive officer’s shares held in a 401(k) Plan account and notionally held in an Excess 401(k) Plan account; and
◼Shares held in trust for the benefit of the executive officer or his or her immediate family members.

Our CEO must hold Regions common stock equal to at least six times base salary, and all other NEOs must hold stock equal to at least three times base salary.
Any executive officer who does not meet the ownership guidelines must retain at least 50% of the after-tax value of any compensatory equity grant upon vesting until such time as the ownership guidelines are met. The equity stake of our NEOs and Directors is reflected in the beneficial ownership information contained in the Security Ownership of Certain Beneficial Owners and Management section.
The table below summarizes the stock ownership guidelines for our CEO and each of the NEOs (including their compliance with the guidelines as of December 31, 2025):

Name	Ownership Requirement	Approximate Stock Value Required to be Held ($)	Holds Required Amount	Percent of Required Amount Owned (%)

John M. Turner, Jr.	6 X Base Pay	7,200,000	Yes	465
David J. Turner, Jr.	3 X Base Pay	2,190,000	Yes	585
C. Dandridge Massey	3 X Base Pay	2,100,000	Yes	135
David R. Keenan	3 X Base Pay	1,950,000	Yes	221
Russell K. Zusi	3 X Base Pay	1,950,000	Yes	429
For information on our prohibitions against insider trading, hedging, and pledging of Regions securities, see the Insider Trading Policy and Anti-Hedging and Anti-Pledging subsection of Corporate Governance.
ACCOUNTING FOR STOCK-BASED COMPENSATION
Regions accounts for and reports stock-based compensation under our long-term incentive plans in accordance with the requirements of Financial Accounting Standards Board’s (“FASB”) Accounting Standards Codification (“ASC”) Topic 718, Compensation - Stock Compensation. For further disclosure of Regions’ accounting for stock-based compensation, refer to Note 1, “Summary of Significant Accounting Policies” and Note 16, “Share-Based Payments,” to the consolidated financial statements included in Regions’ Annual Report on Form 10-K for the year ended December 31, 2025.

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Executive Compensation Tables and Other Information
The following tables, narratives, and footnotes contain compensation information about our Chairman, President and CEO; our CFO; and our three other most highly paid executive officers for the year ended December 31, 2025, collectively our NEOs.
Summary Compensation Table
Below is a brief summary of the components of Regions’ pay programs included in each column of the Summary Compensation Table:
Salary – The “Salary” column includes the base salary amounts for each NEO for the fiscal years indicated. New base salary amounts are generally effective on March 1 of each year.
Stock Awards – Equity awards granted in 2025 were composed of Performance Share Units (“PSUs”) and Restricted Share Units (“RSUs”) and are reported in the “Stock Awards” column at the grant date fair value. The grant date fair value does not correspond with the amounts that may be eventually realized relative to these awards. Any benefit from these awards depends on the future value of Regions common stock, the satisfaction of time-based vesting requirements, and the attainment of performance requirements in the case of PSUs. For more detail regarding the stock awards for NEOs, see the CD&A and the Grants of Plan-Based Awards table.
Non-Equity Incentive Plan Compensation – The amounts in the “Non-Equity Incentive Plan Compensation” column represent annual incentives earned for 2025 performance under our annual incentive plan as described in the CD&A and paid in early 2026. Also included in this amount is the value of the 2023 Performance Cash Units (“PCUs”) for the performance period ended December 31, 2025. While the value of these PCU awards has been determined, they remain subject to service-based vesting until April 3, 2026, and will be payable as of that date. The SEC rules require us to report these values in the Summary Compensation Table for the year that represents the final performance year of the grant. However, the CHR Committee does not consider these awards as current compensation, but rather compensation for the year in which the grant was issued. For more information on how the CHR Committee views awards compared to how the SEC requires us to report awards, see page 71 of the CD&A.
Change in Pension Value and Nonqualified Deferred Compensation Earnings – This column includes the change in pension value for each NEO, which is the difference in the total present value of accrued benefit on December 31, 2025, minus the total present value of accrued benefit on December 31, 2024. For additional information about pension benefits, refer to the Regions Retirement Programs subsection of the CD&A and to the Pension Benefits subsection and table in the Executive Tables and Other Information section. As for nonqualified deferred compensation earnings, none of the NEOs receive above-market or preferential earnings on their nonqualified deferred compensation accounts. More information regarding the provisions of the nonqualified deferred compensation plans in which the NEOs participate can be found on page 92.
For most participants, the change is a result of an additional year of service, the passage of time, and changes in discount rate and actuarial mortality table. Notably, due to the election to freeze his SERP benefit and transfer the value of that benefit to the Excess 401(k) Plan, the Summary Compensation Table continues to reflect a significantly lower change in pension value for Mr. D. Turner when compared to previous years.
All Other Compensation – Amounts in the “All Other Compensation” column represent the aggregate dollar amount for each NEO for perquisites, other personal benefits, and additional compensation items not disclosed in other columns of the Summary Compensation Table. Items may include the value of financial planning services, personal use of corporate aircraft, an enhanced executive physical, home security, relocation services, as well as matching charitable gift contributions. “All Other Compensation” also includes the value of Company contributions to the 401(k) Plan and the Excess 401(k) Plan.
Total – This column represents the sum of all columns for each of the NEOs, and includes all amounts earned by the NEO, including any amounts that may have been deferred for tax purposes.

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EXECUTIVE COMPENSATION TABLES AND OTHER INFORMATION
Total Without Change in Pension Value – This column has been added to demonstrate the year-over-year impact the change in pension value had on total compensation, as determined under applicable SEC rules. The amounts reported may differ substantially from those reported in the “Total” column required by SEC rules and are not a substitute for that amount. “Total Without Change in Pension Value” represents total compensation, as determined under applicable SEC rules, minus the value reported in the “Change in Pension Value and Nonqualified Deferred Compensation Earnings” column. The change in pension value is subject to many external variables, such as years of service, the passage of time, and changes in the discount rate and mortality table, that are not related to Company performance and does not represent compensation granted or received by the NEOs in the applicable year. Therefore, we believe this additional column assists in evaluating compensation of our NEOs, including for comparative purposes between years, by excluding the impact of the year-over-year change in pension value.

Summary Compensation Table
Name & Principal Position	Year	Salary ($)	Bonus ($) (1)	Stock Awards ($) (2)	Non-Equity Incentive Plan Compensation ($) (3)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($) (4)	All Other Compensation ($) (5)	Total ($)	Total Without Change in Pension Value ($)

John M. Turner, Jr. Chairman, President and Chief Executive Officer	2025	1,190,385	—	4,223,579	4,313,096	—	310,369	10,037,428	10,037,428
	2024	1,140,577	—	4,117,592	4,988,730	—	279,113	10,526,012	10,526,012
	2023	1,095,481	—	3,624,103	4,147,280	25,161	330,753	9,217,718	9,192,557
David J. Turner, Jr. (6) Chief Financial Officer	2025	725,192	—	1,154,901	1,573,238	170,573	122,167	3,746,071	3,575,498
	2024	705,000	—	1,116,614	1,742,538	980,011	102,513	4,646,676	3,666,665
	2023	702,289	—	970,731	1,349,263	2,733,285	137,810	5,893,378	3,160,093
C. Dandridge Massey Chief Enterprise Operations and Technology Officer	2025	663,077	500,000	989,890	1,339,158	—	129,593	3,621,718	3,621,718
	2024	645,289	—	977,052	976,805	—	102,825	2,701,971	2,701,971
	2023	620,481	—	776,607	508,050	—	25,240	1,930,378	1,930,378
David R. Keenan Chief Administrative Officer	2025	645,192	—	989,890	1,226,047	981,407	100,488	3,943,024	2,961,617
	2024	620,289	—	907,272	1,340,511	—	89,158	2,957,230	2,957,230
	2023	590,962	—	776,607	1,045,044	179,336	110,803	2,701,572	2,522,236

Russell K. Zusi (7) Chief Risk Officer	2025	650,000	—	989,890	973,245	—	130,102	2,743,237	2,743,237
	2024	637,500	1,550,000	6,477,046	887,814	—	48,901	9,601,261	9,601,261

(1)For Mr. Massey, this amount represents a one-time retention bonus, paid in cash in September 2025. For Mr. Zusi’s 2024 compensation, this amount represents a one-time $1,550,000 sign-on bonus, paid in cash at the time of his commencement of employment.
(2)As reflected in the following table, amounts in this column reflect the aggregate grant date fair value of awards granted to the NEOs computed in accordance with FASB ASC Topic 718, Compensation - Stock Compensation (excluding the effect of estimated forfeitures).

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EXECUTIVE COMPENSATION TABLES AND OTHER INFORMATION

	2025 Annual Equity Grant (PSUs & RSUs) (a)
	PSUs ($/units) (b)		RSUs ($/units) (c)
Name	Performance Stock Units ($)	Performance Stock Units (#)	Restricted Stock Units ($)	Restricted Stock Units (#)	Total Stock Awards Value ($)

John M. Turner, Jr.	2,111,789	97,904	2,111,789	97,904	4,223,579
David J. Turner, Jr.	577,450	26,771	577,450	26,771	1,154,901
C. Dandridge Massey	494,945	22,946	494,945	22,946	989,890
David R. Keenan	494,945	22,946	494,945	22,946	989,890
Russell K. Zusi	494,945	22,946	494,945	22,946	989,890
(a)Information regarding the assumptions used to value the awards set forth in (b) and (c) is set forth in “Note 1 - Summary of Significant Accounting Policies” and “Note 16 - Share-Based Payments” to the consolidated financial statements included in Regions’ Annual Report on Form 10-K for the year ended December 31, 2025.
(b)The grant date fair values reflected in the column may differ from the approved values reflected in the CD&A because of the accounting methodology used to report the PSUs in this column, as required by SEC rules. The amounts in these columns reflect the number of units granted and the grant date fair value of PSUs based on the probable outcome of the performance conditions (i.e., the target value of the award) and a per share value based on the NYSE closing price of our common stock on the date of grant of $21.57. Actual payout under these awards can range from 0% to 150% of target. The maximum award value for the PSUs is $3,167,684 for Mr. J. Turner, $866,176 for Mr. D. Turner, and $742,418 for Mr. Massey, Mr. Keenan, and Mr. Zusi. For more detail regarding the stock awards for NEOs, see pages 67 through 70 of the CD&A and the Grants of Plan-Based Awards table.
(c)The amounts in these columns represent the number of units granted and the grant date fair value of RSUs that cliff vest at the end of the three-year vesting period ending April 1, 2028, and a per share value based on the NYSE closing stock price of our common stock on the date of grant ($21.57).
(3)This amount represents annual cash incentives for 2025 performance plus the value of the 2023 PCUs based on certification of performance goals as of the three-year period ending on December 31, 2025, which will vest based on service effective April 1, 2026. The following table sets forth the details of these awards:

	Non-Equity Incentive Plan Compensation
Name	2025 Annual Cash Incentive ($)	Value of 2023 PCUs at 12/31/25 ($) (a)	Total ($)

John M. Turner, Jr.	3,099,762	1,213,334	4,313,096
David J. Turner, Jr.	1,248,238	325,000	1,573,238
C. Dandridge Massey	1,079,158	260,000	1,339,158
David R. Keenan	966,047	260,000	1,226,047
Russell K. Zusi	973,245	—	973,245
(a)This column reflects 65% of the target awards. The target award value for the 2023 PCUs was $1,866,667 for Mr. J. Turner, $500,000 for Mr. D. Turner, and $400,000 for Mr. Massey and Mr. Keenan . Grants are subject to service vesting requirements until April 3, 2026 (the third anniversary of the date of grant). Mr. Zusi was hired effective January 1, 2024 and did not receive 2023 PCUs.
(4)Amounts shown in this column represent the total change of the actuarial present value of our NEOs’ accumulated benefit under our defined benefit and non-qualified deferred compensation plans which are subject to significant vesting requirements. All participating NEOs are fully vested in their benefits. Importantly, the change in pension value is not currently paid to an executive and arises from multiple factors, including additional benefit accruals for another year of service, changes in compensation, form of payment election, and actuarial assumptions used to value plan liabilities such as mortality tables, discount rates, and interest rates. For Mr. J. Turner, the total benefit decreased year-over-year (the total change in value was -$1,341).
(5)All other compensation consists of the following:

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EXECUTIVE COMPENSATION TABLES AND OTHER INFORMATION

Name	Life Insurance, Perquisites and Other Personal Benefits ($)(a)	Matching Contributions Under Qualified Savings Plans ($)	Matching Contributions Under Nonqualified Savings Plans ($)	Non-Elective Contributions under the Qualified and Nonqualified 401(k) Plans ($)	Total All Other Compensation ($)

John M. Turner, Jr.	119,538	17,500	166,331	7,000	310,369
David J. Turner, Jr.	34,530	17,500	70,137	—	122,167
C. Dandridge Massey	14,801	17,500	64,494	32,798	129,593
David R. Keenan	25,036	17,500	57,952	—	100,488
Russell K. Zusi	22,455	17,500	59,391	30,756	130,102
(a)The 2025 amount includes the value of items such as financial planning services, personal use of the corporate aircraft, an enhanced executive physical, home security, and matching charitable gift contributions. For Mr. J. Turner, the value for personal use of the corporate aircraft in 2025 was $88,799.
(6)In 2023, Mr. D. Turner changed his form of payment election for his SERP benefit from an annuity to a lump sum. Accordingly, the methodology by which the annual change in pension value is determined was changed, resulting in a significant year-over-year increase in the actuarial present value of the accumulated benefit for 2023. Additionally, as a result of this election change, Mr. D. Turner will be unable to access his SERP benefit until five years from the date of separation from service.
(7)Mr. Zusi was hired effective January 1, 2024.
Grants of Plan-Based Awards
Plan-based awards made in 2025 to the NEOs included annual cash incentives, PCUs, PSUs, and RSUs.
Annual cash incentives were based on an assessment of both corporate performance and individual performance in 2025. For all of our NEOs, corporate performance measures, including profitability, credit management, and customer service, accounted for 70% of the incentive. Individual performance, in relation to certain strategic priorities, accounted for the remaining 30%.
Long-term incentive awards were issued in 2025 under the Regions Financial Corporation 2015 Long Term Incentive Plan (the “2015 LTIP”) in the forms of RSUs, PSUs, and PCUs. The 2015 LTIP, which was approved by shareholders at the 2015 Annual Meeting, permits grants of awards in the form of stock options, stock appreciation rights, restricted stock, restricted stock units, performance-based awards, dividend equivalents, other stock-based awards, and any other right or interest relating to stock or cash. Awards may vest over time or upon the achievement of pre-established performance goals. Awards are paid in the event of certain terminations of employment within 24 months after a change-in-control.
The 2025 PCUs and PSUs include performance hurdles based on the Company’s absolute and relative ROATCE and EPS Growth over the three-year period from January 1, 2025, through December 31, 2027. The ultimate value of these performance awards can vary from 0% to 150% of target, depending on performance measured against goals as more fully described on pages 67 through 70 of the CD&A. The RSUs generally cliff vest three years from the date of grant; however, up to 40% of a grant may be forfeited if certain capital and liquidity performance thresholds are not met. Dividends and dividend equivalents accrued on both the PSUs and RSUs will be paid in shares of common stock at vesting based on the number of units actually earned.
For more information regarding the grants of plan-based awards for NEOs, see pages 62 through 70 of the CD&A.

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EXECUTIVE COMPENSATION TABLES AND OTHER INFORMATION
The following table sets forth details regarding non-equity and equity plan-based awards granted to each of the NEOs in 2025:

Grants of Plan-Based Awards
			Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards
Name	Grant Date		Threshold ($) (1)	Target ($)	Maximum ($)	Threshold (#) (1)	Target (#)	Maximum (#)	All Other Stock Awards: Number of Shares of Stock or Units (#)	Grant Date Fair Value of Stock and Option Awards ($) (2)

John M. Turner, Jr.	01/01/25	(3)	—	2,380,769	4,761,538
	04/01/25	(4)	—	2,133,334	3,200,001	—	97,904	146,856	97,904	4,223,579
David J. Turner, Jr.	01/01/25	(3)	—	906,491	1,812,982
	04/01/25	(4)	—	583,334	875,001	—	26,771	40,157	26,771	1,154,901
C. Dandridge Massey	01/01/25	(3)	—	828,846	1,657,692
	04/01/25	(4)	—	500,000	750,000	—	22,946	34,419	22,946	989,890
David R. Keenan	01/01/25	(3)	—	741,971	1,483,942
	04/01/25	(4)	—	500,000	750,000	—	22,946	34,419	22,946	989,890
Russell K. Zusi	01/01/25	(3)	—	747,500	1,495,000
	04/01/25	(4)	—	500,000	750,000	—	22,946	34,419	22,946	989,890
(1)The threshold payout for the annual cash incentive plan, the PCUs, and the PSUs is $0.
(2)The grant date fair value is determined under FASB ASC Topic 718 (excluding the effect of estimated forfeitures). The grant date fair values reflected in this column may differ from the approved values reflected in the CD&A because of the accounting methodology used to report the PSUs in this column, as required by SEC rules. The assumptions used in calculating the amounts reported for awards granted prior to 2025 are set forth in “Note 1 – Summary of Significant Accounting Policies” and “Note 16 – Share-Based Payments” to the consolidated financial statements included in Regions’ Annual Report on Form 10-K for the year ended December 31, 2025. See footnote (2) to the Summary Compensation Table, above, for additional information on the calculations made with regard to this column.
(3)Amounts included in the “Estimated Future Payouts Under Non-Equity Incentive Plan Awards” column reflect the range of possible annual cash incentive payouts for 2025 performance. Actual amounts earned, as determined by the CHR Committee in the first quarter of 2026, are reflected in the 2025 Summary Compensation Table under the “Non-Equity Incentive Plan Compensation” column.
(4)The PCUs included in the “Estimated Future Payouts Under Non-Equity Incentive Plan Awards” column and PSUs included in the “Estimated Future Payouts Under Equity Incentive Plan Awards” column have equally weighted performance requirements based on absolute and relative ROATCE and EPS Growth. In addition, in the event the achievement of the performance criteria for EPS Growth is less than or equal to an absolute threshold and in the bottom 25th percentile of the peer group on a relative basis and the achievement of the performance criteria for ROATCE is less than or equal to an absolute threshold and in the bottom 25th percentile of the peer group on a relative basis, the payout will be zero. The performance period for these awards is January 1, 2025, through December 31, 2027, and they will fully vest on April 1, 2028.
In addition, the PCUs, PSUs, as well as the RSUs included in the “All Other Stock Awards: Number of Shares of Stock or Units” column are all subject to performance-vesting requirements based on the Company’s achievement of certain capital and liquidity performance thresholds during each of the periods from January 1, 2025, to December 31, 2025; January 1, 2026, to December 31, 2026; and January 1, 2027, to December 31, 2027. To the extent that the capital performance threshold and/or the liquidity performance threshold has not been satisfied for each performance period, 20% for each requirement (up to a maximum of 40% total) of the PCUs, PSUs, and RSUs awarded will be forfeited. For purposes of this award, the Company’s performance will be measured relative to the following capital and liquidity performance thresholds as certified by the CHR Committee:
(i)“Capital Performance Threshold”: Capital Action Decision Tree Status as defined in the Capital Policy must remain in either “Monitor Capital” or “Capital Deployment” status; and
(ii)“Liquidity Performance Threshold”: Total Primary Liquidity Level must remain within the limit set by the Board in its Risk Appetite Statement.
Notwithstanding the achievement of the performance requirements, in order to receive any cash payout or shares of stock under these awards, employment must continue through the third anniversary of the grant date, which is April 1, 2028, except in the case of death, disability, retirement, or certain terminations following a change-in-control. Executives were granted shares on April 1, 2025, using the 30-day average stock price to determine the number of shares granted as RSUs and PSUs. All RSUs and PSUs earn dividend equivalents which are reinvested and subject to the same terms and restrictions otherwise applicable to the underlying shares.

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EXECUTIVE COMPENSATION TABLES AND OTHER INFORMATION
Outstanding Equity Awards at December 31, 2025
Awards in the following table include:
◼Grants of PSUs made in 2023, 2024, and 2025 that may be paid if Regions achieves specific performance criteria and meets certain capital and liquidity performance thresholds; and
◼Grants of RSUs made in 2023, 2024, and 2025 that will pay in full if Regions meets certain capital and liquidity performance thresholds and grants of RSUs made in connection with one-time new hire award that are subject to service-vesting requirements.
The following table sets forth outstanding equity-based awards held by each of the NEOs as of December 31, 2025:

Outstanding Equity Awards at December 31, 2025
		Stock Awards (1)
Name	Grant Date	Number of Shares or Units of Stock That Have Not Vested (#)(1)(a)	Market Value of Shares or Units of Stock That Have Not Vested ($) (2)	Equity Incentive Plan Awards: # of Unearned Shares, Units, or Other Rights That Have Not Vested (#)(1) (b)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units, or Other Rights That Have Not Vested ($) (2)

John M. Turner, Jr.	04/03/23	97,527	2,642,982	63,393	1,717,950
	04/01/24	106,900	2,896,990	106,900	2,896,990
	04/01/25	99,917	2,707,751	99,917	2,707,751
David J. Turner, Jr.	04/03/23	26,123	707,933	16,980	460,158
	04/01/24	28,989	785,602	28,989	785,602
	04/01/25	27,321	740,399	27,321	740,399
C. Dandridge Massey	04/03/23	20,899	566,363	13,584	368,126
	04/01/24	25,366	687,419	25,366	687,419
	04/01/25	23,418	634,628	23,418	634,628
David R. Keenan	04/03/23	20,899	566,363	13,584	368,126
	04/01/24	23,554	638,313	23,554	638,313
	04/01/25	23,418	634,628	23,418	634,628
Russell K. Zusi(3)	01/02/24	192,307	5,211,520	—	—
	04/01/24	25,366	687,419	25,366	687,419
	04/01/24	24,319	659,045	—	—
	04/01/25	23,418	634,628	23,418	634,628
(1)As Company performance measured on December 31, 2025 is not projected at levels higher than target, amounts reported for the 2025 performance grant are calculated at 100% of target. Amounts reported for the 2024 performance grant are calculated at 100% of target, and amounts reported for the 2023 grant are calculated at 65% of target. All 2023 awards, as well as Mr. Zusi’s award on January 2, 2024, will accrue and pay dividends in cash at vesting. All other awards include reinvested dividends. The stock value used to determine the market value of shares is $27.10, the per share closing price of Regions common stock on December 31, 2025. In addition to service-vesting requirements, RSUs and PSUs are subject to additional vesting requirements as follows:

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EXECUTIVE COMPENSATION TABLES AND OTHER INFORMATION

Grant Date	Vesting Schedule	Restrictions
April 3, 2023	Third anniversary of the April 3, 2023 grant date

(a) RSUs are also subject to vesting that requires meeting certain capital and liquidity thresholds
(b) PSUs may be earned between 0% and 150% subject to meeting certain capital and liquidity performance thresholds and achieving required performance levels as follows:

April 1, 2024	Third anniversary of the April 1, 2024 grant date

◼For grants made on April 3, 2023, the performance period is January 1, 2023, through December 31, 2025
◼For grants made on April 1, 2024, the performance period is January 1, 2024 through December 31, 2026
◼For grants made on April 1, 2025, the performance period is January 1, 2025, through December 31, 2027

April 1, 2025	Third anniversary of the April 1, 2025 grant date
(2)The stock value used to determine the market value of shares is $27.10, the per share closing price of Regions common stock on December 31, 2025.
(3)RSUs granted to Mr. Zusi in connection with his one-time new hire awards are subject to service-vesting requirements as follows:

Grant Date	Vesting Schedule
January 2, 2024	Ratable on the first, second, third, and fourth anniversary of the January 2, 2024 grant date
April 1, 2024	Fourth anniversary of the April 1, 2024 grant date
Option Exercises and Stock Vested
Regions has not granted options since 2011, and none of our NEOs hold any options. The following table sets forth the amounts realized by each of the NEOs as a result of the vesting of stock awards in 2025:

Option Exercises and Stock Vested
	Stock Awards
Name	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(1)

John M. Turner, Jr.	187,088	4,035,488
David J. Turner, Jr.	53,453	1,152,981
C. Dandridge Massey	17,516	423,362
David R. Keenan	35,636	768,669
Russell K. Zusi	64,103	1,491,036
(1)The value realized on vesting for Mr. J. Turner, Mr. D. Turner and Mr. Keenan is determined by multiplying the number of vested RSUs and PSUs granted on April 1, 2022, by Regions’ April 1, 2025 closing stock price of $21.57. The value realized on vesting for Mr. Massey is determined by multiplying the number of vested RSUs granted on July 1, 2022, by Regions’ July 1, 2025 closing stock price of $24.17. The value realized on vesting for Mr. Zusi is determined by multiplying the number of vested RSUs granted on January 2, 2024, by Regions’ January 2, 2025 closing stock price of $23.26.

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EXECUTIVE COMPENSATION TABLES AND OTHER INFORMATION
Pension Benefits
RETIREMENT PLAN
The Retirement Plan is a qualified defined benefit plan providing for a lifetime monthly annuity following retirement. Benefits earned by our NEOs under the Retirement Plan are generally based on the following formula:

NEO Retirement Plan Benefits Formula
1.3% of “Average Monthly Earnings” up to Covered Compensation	1.8% of “Average Monthly Earnings” in excess of Covered Compensation	Years of Service up to a maximum of 30 total years

“Average Monthly Earnings” is defined as the average of the highest five consecutive years of base compensation within the last 10 years of service, and “Covered Compensation” is defined as the estimated average maximum amount of a participant’s earnings on which Social Security benefits will be based assuming that in each year of the participant’s working career, the participant’s wages equaled the Social Security Taxable Wage Base.
Any accrued benefit under the Retirement Plan is generally 100% vested after five years of service. While the Retirement Plan defines normal retirement age as age 65, there is no reduction in benefits due to age after a participant has reached age 62. Upon separation of service, benefits are payable as early as age 55, although between age 55 and 62, benefits are subject to a reduction for early payment.
Mr. D. Turner and Mr. Keenan participate in the Retirement Plan. While Mr. J. Turner has a vested benefit in the Retirement Plan that he earned during a previous period of employment, he is no longer accruing additional benefits because he was rehired subsequent to the closure of the Retirement Plan. Mr. Massey and Mr. Zusi do not participate in the Retirement Plan.
SERP
The SERP is an unfunded nonqualified defined benefit plan that was created to supplement benefits provided through the Retirement Plan. The SERP restores benefits that would otherwise have been provided to participants under the Retirement Plan but were limited because of tax code limitations on qualified plan benefits. In addition to these restorative benefits, the SERP provides benefits that serve to attract and retain high quality senior executive talent for the Company.
Mr. J. Turner, Mr. D. Turner, and Mr. Keenan participated in the SERP and accrued benefits under the regular benefit formula until they each froze their individual benefit and transferred the value of the benefit to the Excess 401(k) Plan in September 2023, December 2024, and December 2025, respectively. As a result, Mr. J. Turner, Mr. D. Turner, and Mr. Keenan are no longer active participants in the SERP. Mr. Massey and Mr. Zusi do not participate in the SERP.
There are two types of retirement benefits in the SERP: a regular benefit and an alternative target benefit.
The regular benefit is available to all eligible SERP participants and is calculated using the same formula as the Retirement Plan but with the following differences: (i) instead of averaging base earnings over five years of service, it averages base and short-term cash incentives over the highest three consecutive years of service out of the last 10 years of service, (ii) there are no compensation limitations, and (iii) the maximum years of service used in the calculation of the regular benefit is 35 years of service instead of 30. Mr. D. Turner and Mr. Keenan participated in the regular benefit under the SERP while accruing benefits under the SERP.

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EXECUTIVE COMPENSATION TABLES AND OTHER INFORMATION
The alternative target SERP benefit provides a benefit using the following formula:

Alternative Target SERP Benefit Formula
4% of “Average Monthly Earnings” for the first 10 Years of Service
1% of “Average Monthly Earnings” for every year in excess of 10 Years of Service up to a maximum of an additional 25 Years of Service (for a maximum benefit of 65% of “Average Monthly Earnings” with 35 Years of Service)

For purposes of this formula, “Average Monthly Earnings” has the same definition as the regular SERP benefit.
Regions’ alternative target benefit is offset by both the benefit under the Retirement Plan, as well as Social Security. The alternative target benefit is also subject to significant retentive vesting requirements. Participants will receive the benefit following termination of employment after reaching age 60 and completing a minimum of 10 years of service, except in the case of death, disability, or change-in-control. Termination of employment for any other reason prior to age 60 and completion of 10 years of service will result in forfeiture of the alternative target benefit. If a participant who is eligible for both the regular benefit and the alternative target benefit retires prior to meeting the alternative target benefit’s vesting requirements, the participant will receive a regular benefit. Mr. J. Turner participated in the alternative target benefit under the SERP while accruing benefits under the SERP.
The following Pension Benefits table reflects the actuarial present value of the benefits from the Retirement Plan and the SERP:

			Pension Benefits
Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($) (1)	Payments During Last Fiscal Year ($)

John M. Turner, Jr.	Regions Retirement Plan for Associates (2)	9	84,142	—
	Regions Post 2006 SERP (3)	N/A	N/A	N/A
David J. Turner, Jr.	Regions Retirement Plan for Associates	20	1,284,061	—
	Regions Post 2006 SERP (4)	N/A	—	—
C. Dandridge Massey	Regions Retirement Plan for Associates (5)	N/A	N/A	N/A
	Regions Post 2006 SERP (5)	N/A	N/A	N/A
David R. Keenan	Regions Retirement Plan for Associates	22	1,158,432	—
	Regions Post 2006 SERP(6)	22	—	6,097,317
Russell K. Zusi	Regions Retirement Plan for Associates (7)	N/A	N/A	N/A
	Regions Post 2006 SERP (7)	N/A	N/A	N/A
(1)The present value of the accumulated Retirement Plan benefits is calculated as of December 31, 2025, and was determined using a 5.74% discount rate and the Pri-2012 employee (or retiree) and non-disabled annuitant mortality tables, no collar, with generational projection based on scale MSS-2025 for participants and for future beneficiaries, respectively. The present value of the accumulated SERP benefits is calculated as of December 31, 2025, and was determined using a 5.34% discount rate (3.60% to calculate expected lump sum distributions), and the 2025 Pension Protection Act lump sum mortality table. For purposes of the present value calculation, no pre-retirement mortality was assumed, and the payment date was assumed to be the earliest unreduced retirement date under both plans. The payment age of 62 (life only) was assumed for the Retirement Plan, and the payment age of 62 was assumed for the SERP for Mr. Keenan.
(2)Mr. J. Turner’s years of credited service in the Retirement Plan are from a previous period of employment, but he did not accrue additional benefits upon rehire because he was rehired subsequent to the closure of the Retirement Plan. He is fully vested in his benefit under the Retirement Plan
(3)In September 2023, Mr. J. Turner elected to freeze and transfer the value of his benefit in the SERP, in accordance with the terms of the SERP, to the Excess 401(k) Plan.
(4)In 2023, Mr. D. Turner changed his form of payment election for his SERP benefit from an annuity to a lump sum. As a result of this election change, Mr. D. Turner will be unable to access his SERP benefit until five years from the date of separation from service. Additionally, in December 2024, Mr. D. Turner elected to freeze and transfer the value of his benefit in the SERP, in accordance with the terms of the SERP, to the Excess 401(k) Plan.
(5)Mr. Massey does not participate in the Retirement Plan or the SERP.
(6)In December 2025, Mr. Keenan elected to freeze and transfer the value of his benefit in the SERP, in accordance with the terms of the SERP, to the Excess 401(k) Plan.
(7)Mr. Zusi does not participate in the Retirement Plan or the SERP.

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EXECUTIVE COMPENSATION TABLES AND OTHER INFORMATION
Nonqualified Deferred Compensation
Regions maintains the Excess 401(k) Plan, which is a nonqualified deferred compensation plan. The Excess 401(k) Plan is an excess contribution plan primarily open to NEOs and other highly compensated individuals whose compensation exceeds the annual tax code limit on compensation that can be taken into account for purposes of contributions to the 401(k) Plan. Under the Excess 401(k) Plan, participants may make contributions of up to 80% of base salary and cash incentive pay on a nonqualified basis. Regions’ contribution under the plan is limited to 5% of base salary and incentive compensation, provided the NEO has elected a deferral rate on base or annual incentive compensation of at least 5% for the year. All of the NEOs participated in the Excess 401(k) Plan during 2025.
Benefits under the Excess 401(k) Plan are held in notional accounts on the Company’s balance sheet. Earnings and losses are credited to accounts based on notional investment elections made by participants. Notional investments available to participants are generally the same investments available under the 401(k) Plan. None of these notional investments provide for above market or preferential earnings that require us to report earnings in the “Change in Pension Value and Nonqualified Deferred Compensation Earnings” column of the Summary Compensation Table.
Benefits under the Excess 401(k) Plan are fully vested upon contribution and are payable only upon separation from service according to the IRC Section 409A compliant distribution election made by the NEO upon participation in the plan.
The following table sets forth (i) the NEOs’ contributions; (ii) Regions’ contributions; and (iii) the aggregate earnings, withdrawals, and balances during 2025 under the Excess 401(k) Plan:

		Nonqualified Deferred Compensation
Name		Executive Contributions in 2025 ($) (1)	Company Contributions in 2025 ($) (2)	Aggregate Earnings (Losses) in 2025 ($) (3)	Aggregate Withdrawals/ Distributions ($) (4)	Aggregate Balance at December 31, 2025 ($) (5)

John M. Turner, Jr. (6)	Excess 401(k) Plan	297,085	166,331	2,330,074	—	39,028,656
David J. Turner, Jr. (6)	Excess 401(k) Plan	80,858	70,137	2,292,536	—	15,166,726
C. Dandridge Massey	Excess 401(k) Plan	51,821	76,244	28,692	—	253,957
David R. Keenan (6)	Excess 401(k) Plan	69,442	57,952	952,107	—	11,015,909
Russell K. Zusi	Excess 401(k) Plan	26,250	69,647	4,506	—	57,006
(1)This column represents amounts deferred from base salary and annual incentive, if applicable. Although deferred, these amounts are included in the “Salary” and “Non-Equity Incentive Plan Compensation,” columns of the Summary Compensation Table, if applicable.
(2)This column includes Company contributions under the Excess 401(k) Plan. These amounts are included in the “All Other Compensation” column of the Summary Compensation Table.
(3)This column includes total earnings/losses on amounts held in the Excess 401(k) Plan.
(4)This column includes withdrawals/distributions from the Excess 401(k) Plan.
(5)The December 31, 2025, aggregate balances do not include true-up Company contributions that were made in early 2026 based on 2025 deferral elections. These contributions are included, however, in the “Company Contributions in 2025.” The aggregate balance at December 31, 2025, reflects the balance in the Excess 401(k) Plan. The aggregate balance as of December 31, 2025, includes Company contribution amounts previously reported for prior years in the “All Other Compensation” column of the Summary Compensation Table. The amounts were reported for the applicable year in which the contributions were earned.
(6)Mr. J. Turner, Mr. D. Turner, and Mr. Keenan each elected to freeze and transfer the value of their individual benefit in the SERP, in accordance with the terms of the SERP, to the Excess 401(k) Plan in September 2023, December 2024, and December 2025, respectively. The value of Mr. Keenan’s SERP benefit that was rolled over in December 2025 was $5,861,065.04. This transfer did not represent a new deferral or company contribution and therefore is not reflected as an executive or Company contribution in the table above.

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EXECUTIVE COMPENSATION TABLES AND OTHER INFORMATION
Potential Payments by Regions Upon Termination or Change-in-Control
Regions maintains certain arrangements, plans, and programs under which our NEOs would be eligible to receive severance payments and other benefits upon termination of employment or a change-in-control of Regions.
PENSION BENEFITS
Benefits under the Retirement Plan are fully vested; therefore, upon termination of employment for any reason, each NEO who participates in the Pension Plan would be entitled to receive the amounts designated as Retirement Plan benefits represented in the “Present Value of Accumulated Benefit” column of the Pension Benefits table. In December 2025, Mr. Keenan’s SERP benefit of $5,861,065.04 was rolled over into the Excess 401(k) Plan.
NONQUALIFIED DEFERRED COMPENSATION PLAN BENEFITS
Each participating NEO is currently fully vested in the amounts reported in the “Aggregate Balance at December 31, 2025” column of the Nonqualified Deferred Compensation table on page 92, and therefore, these amounts would be payable to the NEOs upon termination of employment for any reason.
WELFARE AND OTHER INSURANCE BENEFITS
Regions sponsors a number of broad-based benefit programs in which NEOs and other associates participate, such as health, short- and long-term disability coverage, and group term life insurance coverage. NEOs are eligible for continuation of these benefits post-qualifying termination.

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EXECUTIVE COMPENSATION TABLES AND OTHER INFORMATION
The following chart describes various termination events and the related payments for each of our NEOs:

Type of Termination from Employment	Components of Potential Termination Payment

Voluntary (Retirement Eligible)
◼Long-Term Incentive:
◻Performance-based equity awards: continue to vest as scheduled and are released/paid subject to performance at the end of the performance period.
◻Service-based equity awards: vesting accelerates.
◼Perquisites: Continuation of financial planning services for two years following termination.

Voluntary (not Retirement eligible)	◼Perquisites: Continuation of financial planning services for two years following termination.

Involuntary without Cause
◼Cash severance: for all NEOs other than CEO, amount equal to 18 months of base salary and a prorated annual bonus for the year of termination based on the average annual bonus during the three years preceding the year of termination.
◼Long-Term Incentive:
◻Performance-based equity awards: for awards granted in 2023, continue to vest as scheduled and are released/paid subject to performance at the end of the performance period on a prorated basis; for awards granted after 2023, continue to vest as scheduled and are released/paid subject to performance at the end of the performance period.
◻Service-based equity awards: for awards granted in 2023, released on a prorated basis; for awards granted after 2023, vesting accelerates.
◼Perquisites: Continuation of financial planning services for two years following termination.

For Cause	No additional payments.

Involuntary for Good Reason following a CIC
◼Cash severance: an amount equal to 24 months of base salary for all NEOs other than CEO or 36 months of base salary for the CEO and a prorated annual bonus for the year of termination based on the average annual bonus during the three years preceding the year of termination.
◼Long-Term Incentive:
◻Performance-based equity awards: the performance period lapses upon the occurrence of a change-in-control and awards deemed to have been earned based on the greater of target performance and actual performance as of the change-in-control and remain subject to service-vesting requirements. In the event termination of employment without “cause” or for “good reason” occurs within a 24-month period following the change-in-control, service-vesting requirements on awards are accelerated.
◻Service-based equity awards: vesting accelerates.
◼Perquisites: Continuation of financial planning services for two years following termination.
◼Benefits: Benefit continuation for two or three years or cash payment equal to benefit continuation for two years.

Death
◼Long-Term Incentive:
◻Performance-based equity awards: the performance period lapses at death and release/payment is equal to the target performance value.
◻Service-based equity awards: vesting accelerates.
◼Perquisites: continuation of financial planing services for two years following death.

Disability
◼Long-Term Incentive:
◻Performance-based equity awards: continue to vest as scheduled and are released/paid subject to performance at the end of the performance period.
◻Service-based equity awards: vesting accelerates.
◼Perquisites: continuation of financial planning services for two years following termination.

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EXECUTIVE COMPENSATION TABLES AND OTHER INFORMATION
The following table quantifies certain amounts that would be payable to NEOs upon various separation situations. The amounts reflected in the table assume a December 31, 2025, termination of employment:

Name	Voluntary ($)	Involuntary Without Cause ($)(1)	For Cause ($)	Involuntary for Good Reason Following a CIC ($)(2)	Death ($)	Disability ($)

John M. Turner, Jr.(3)
Compensation:
Cash Severance	—	—	—	13,626,774	—	—
Long Term Incentive(4)	8,937,092	8,937,092	—	20,883,716	20,883,716	8,937,092
Perquisites(5)	42,840	42,840	—	92,840	42,840	42,840
Benefits(6)	—	—	—	23,670	—	—
Total:	8,979,932	8,979,932	—	34,627,000	20,926,556	8,979,932
David J. Turner, Jr.(3)
Compensation:
Cash Severance	—	2,117,547	—	4,527,640	—	—
Long Term Incentive(4)	2,408,701	2,408,701	—	5,661,793	5,661,793	2,408,701
Perquisites(5)	42,840	42,840	—	92,840	42,840	42,840
Benefits(6)	—	—	—	20,950	—	—
Total:	2,451,541	4,569,088	—	10,303,223	5,704,633	2,451,541
C. Dandridge Massey
Compensation:
Cash Severance	—	1,925,000	—	4,025,000	—	—
Long Term Incentive(4)	—	1,888,181	—	4,805,242	4,805,242	1,987,722
Perquisites(5)	32,100	32,100	—	32,100	32,100	32,100
Benefits(6)	—	—	—	21,370	—	—
Total:	32,100	3,845,281	—	8,883,712	4,837,342	2,019,822
David R. Keenan(3)
Compensation:
Cash Severance	—	1,811,907	—	3,810,720	—	—
Long Term Incentive(4)	1,958,265	1,958,265	—	4,673,720	4,673,720	1,958,265
Perquisites(5)	32,100	32,100	—	82,100	32,100	32,100
Benefits(6)	—	—	—	20,950	—	—
Total:	1,990,365	3,802,272	—	8,587,490	4,705,820	1,990,365
Russell K. Zusi
Compensation:
Cash Severance	—	1,862,814	—	3,963,443	—	—
Long Term Incentive(4)	—	6,708,304	—	9,525,825	9,525,825	6,708,304
Perquisites(5)	42,840	42,840	—	42,840	42,840	42,840
Benefits(6)	—	—	—	21,370	—	—
Total:	42,840	8,613,958	—	13,553,478	9,568,665	6,751,144
(1)The following chart summarizes the meaning of “cause” under the Executive Severance Plan for the NEOs, excluding Mr. J. Turner:

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EXECUTIVE COMPENSATION TABLES AND OTHER INFORMATION

“cause”
(i) willful and continued failure to substantially perform reasonably assigned duties; (ii) breach of fiduciary duty or commission of a felony or a crime involving fraud or moral turpitude, material breach of any agreement; (iii) engaging in illegal conduct or misconduct; (iv) failure to cooperate with an investigation authorized by the Board, a regulatory body, or a governmental department or agency; (v) disqualification or bar by any governmental or regulatory authority from carrying out duties and responsibilities, or loss of any required licenses; or (vi) engaging in any act or omission which is a violation of Company policy.

(2)The following chart summarizes the meaning of “cause,” “good reason/without cause,” and “change-in-control” under the change-in-control agreements of the NEOs:

“cause”
(i) willful and continued failure to substantially perform reasonably assigned duties; (ii) breach of fiduciary duty involving personal profit or commission of a felony or a crime involving fraud or moral turpitude, material breach of the agreement; (iii) engaging in illegal conduct or gross misconduct that materially injures Regions; (iv) failure to materially cooperate with an investigation authorized by the Board, a regulatory body, or a governmental department or agency; or (v) disqualification or bar by any governmental or regulatory authority from carrying out duties and responsibilities, or loss of any required licenses.

“good reason” and “without cause”
(i) an adverse change in responsibilities as in effect immediately before the change-in-control; (ii) a material diminution in the budget over which the executive has control; (iii) a material breach of the compensation provisions of the agreement; or (iv) requiring the executive to move his principal place of work by more than 50 miles.

“change-in-control”
(i) an acquisition of 20% or more of the combined voting power of Regions voting securities; (ii) a change in a majority of the members of the Board; (iii) the consummation of a merger (unless voting securities of Regions outstanding immediately prior to the merger continued to represent at least 55% of the combined voting power of the voting securities of the surviving company outstanding immediately after such merger); or (iv) shareholder approval of a complete liquidation or dissolution of Regions.

(3)Mr. J. Turner, Mr. D. Turner, and Mr. Keenan are eligible for retirement. For purposes of the various termination columns in the table, with the exception of the “For Cause” column, they are assumed to have retired and, therefore, are entitled to receive the benefits shown.
(4)Reflects RSUs and PSUs, both based on the closing price of Regions common stock of $27.10 per share on December 31, 2025, and PCUs.
(5)Reflects the value of (i) Regions’ financial planning providing services for two years following termination due to retirement, death, disability, change-in-control, or involuntary termination without cause, (ii) reasonable outplacement services for up to two years as a result of the change-in-control agreement, and (iii) 280G gross-up payments, if applicable.
(6)Reflects the value of (i) continued welfare benefits and (ii) additional retirement benefits.

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CEO Pay Ratio
CEO PAY RATIO AND COMPENSATION PHILOSOPHY
The guiding principles of compensation set forth by the CHR Committee and described in the CD&A form the foundation for Regions’ compensation and benefits philosophy for all associates. Accordingly, our compensation and benefit programs are designed to encourage and reward all associates who contribute to our success. We strive to ensure that the compensation of every associate reflects the level of their job impact and responsibilities and is benchmarked to be competitive in the market where the associate is geographically located.
In accordance with Section 953(b) of the Dodd-Frank Act and Item 402(u) of Regulation S-K of the Securities Act, we are required to identify and disclose the annual total compensation of our median employee, the annual total compensation of our Chairman, President and CEO, Mr. J. Turner, and the ratio of these two amounts.
CONSISTENTLY APPLIED COMPENSATION MEASURE (“CACM”) METHODOLOGY, ASSOCIATE POPULATION, AND MEASUREMENT DATE
We are using the same median employee disclosed in our 2025 Proxy Statement. We identified this median employee using our employee population on October 11, 2024 in accordance with the same CACM methodology we have used since 2018. Using base salary (annualized for new hires) as our CACM, we reviewed compensation data for 20,054 full- and part-time associates, excluding the CEO, who were actively employed as of the first pay period in the fourth quarter.
In accordance with SEC rules, we evaluated whether any changes to our workforce or compensation arrangements would require us to identify a new median employee and determined no changes would require us to identify a new median employee. To confirm that the selected median employee continues to reasonably represent our workforce, we compared key demographics and participation rates across our associate population. Approximately 38% of associates work in our retail organization, about 74% are incentive‑eligible, more than 98% participate in our 401(k) Plan, and 86% enroll in our medical and/or dental insurance programs. These factors support our conclusion that the median employee disclosed in our 2025 Proxy Statement remains representative of the compensation and benefits profile of our broader associate base.
We then calculated the median employee’s total compensation using the same methodology applied to the named executive officers in the Summary Compensation Table.
MEDIAN EMPLOYEE
Our median employee is a full-time associate serving as a Relationship Banker within our branch network; is incentive eligible; and participates in our 401(k) Plan and in the medical, life, disability insurance programs provided by the Company. Our median employee’s base compensation is $60,237. All elements of the median employee’s 2025 compensation, including the Company-paid cost of benefits mentioned above, totaled $85,529.
PAY RATIO
Using Mr. J. Turner’s income disclosed in the Summary Compensation Table, and including an additional $34,220 in Company-paid benefit costs associated with medical, dental, life, disability insurance, we calculate our CEO’s total compensation for purposes of the pay ratio to be $10,071,648. As a result, the ratio of our CEO’s annual total compensation to that of our median employee is 118 to 1.
We believe that the pay ratio is a reasonable estimate calculated in a manner consistent with Item 402(u) of Regulation S-K and based upon reasonable judgment and assumptions. SEC rules for identifying the median employee and calculating the pay ratio allow companies to apply various methodologies and assumptions. As a result, the pay ratio reported by us may not be comparable to the pay ratio reported by other companies, including those within our peer groups and industry.

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EXECUTIVE COMPENSATION TABLES AND OTHER INFORMATION
Pay Versus Performance
As required by the Dodd-Frank Act and Item 402(v) of Regulation S-K, the Pay Versus Performance disclosure that follows provides information about the relationship between Compensation Actually Paid (“CAP”) to our Principal Executive Officer (“PEO”) and Non-PEO NEOs, as well as certain financial performance measures of the Company. For further information concerning Regions’ pay-for-performance philosophy and how the Company aligns executive compensation with performance, see our CD&A.

					Value of Initial Fixed $100 Investment Based On:
Year	Summary Compensation Table Total for PEO ($) (1)	Compensation Actually Paid to PEO ($) (2)	Average Summary Compensation Table Total for Non‑PEO NEOs ($) (3)	Average Compensation Actually Paid to Non-PEO NEOs ($) (2)	Total Shareholder Return ($) (4)	Peer Group Total Shareholder Return ($) (5)	Net Income ($ in millions) (6)	Adjusted ROATCE (non-GAAP) (%) (7)

2025	10,037,428	9,329,034	3,513,513	3,503,643	205	225	2,156	15.37
2024	10,526,012	13,175,416	5,115,583	5,985,636	171	168	1,893	15.31
2023	9,217,718	7,864,907	3,575,402	2,560,329	134	121	2,074	18.01
2022	14,552,365	11,382,593	3,416,909	3,674,803	143	109	2,245	21.09
2021	14,267,077	14,651,530	3,549,359	4,515,449	139	135	2,521	17.92
(1)The amounts reported in this column reflect the total compensation reported for Mr. J. Turner (our Chairman, President and CEO) for each corresponding year in the “Total” column of the Summary Compensation Table. Refer to Executive Compensation Tables and Other Information – Summary Compensation Table.
(2)The amounts reported in these columns represent the amount of CAP to Mr. J. Turner and the other NEOs as a group, as computed in accordance with Item 402(v) of Regulation S-K. The amounts do not reflect the actual amount of compensation earned by or paid to Mr. J. Turner or to the other NEOs as a group during the applicable year. In accordance with the requirements of Item 402(v) of Regulation S-K, the following adjustments were made to Mr. J. Turner’s total compensation and to average total compensation for the other NEOs as a group for each year to determine the CAP:

Year	Executive(s)	Reported Summary Compensation Table Total ($)	Reported Value of Equity Awards ($) (a)	Aggregate Equity Award Adjustments ($) (b)	Reported Change in the Actuarial Present Value of Pension Benefits ($) (c)	Aggregate Pension Benefit Adjustments ($) (d)	Compensation Actually Paid ($)

2025	PEO	10,037,428	(4,223,579)	3,515,184	—	—	9,329,034
	Average for Non-PEO NEOs	3,513,513	(1,031,143)	1,234,454	(287,995)	74,815	3,503,643
2024	PEO	10,526,012	(4,117,592)	6,766,996	0	—	13,175,416
	Average for Non-PEO NEOs	5,115,583	(2,404,386)	3,325,391	(245,003)	194,051	5,985,636
2023	PEO	9,217,718	(3,624,103)	2,296,453	(25,161)	—	7,864,907
	Average for Non-PEO NEOs	3,575,402	(873,669)	585,636	(857,652)	130,612	2,560,329
2022	PEO	14,552,365	(3,305,994)	4,021,581	(3,885,359)	—	11,382,593
	Average for Non-PEO NEOs	3,416,909	(863,969)	1,022,060	(79,488)	179,291	3,674,803
2021	PEO	14,267,077	(3,767,112)	8,517,923	(4,883,636)	517,278	14,651,530
	Average for Non-PEO NEOs	3,549,359	(936,037)	2,020,212	(461,627)	343,542	4,515,449
(a)The reported value of equity awards represents the grant date fair value of equity awards as reported in the “Stock Awards” column in the Summary Compensation Table for the applicable year. The Company has not granted any option awards since 2011.
(b)The equity award adjustments for each applicable year include the addition (or subtraction, as applicable) of the following: (i) the year-end fair value of any equity awards granted in the applicable year that are outstanding and unvested as of the end of the year; (ii) the amount of change in fair value as of the end of the applicable year (from the end of the prior fiscal year) of any awards granted in prior years that are outstanding and unvested as of the end of the applicable year; (iii) for awards that are granted and vest in same applicable year, the fair value as of the vesting date; (iv) for awards granted in prior years that vest in the applicable year, the amount equal to the change in fair value as of the vesting date (from the end of the prior fiscal year); (v) for awards granted in prior years that are determined to fail to meet the applicable vesting conditions during the applicable year, a deduction for the amount equal to the fair value at the end of the prior fiscal year; and (vi) the dollar value of any dividends or other earnings paid on stock or option

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awards in the applicable year prior to the vesting date that are not otherwise reflected in the fair value of such award or included in any other component of total compensation for the applicable year. The valuation assumptions used to calculate fair values did not materially differ from those disclosed at the time of grant. The amounts deducted or added in calculating the equity award adjustments are as follows:

Year	Executive(s)	Year End Fair Value of Equity Awards ($)	Year Over Year Change in Fair Value of Outstanding and Unvested Equity Awards ($)	Fair Value as of Vesting Date of Equity Awards Granted and Vested in the Year ($)	Year Over Year Change in Fair Value of Equity Awards Granted in Prior Years that Vested in the Year ($)	Fair Value at the End of the Prior Year of Equity Awards that Failed to Meet Vesting Conditions in the Year ($)	Value of Dividends or other Earnings Paid on Stock or Option Awards not Otherwise Reflected in Fair Value or Total Compensation ($)	Aggregate Equity Award Adjustments ($)

2025	PEO	4,694,090	(814,084)	—	(364,822)	—	—	3,515,184
	Average for Non-PEO NEOs	1,146,014	129,024	—	(40,584)	—	—	1,234,454
2024	PEO	4,819,024	1,701,435	—	246,537	—	—	6,766,996
	Average for Non-PEO NEOs	2,858,728	411,877	—	54,785	—	—	3,325,391
2023	PEO	3,780,147	(268,918)	—	(1,214,775)	—	—	2,296,453
	Average for Non-PEO NEOs	911,286	(58,409)	—	(267,242)	—	—	585,636
2022	PEO	3,319,852	763,610	—	(61,881)	—	—	4,021,581
	Average for Non-PEO NEOs	899,780	134,656	—	(12,375)	—	—	1,022,060
2021	PEO	3,643,739	4,576,898	292,966	4,320	—	—	8,517,923
	Average for Non-PEO NEOs	815,494	1,026,353	175,767	2,598	—	—	2,020,212
(c)The amounts in this column represent the amounts reported in “Change in Pension and Nonqualified Deferred Compensation” column of the Summary Compensation Table for each applicable year.
(d)The total pension benefit adjustments for each applicable year include the aggregate of two components: (i) the actuarially determined service cost for services rendered during the applicable year (the “service cost”); and (ii) the entire cost of benefits granted in a plan amendment (or initiation) during the applicable year that are attributed by the benefit formula to services rendered in periods prior to the plan amendment or initiation (the “prior service cost”), in each case, calculated in accordance with U.S. GAAP. The amounts deducted or added in calculating the pension benefit adjustments are as follows:

Year	Executive(s)	Service Cost ($)	Prior Service Cost ($)	Aggregate Pension Benefit Adjustments ($)

2025	PEO	—	—	—
	Average for Non-PEO NEOs	74,815	—	74,815
2024	PEO	—	—	—
	Average for Non-PEO NEOs	194,051	—	194,051
2023	PEO	—	—	—
	Average for Non-PEO NEOs	130,612	—	130,612
2022	PEO	—	—	—
	Average for Non-PEO NEOs	179,291	—	179,291
2021	PEO	517,278	—	517,278
	Average for Non-PEO NEOs	343,542	—	343,542
(3)The amounts in this column represent the average of the amounts reported for the Company’s other NEOs as a group (excluding Mr. J. Turner, who has served as our Chairman, President and CEO since 2018) in the “Total” column of the Summary Compensation Table in each applicable year. The names of each of the other NEOs included for purposes of calculating the average amounts in each applicable year are as follows: (i) for 2025, David J. Turner, Jr., C. Dandridge Massey, David R. Keenan, and Russell K. Zusi; (ii) for 2024, David J. Turner, Jr., Russell K. Zusi, Ronald G. Smith, and David R. Keenan; (iii) for 2023, David J. Turner, Jr., C. Matthew Lusco, Ronald G. Smith, and David R. Keenan; (iv) for 2022, David J. Turner, Jr., C. Matthew Lusco, Ronald G. Smith, and C. Dandridge Massey; and (v) for 2021, David J. Turner, Jr., C. Matthew Lusco, Ronald G. Smith, and David R. Keenan.

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EXECUTIVE COMPENSATION TABLES AND OTHER INFORMATION
(4)Cumulative Total Shareholder Return (“TSR”) reflects the return on $100 investment from December 31, 2020 to the end of each fiscal period included in the table, assuming reinvestment of dividends.
(5)Represents the weighted peer group TSR, weighted according to the respective companies’ stock market capitalization at the beginning of each measurement period for which a return is indicated. The peer group used for this purpose is the following published industry index: S&P 500 Banks. “Measurement period” is defined as the investment from December 31, 2020 to the end of each fiscal period included in the table.
(6)The dollar amounts reported represent the amount of net income as required to be reflected in the Company’s audited financial statements for the applicable year.
(7)For each applicable year, Adjusted ROATCE (non-GAAP) is defined as that year’s adjusted net income available to common shareholders divided by average tangible common shareholders' equity (average shareholders' equity less average intangible assets, average deferred tax liability related to intangibles, average preferred stock, and AOCI). This metric is used by the CHR Committee as t he primary performance metric within the Long Term Incentive Plan and considered the most critical long-term performance metric to align management with shareholder value creation. While Regions uses numerous financial and non-financial performance measures for the purpose of evaluating performance for the Company’s compensation programs, Regions has determined that Adjusted ROATCE is the financial performance measure that, in the Company’s assessment, represents the most important performance measure (that is not otherwise required to be disclosed in the table) used to link CAP to the Company’s NEOs, for the most recently completed fiscal year, to Company performance. For further information on the Adjusted ROATCE metric in the 2025-2027 LTIP, see page 69. For non-GAAP reconciliation information, see Appendix F.
FINANCIAL PERFORMANCE MEASURES
As described in greater detail in the CD&A, Regions’ executive compensation program is rooted in a pay-for-performance philosophy to support the long-term growth of and the strategic direction for the Company. The metrics that Regions uses for both our annual cash incentive and long-term incentive plans are selected based on the objective of creating a strong tie between NEO and shareholder financial interests through sustaining positive performance over a multi-year period. The most important financial performance measures used by Regions to link CAP to NEOs, for the most recently completed fiscal year, to the Company’s performance are as follows:
◼Adjusted ROATCE
◼Earnings per Share Growth
◼Adjusted Net Income Available to Common Shareholders
◼Adjusted Efficiency Ratio
◼Customer Service
DESCRIPTION OF THE RELATIONSHIP BETWEEN PAY AND PERFORMANCE
The following graphs provide visual representations of the relationship between both the CAP of our PEO and the average CAP of our non-PEO NEOs and our (i) TSR, (ii) net income, and (iii) our Company-Selected Metric (“CSM”), Adjusted ROATCE. An additional graph depicts the relationship between our own TSR and a peer group TSR. CAP is influenced by numerous factors, including, but not limited to, the timing of new equity grants and outstanding award vesting, share price volatility during the fiscal year, mix of performance metrics, and other factors.
A large portion of CAP to our NEOs is composed of long-term awards under the LTIP and is primarily driven by Adjusted ROATCE performance. Over the last five years, changes in stock price as well as Adjusted ROATCE performance have led to changes in CAP. The graphs below demonstrate the significant growth in TSR and our strong financial performance over this five-year period, showing a strong relationship between performance and the SEC’s required calculation of CAP::
◼In 2022, CAP to our PEO was $11,382,593, which represents a 22% decline as compared to CAP in 2021. TSR increased from $139 to $143 (2.9%), net income declined 10.9%, and Adjusted ROATCE grew 17.7%. The average CAP to our other NEOs, which excludes the PEO, declined from $4,515,449 to $3,674,803, reflecting a similar 19% decline.
◼In 2023, both CAP to our PEO and average CAP to other NEOs declined as compared to 2022, by 31% and 30%, respectively. Regions’ financial measures saw declines year-over-year as well with TSR down 6.3%, net income down 7.6%, and Adjusted ROATCE down 14.6%.
◼In 2024, CAP to our PEO increased by 68% and average CAP to our other NEOs, excluding the PEO, increased by 134% compared to 2023. TSR increased 28%, from $134 to $171, and net income and Adjusted ROATCE declined by 8.7% and 15.0%, respectively.
◼From 2024 to 2025, CAP to our PEO and average CAP to other NEOs declined 29% and 41%, respectively. TSR increased from $171 to $205 (20%), net income grew 13.9%, and Adjusted ROATCE grew 0.4%.

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◼Regions has seen overall growth in TSR from 2021 through 2025 with a cumulative growth rate of 47.8%, while the peer group (S&P 500 Banks Index) experienced a 66.3% increase over the five-year period.
For additional context along with a review of our performance metrics, our process for setting executive compensation, and how our executive compensation design reinforces our compensation philosophy, please see the CD&A.

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EXECUTIVE COMPENSATION TABLES AND OTHER INFORMATION

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Compensation and Human
Resources Committee Report
On behalf of the Board of Directors, the CHR Committee oversees the development and administration of Regions’ compensation program for officers and key associates of senior management. As part of this responsibility, the CHR Committee has reviewed and discussed with Regions’ management the contents of the Compensation Discussion and Analysis. Based on this review and discussion, and subject to the limitations on the role and responsibility of the CHR Committee, the CHR Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement and incorporated into Regions’ Annual Report on Form 10-K for the year ended December 31, 2025.
Submitted by the Compensation and Human Resources Committee:
Joia M. Johnson (Chair)
J. Thomas Hill
Ruth Ann Marshall
William C. Rhodes, III
Timothy Vines

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PROPOSAL THREE
Ratification of Appointment of
Independent Registered Public
Accounting Firm
The Board is asking shareholders to ratify the appointment of Ernst & Young LLP (“EY”) as our independent registered public accounting firm for the fiscal year ending December 31, 2026. The Audit Committee is directly responsible for the appointment, compensation, retention, and oversight of the independent registered public accounting firm (the “independent auditor”) retained by Regions to audit the Company’s financial statements and internal controls over financial reporting. Although the Audit Committee has the sole authority to appoint the independent auditor, as a matter of good corporate governance, the Board is submitting the Audit Committee’s selection of the independent auditor to our shareholders for ratification.

The Board unanimously recommends you vote “FOR” the ratification of appointment of EY.
WHY DOES THE BOARD RECOMMEND A VOTE “FOR” THIS PROPOSAL?
Based on the evaluation and considerations set forth in this proposal, the Audit Committee and the Board believe that the continued engagement of EY to serve as Regions’ independent auditor is in the best interests of Regions and its shareholders.
The Audit Committee annually evaluates the performance of the Company’s independent auditor and determines whether to reengage the current independent auditor or consider other audit firms. Factors considered by the Audit Committee in its 2025 annual evaluation included:
◼EY’s qualifications; the quality and efficiency of services provided, including industry-specific knowledge and technical expertise; and recent results of EY’s commitment to audit quality.
◼EY’s independence, objectivity, and ability to communicate with the Audit Committee and key management stakeholders in a transparent, timely, and effective manner. See independence controls discussed in the subsection Independence of EY.
◼Appropriateness of audit fees for audit and non-audit services, both on an absolute basis and as compared to peers.
◼Recent results of inspection reports on the firm and EY’s Peer Review Report on the firm’s System of Quality Control.
◼Known legal risks and any significant legal or regulatory proceedings.
◼Assessment of past performance of both the lead audit partner and the audit engagement team.
◼Tenure of the firm engaged, the benefits and drawbacks of longer tenure, the required rotation of the lead partner and engagement partner, and the impact of changing auditors.
Some of the strengths highlighted in the most recent evaluation include: (i) significant lead audit partner involvement; (ii) audit partners’ deep knowledge of Regions’ business processes, resulting in effective leverage of Regions’ control processes and documentation; and (iii) consistently bringing subject matter experts to bear, as necessary.
EY (or its predecessors) has served as Regions’ independent auditor since 1971. We believe that serving as Regions’ independent auditor for an extended period has allowed EY to obtain extensive institutional knowledge and understanding of the Company’s accounting policies and practices and internal controls over financial reporting. A representative of the firm will be present at the annual meeting to make a statement if they so desire and to respond to appropriate questions from shareholders.

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PROPOSAL THREE — RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
WHAT IS THE EFFECT OF THIS PROPOSAL?
Although ratification is not required by applicable laws, our By-Laws, or otherwise, the Board is submitting the selection of EY to shareholders for ratification because the Company values shareholders’ views on our independent auditor. The Audit Committee intends to carefully consider the results of the vote. If shareholders do not ratify the appointment of EY, the Audit Committee will reconsider EY’s selection. Even if the selection is ratified, the Audit Committee, in its discretion, may select a different independent registered public accounting firm at any time during the year if the Committee determines that such a change would be in the best interests of the Company and its shareholders.
Fees Paid to EY
The aggregate fees billed to Regions by EY for services provided in each of 2025 and 2024 are set forth in the following table:

	2025 ($)	2024 ($)

Audit fees(1)	7,975,470	7,738,018
Audit-related fees(2)	621,154	603,524
Tax fees(3)	33,830	42,633
All other fees(4)	7,920	264,200
Total fees	8,638,374	8,648,375
(1)“Audit fees” include fees associated with the annual audit of Regions’ consolidated financial statements included in the Annual Report on Form 10-K and internal control over financial reporting, reviews of Regions’ quarterly reports on Form 10-Q, SEC regulatory filings, and statutory audits.
(2)“Audit-related fees” include fees associated with audits of employee benefit plans, service organization reports, and annual surprise examinations as required by the SEC Custody Rule.
(3)“Tax fees” include fees associated with tax compliance services, including the preparation, review, and filing of certain tax returns.
(4)“All other fees” includes fees associated with accounting subscription services and other advisory services.
The Audit Committee is responsible for the audit fee negotiations associated with the Company’s retention of EY. In accordance with the Audit Committee Charter, the Audit Committee must pre-approve any engagement of EY for audit services and, subject to certain de minimis exceptions described in Section 10A(i)(1)(B) of the Exchange Act, for non-audit services on a case-by-case basis. The Audit Committee has delegated to its Chair the authority to pre-approve audit and permissible non-audit services. Any such pre-approval of audit or permissible non-audit services pursuant to this delegation of the full Audit Committee’s authority must be presented to the Audit Committee at its next regular meeting for ratification. In 2025, all audit and permissible non-audit services provided by EY were pre-approved or ratified by the Audit Committee.
Independence of EY
The Audit Committee recognizes the importance of maintaining the independence of Regions’ external auditor, both in fact and in appearance. Consistent with SEC and Public Company Accounting Oversight Board (“PCAOB”) requirements regarding auditor independence, the Audit Committee has responsibility for appointing, setting the compensation for, and overseeing the work of EY.
AUDIT COMMITTEE OVERSIGHT
The Audit Committee’s oversight of the independent auditor includes regular meetings with EY, with and without management present. The Audit Committee reviews and tracks progress and performance against EY’s annual commitment letter and oversees the annual evaluation of the independent auditor to determine whether reappointment is appropriate. In addition, the Audit Committee and its Chair are directly involved in the rigorous process of selecting new lead audit partners upon any required rotations.

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PROPOSAL THREE — RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
LIMITS ON NON-AUDIT SERVICES
The Audit Committee must pre-approve all non-audit services. Permissible services are determined in accordance with SEC and PCAOB rules.
EY’S INTERNAL INDEPENDENCE PROCESS
The Audit Committee has engaged EY to provide audit, audit-related, tax, and other non-audit services. The Audit Committee carefully considered and determined that Regions’ engagement of EY for tax and other non-audit services does not impair EY’s independence. EY has advised the Audit Committee that it is an independent accounting firm with respect to the Company in accordance with the requirements of the SEC and the PCAOB.
EY conducts periodic internal reviews of its audit and other work, assesses the adequacy of partners and other personnel working on the Company’s account, and rotates the lead assurance engagement partner at least every five years to provide a fresh perspective and to comply with regulatory requirements. The next lead audit partner rotation is scheduled for 2028.
STRONG REGULATORY FRAMEWORK
EY, as an independent registered public accounting firm, is subject to PCAOB inspections and oversight, a Peer Review Report on the Firm’s System of Quality Control, and SEC oversight.
HIRING RESTRICTIONS
To avoid potential conflicts of interest and comply with SEC rules, the Audit Committee has adopted restrictions on our hiring any current or former employee of EY if such hiring would jeopardize EY’s independence.

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Audit Committee Report
ROLES AND RESPONSIBILITIES
Regions, acting through its management and Board, has the primary responsibility for the financial statements and the reporting process, including the systems of internal accounting controls. Ernst & Young LLP, independent auditors engaged by Regions, are responsible for planning and conducting the annual audit, for expressing an opinion on the conformity of Regions’ audited financial statements with GAAP, and for annually auditing the effectiveness of Regions’ internal controls over financial reporting.
The Audit Committee, composed of independent Directors, oversees Regions’ financial reporting process on behalf of the Board. More specifically, the Audit Committee is appointed by the Board to assist and advise the Board in monitoring:
a.the integrity of the Company’s financial statements and the financial reporting process, including matters relating to internal accounting and financial controls;
b.the independent auditor’s qualifications and independence;
c.the performance of the Company’s internal audit function and independent auditor; and
d.the Company’s compliance with legal and regulatory requirements.
The Audit Committee itself does not prepare financial statements or perform audits. Additionally, the members of the Audit Committee are not the auditors or certifiers of Regions’ financial statements. The functions of the Audit Committee are described in greater detail in the Audit Committee Charter, adopted by the Board, which may be found on the Company's website at ir.regions.com/governance.
OVERSIGHT
In fulfilling its oversight responsibilities, the Audit Committee:
◼Reviewed and discussed with management and EY the Company’s earnings releases and Quarterly Reports on Form 10-Q and Annual Report on Form 10-K, including the audited financial statements, prior to filing with the SEC. Focus areas include: critical accounting policies and estimates; areas of audit emphasis; any changes to the initial audit plan; new accounting standards; significant unusual transactions; acquisitions; and results of quarterly review procedures.
◼Reviewed and discussed with EY their judgments as to the quality, not just the acceptability, of Regions’ accounting principles and such other matters as are required to be discussed by the Audit Committee under auditing standards generally accepted in the United States, including the matters required to be discussed by the PCAOB and the SEC.
◼Reviewed and discussed with EY any Critical Accounting Matters (CAMs).
◼Discussed with EY the Company’s internal control assessment process, management’s assessment with respect thereto and the independent auditors’ evaluation of the Company’s system of internal control over financial reporting.
◼Received and reviewed the written disclosures and the letter from EY required by applicable requirements of the PCAOB regarding EY’s communications with the Audit Committee concerning independence, and discussed with EY their independence in relation to Regions.
◼Received regular updates from the Chief Risk Officer on the Company’s enterprise risk profile, which included cybersecurity risks and the Company's analysis of other significant risk exposures and the steps management has taken to monitor and control such exposures.
◼Discussed with Regions’ internal auditors and EY the overall scope and plans for their respective audits. The Audit Committee regularly meets with Regions’ internal auditors and EY, with and without management present, to discuss the results of their examinations, their evaluations of Regions’ internal accounting and financial reporting controls, and the overall quality of Regions’ financial reporting.
◼Received regular updates from management for significant Company initiatives.
◼Participated, with representatives of management and of the independent auditors, in educational sessions about topics requested by the Audit Committee.

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AUDIT COMMITTEE REPORT
RECOMMENDATION FOR INCLUDING THE FINANCIAL STATEMENTS IN THE ANNUAL REPORT
In reliance on the reviews and discussions referred to above, and subject to the limitations on the roles and responsibilities of the Audit Committee referred to above and in the Audit Committee Charter, the Audit Committee recommended that the Board approve including the audited financial statements in the Annual Report on Form 10-K for the year ended December 31, 2025, for filing with the SEC.
Submitted by the Audit Committee:
José S. Suquet (Chair)
Mark A. Crosswhite
Alison S. Rand
William C. Rhodes, III
Timothy Vines

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PROPOSAL FOUR
Approval of Amendment to Certificate of Incorporation to Eliminate Certain Supermajority Voting Requirements
The Board has approved and declared advisable, and recommends that our shareholders approve and adopt, amendments to the Certificate of Incorporation (“Charter”) to eliminate certain supermajority voting provisions (the “Supermajority Amendments”). The Charter currently requires the affirmative vote of the holders of 75% of the outstanding shares of capital stock entitled to vote for shareholders (i) to amend the By-Laws or (ii) to amend certain provisions of the Charter (including provisions of the Charter related to fixing the number of Directors (Article Seventh, paragraph (5)(a)), electing Directors by a separate class or series of stock (Article Seventh, paragraph (5)(d)), approving certain transactions with shareholders owning at least 5% of the outstanding shares (Article Seventh, paragraph 6), shareholder action by consent (Article Ninth), indemnification and Director exculpation (Article Tenth); and amending the Charter (Article Twelfth)). If the shareholders approve the Supermajority Amendments, and a certificate of amendment setting forth the Supermajority Amendments is filed and becomes effective:
◼the shareholders may make, alter, or repeal any By-Laws by the affirmative vote of the holders of a majority in voting power of the outstanding shares of capital stock entitled to vote thereon (Article Twelfth); and
◼all provisions of the Charter may be amended or repealed and any new provision of the Charter may be adopted by the affirmative vote of the holders of a majority in voting power of the outstanding shares of capital stock entitled to vote thereon, unless a lesser or no vote is required or permitted pursuant to applicable law (Article Twelfth).

The Board unanimously recommends you vote “FOR” the approval of the Supermajority Amendments.
WHY DOES THE BOARD RECOMMEND A VOTE “FOR” THIS PROPOSAL?
At our 2025 Annual Meeting, our Board took a neutral position on a shareholder proposal seeking to eliminate the supermajority voting requirements in our governing documents. Our Board did so because it was interested in the viewpoints of our shareholders on this matter. The shareholder proposal received majority support of the votes cast at the meeting.
Our NCG Committee and full Board have carefully considered the voting results for the shareholder proposal, as well as additional shareholder input received during our regular shareholder engagement program, and noted the broad shareholder support for eliminating supermajority voting requirements. Our Board, acting on the recommendation of our NCG Committee, has determined that it is in the best interests of the Company and its shareholders to declare advisable and approve the Supermajority Amendments and recommends that shareholders approve the Supermajority Amendments.
The Company encourages shareholders to review the full text of the Supermajority Amendments in Appendix A to this proxy statement, with deletions indicated by strikeouts and additions indicated by underlining. The general description of the Supermajority Amendments set forth herein is qualified in its entirety by reference to the text of Appendix A.

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PROPOSAL FOUR — APPROVAL OF AMENDMENT TO CERTIFICATE OF INCORPORATION TO ELIMINATE CERTAIN SUPERMAJORITY VOTING REQUIREMENTS
WHAT IS THE EFFECT OF THIS PROPOSAL?
If the Supermajority Amendments are approved by our shareholders, the Board has authorized our officers to file a certificate of amendment setting forth the Supermajority Amendments with the Delaware Secretary of State, which we anticipate doing as soon as is practicable following shareholder approval of this proposal at the annual meeting. The Supermajority Amendments would become effective upon the filing of the certificate of amendment. However, the Board retains the discretion to abandon the Supermajority Amendments and not implement them at any time before the certificate of amendment becomes effective. If our shareholders do not approve the Supermajority Amendments, but do approve other proposed amendments to the Charter as set forth in this proxy statement, any certificate of amendment filed with the Delaware Secretary of State will not include the Supermajority Amendments, and the Company’s current voting requirements as outlined above will remain in place.
Shareholders are also asked to consider Proposals 5, 6, and 7, which relate to amendments to the Charter that would eliminate certain business combination restrictions and the related supermajority voting standard, limit the monetary liability of certain officers as permitted by Delaware law, and implement other miscellaneous changes, respectively. Such amendments are set forth in Appendices B, C, and D, respectively. This proposal and Proposals 5, 6, and 7 are independent of each other. If Proposals 4, 5, 6, and 7 are each approved by our shareholders, then the Company intends to file a certificate of amendment to our Charter with the Delaware Secretary of State that implements all of the proposed amendments set forth in Appendices A, B, C, and D. If only certain, but not all, of these proposals are approved by our shareholders, then our officers will file a certificate of amendment that implements only the amendments to our Charter that were approved by shareholders.

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PROPOSAL FIVE
Approval of Amendment to Certificate of Incorporation to Eliminate Certain Business Combination Restrictions and Related Supermajority Voting Standard
The Board has approved and declared advisable, and recommends that our shareholders approve and adopt, amendments to our Certificate of Incorporation (the “Charter”) to eliminate certain business combination restrictions in Article Seventh, paragraph (6) of the Charter and to eliminate the supermajority voting standard concerning certain business combinations under Section 203 of the Delaware General Corporation Law (“DGCL”) (“Section 203”) by expressly electing not to be governed by Section 203 and adding a new provision of the Charter that substantially mirrors the provisions of Section 203 except that it reduces the voting requirement for shareholder approval of business combinations with an interested shareholder (as each term is defined in Section 203) to a majority vote (together, the “Business Combination Supermajority Amendments”). Both provisions are intended to benefit shareholders by encouraging negotiated acquisitions and requiring that there be significant shareholder support for a business combination with an interested shareholder of the Company.
Article Seventh, paragraph 6 of the Charter currently requires supermajority approval for the Company to engage in certain mergers, consolidations or sales or leases of all or a substantial part of the assets of the Company involving a person or entity that beneficially owns 5% or more of the Company’s stock that is entitled to vote in the election of Directors (the “Article Seventh Business Combination Provision”). Subject to certain specified exceptions, the Article Seventh Business Combination Provision requires the affirmative vote of the holders of at least 75% of the outstanding shares of the Company entitled to vote in the election of Directors to adopt or authorize such transactions. The Business Combination Supermajority Amendments would eliminate the Article Seventh Business Combination Provision in its entirety from the Charter. If the Business Combination Supermajority Amendments are adopted by our shareholders and become effective, the mergers, consolidations or assets sale described in the Article Seventh Business Combination Provision will be approved in accordance with the applicable provisions of the DGCL, which in most cases will require approval of the holders of a majority of the outstanding shares entitled to vote thereon.
In addition, Section 203 applies to the Company by default. Section 203, under certain circumstances, requires that certain business combinations between the Company and an “interested shareholder”—defined to include a person who owns 15% or more of the Company's voting stock together with such person’s affiliates and associates—be approved by a supermajority of holders of at least 66 and 2/3% of the outstanding voting stock of the Company not held by the interested shareholders (i.e., held by “disinterested” shareholders). In order to reduce the required shareholder vote for a business combination from 66 and 2/3% to a majority, the Business Combination Supermajority Amendments would amend the Charter so that the Company would expressly elect not to be governed by Section 203 (the “Section 203 Opt-Out”) and would instead add a new provision (as new Article Fourteenth of the Charter) that substantially mirrors the provisions of Section 203, except that it reduces the vote required for shareholder approval of business combinations with a non-exempt interested shareholder to a majority of disinterested shareholders instead of the 66 and 2/3% disinterested shareholder vote otherwise required by Section 203 (the “Section 203 Mirror Provision” and, together with the Section 203 Opt-Out, the “Section 203 Amendments”). Under Section 203, an amendment to the certificate of incorporation electing not to be governed by Section 203—like the Section 203 Opt-Out—is not effective until 12 months after the date and time the amendment would otherwise become effective under the DGCL. As a result, if this proposal is approved, the effectiveness of the Section 203 Mirror Provision would also be delayed 12 months so both Section 203 and the Section 203 Mirror Provision are not operative at the same time. During that 12-month period, Section 203 would continue to be applicable to the Company, and the vote required for

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PROPOSAL FIVE — APPROVAL OF AMENDMENT TO CERTIFICATE OF INCORPORATION TO ELIMINATE CERTAIN BUSINESS COMBINATION RESTRICTIONS AND RELATED SUPERMAJORITY VOTING STANDARD
shareholders to approve a business combination with a non-exempt interested shareholder will continue to be 66 and 2/3% of the shareholders other than the interested shareholder.

The Board unanimously recommends you vote “FOR” the approval of the Business Combination Supermajority Amendments.
WHY DOES THE BOARD RECOMMEND A VOTE “FOR” THIS PROPOSAL?
At our 2025 Annual Meeting, the Board took a neutral position on a shareholder proposal seeking to eliminate the supermajority voting requirements in our governing documents. Our Board did so because it was interested in the viewpoints of our shareholders on this matter. The shareholder proposal received majority support of the votes cast at the meeting.
Our NCG Committee and full Board have carefully considered the voting results for the shareholder proposal, as well as additional shareholder input received during our regular shareholder engagement program, and noted the broad shareholder support for eliminating supermajority voting requirements. Further, after a review of evolving corporate governance practices and in response to the shareholder proposal at the 2025 Annual Meeting, our Board believes it is advisable to simplify the Charter by removing the Article Seventh Business Combination Provision and amending the Charter to add provisions that largely replicate Section 203, but without the supermajority requirement. The Board believes the Section 203 Mirror Provision would provide substantially the same level of protection to shareholders as the Article Seventh Business Combination Provision without requiring the higher supermajority standard or requiring the Company to be governed by two separate requirements for certain business combinations. The Board believes that the Section 203 Mirror Provision will sufficiently protect the Company and its shareholders against the same coercive takeover tactics that the Article Seventh Business Combination Provision sought to address, and that this amendment would be consistent with current corporate governance of other companies incorporated in Delaware.
The Company encourages shareholders to review the full text of the Business Combination Supermajority Amendments in Appendix B to this proxy statement, with deletions indicated by strikeouts and additions indicated by underlining. The general description of the Business Combination Supermajority Amendments set forth herein is qualified in its entirety by reference to the text of Appendix B.
WHAT IS THE EFFECT OF THIS PROPOSAL?
If the Business Combination Supermajority Amendments are approved by our shareholders, the Board has authorized our officers to file a certificate of amendment setting forth the Business Combination Supermajority Amendments with the Delaware Secretary of State, which we anticipate doing as soon as is practicable following shareholder approval of this proposal at the annual meeting. The Business Combination Supermajority Amendments would become effective upon the filing of the certificate of amendment. However, the Board retains the discretion to abandon the Business Combination Supermajority Amendments and not implement them at any time before the certificate of amendment becomes effective. If our shareholders do not approve the Business Combination Supermajority Amendments, but do approve other proposed amendments to the Charter as set forth in this proxy statement, any certificate of amendment filed with the Delaware Secretary of State will not include the Business Combination Supermajority Amendments, the Article Seventh Business Combination Provision will remain in place, and Section 203 will continue to apply by default to the Company.
Shareholders are also asked to consider Proposals 4, 6, and 7, which relate to amendments to the Charter that would eliminate other supermajority voting requirements, limit the monetary liability of certain officers as permitted by Delaware law, and implement other miscellaneous changes, respectively. Such amendments are set forth in Appendices A, C, and D, respectively. This proposal and Proposals 4, 6, and 7 are independent of each other. If Proposals 4, 5, 6, and 7 are each approved by our shareholders, then the Company intends to file a certificate of amendment to our Charter with the Delaware Secretary of State that implements all of the proposed amendments set forth in Appendices A, B, C, and D. If only certain, but not all, of these proposals are approved by our shareholders, then our officers will file a certificate of amendment that implements only the amendments to our Charter that were approved by shareholders.

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PROPOSAL SIX
Approval of Amendment to Certificate of Incorporation to Limit Certain Liability of Officers as Permitted by Delaware Law
The Board has approved and declared advisable, and recommends that the Company’s shareholders approve and adopt, an amendment to the Certificate of Incorporation (“Charter”) to limit the liability of certain officers to the fullest extent permitted by the Delaware General Corporation Law (“DGCL”), which will be added as a new Article Thirteenth to the Charter (the “Exculpation Charter Amendment”). The current exculpation protections for Directors remain substantively unchanged by the Exculpation Charter Amendment.
Pursuant to and consistent with Section 102(b)(7) of the DGCL, Article Tenth of the Charter already limits the monetary liability of Directors to the fullest extent permitted by the DGCL. Effective August 1, 2022, Section 102(b)(7) was amended to permit companies to provide for limitations for monetary liability in certain circumstances for certain senior corporate officers, including the chief executive officer, president, chief operating officer, chief financial officer, chief legal officer, controller, treasurer, and chief accounting officer, any other person who is or was identified in our public filings with the SEC as a named executive officer, and any persons who have consented to be identified as an officer for purposes of Delaware’s long-arm jurisdiction statute. Consistent with Section 102(b)(7), the Exculpation Charter Amendment would permit exculpation of these officers for breaches of their fiduciary duty of care in any direct claim. Like the provision limiting the monetary liability of Directors, the DGCL does not permit the elimination of liability of these officers for any breach of their duty of loyalty to the Company or its shareholders, any acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law, or any transaction from which the officer derived an improper personal benefit. The DGCL also does not permit the limitation of monetary liability of these officers in any action by or in the right of the Company, such as a derivative claim. The Exculpation Charter Amendment also provides that, if the DGCL is hereafter further amended to eliminate or limit the liability of officers, then the liability of such officers under the Charter will be eliminated or limited to the fullest extent permitted by law.

The Board unanimously recommends you vote “FOR” the approval of the Exculpation Charter Amendment.
WHY DOES THE BOARD RECOMMEND A VOTE “FOR” THIS PROPOSAL?
After a review of evolving corporate governance practices, and acting on the recommendation of our NCG Committee, our Board has approved and declared that it is advisable and in the best interests of the Company and its shareholders to amend the Charter to include the Exculpation Charter Amendment as a new Article Thirteenth of the Charter. The Board believes the Exculpation Charter Amendment would mitigate the risk of personal financial liability as a result of an unintentional misstep, and help attract top officer candidates and retain our current officers, while keeping narrow the type of claims for which officers may be exculpated. The Exculpation Charter Amendment would also more closely align the protections available to our officers with those already available to our Directors under the Charter.
The Company encourages shareholders to review the full text of the Exculpation Charter Amendment in Appendix C to this proxy statement, with deletions indicated by strikeouts and additions indicated by underlining. The general description of the Exculpation Charter Amendment set forth herein is qualified in its entirety by reference to the text of Appendix C.

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PROPOSAL SIX — APPROVAL OF AMENDMENT TO CERTIFICATE OF INCORPORATION TO LIMIT CERTAIN LIABILITY OF OFFICERS AS PERMITTED BY DELAWARE LAW
WHAT IS THE EFFECT OF THIS PROPOSAL?
If the Exculpation Charter Amendment is approved by our shareholders, the Board has authorized our officers to file a certificate of amendment setting forth the Exculpation Charter Amendment with the Delaware Secretary of State, which we anticipate doing as soon as is practicable following shareholder approval of this proposal at the annual meeting. The Exculpation Charter Amendment would become effective upon the filing of the certificate of amendment. However, the Board retains the discretion to abandon the Exculpation Charter Amendment and not implement it at any time before the certificate of amendment becomes effective. If our shareholders do not approve the Exculpation Charter Amendment, but do approve other proposed amendments to the Charter as set forth in this proxy statement, any certificate of amendment filed with the Delaware Secretary of State will not include the Exculpation Charter Amendment, and our officers will not be entitled to exculpation under the DGCL.
Shareholders are also asked to consider Proposals 4, 5, and 7, which relate to amendments to the Charter that would eliminate supermajority voting requirements, eliminate certain business combination restrictions and the related supermajority voting standard, and implement other miscellaneous changes, respectively. Such amendments are set forth in Appendices A, B, and D, respectively. This proposal and Proposals 4, 5, and 7 are independent of each other. If Proposals 4, 5, 6, and 7 are each approved by our shareholders, then the Company intends to file a certificate of amendment to our Charter with the Delaware Secretary of State that implements all of the proposed amendments set forth in Appendices A, B, C, and D. If only certain, but not all, of these proposals are approved by our shareholders, then our officers will file a certificate of amendment that implements only the amendments to our Charter that were approved by shareholders.

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PROPOSAL SEVEN
Approval of Amendment to Certificate of Incorporation to Implement Other Miscellaneous Changes
The Board has approved and declared advisable, and recommends that our shareholders approve and adopt, amendments to the Certificate of Incorporation (“Charter”) to implement other miscellaneous changes (the “Miscellaneous Charter Amendments”).
The Board has determined that it is advisable and in the best interests of the Company and its shareholders to provide for the Miscellaneous Charter Amendments to update and modernize our Charter. The Miscellaneous Charter Amendments include:
◼Amendments to Article Fourth, paragraph 1, to add the words “if any” in several subsections to clarify that series of preferred stock may or may not have rights to dividends or distributions on dissolution;
◼Amendments to Article Fourth, paragraph 2, to remove the language setting forth the specific voting standard for increasing or decreasing the authorized number of shares of a class of stock under Section 242(b) of the Delaware General Corporation Law (the “DGCL”) to clarify that such voting standard would not apply to increases or decreases in the authorized number of shares of a class of stock that are approved under newly added Section 242(d) of the DGCL;
◼Amendments to Article Fourth, paragraph 2, to provide that a separate class vote of the holders of Common Stock is not required for increases or decreases in the authorized number of shares of Common Stock, which is consistent with what is currently provided with respect to increases and decreases in the authorized number of shares of preferred stock;
◼Amendments to Article Fourth, paragraph 3, to add the words “if any” to clarify that shares of treasury stock may be issued without consideration;
◼Amendments to Article Seventh, paragraphs (1), 5(a), and 5(b) and to Article Twelfth to remove the exceptions that allow provisions of the By-Laws to limit the Board’s authority to amend the By-Laws, to set the size of the Board, or to fill vacancies or newly created directorships;
◼Amendments to Article Seventh, paragraph (3), to clarify that dividends may also be paid in property;
◼Amendments to Article Seventh, paragraph 5(b), to remove certain duplicative and inoperative language related to the previous declassification of the Board;
◼Amendments to Article Tenth to remove the provision providing for the indemnification of officers, Directors and employees given the indemnification provisions included in the Company’s By-Laws;
◼Deletion of Article Eleventh to remove the provisions regarding compromises or arrangements with creditors; and
◼Other amendments to capitalize defined terms and make other cleanup changes to the Charter.

The Board unanimously recommends you vote “FOR” the approval of the Miscellaneous Charter Amendments.

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PROPOSAL SEVEN — APPROVAL OF AMENDMENT TO CERTIFICATE OF INCORPORATION TO IMPLEMENT OTHER MISCELLANEOUS CHANGES
WHY DOES THE BOARD RECOMMEND A VOTE “FOR” THIS PROPOSAL?
The Board believes that the adoption of the proposed Miscellaneous Charter Amendments is in the best interests of the Company and its shareholders in order to update, clarify, and modernize the Charter and to remove inoperative provisions. Accordingly, based on the recommendation of the NCG Committee, the Board has approved, and recommends that the Company’s shareholders approve and adopt, the Miscellaneous Charter Amendments.
The Company encourages shareholders to review the full text of the Miscellaneous Charter Amendments in Appendix D to this proxy statement, with deletions indicated by strikeouts and additions indicated by underlining. The general description of the Miscellaneous Amendments set forth herein is qualified in its entirety by reference to the text of Appendix D.
WHAT IS THE EFFECT OF THIS PROPOSAL?
If the Miscellaneous Charter Amendments are approved by our shareholders, the Board has authorized our officers to file a certificate of amendment setting forth the Miscellaneous Charter Amendments with the Delaware Secretary of State, which we anticipate doing as soon as is practicable following shareholder approval of this proposal at the annual meeting. The Miscellaneous Charter Amendments would become effective upon the filing of the certificate of amendment. However, the Board retains the discretion to abandon the Miscellaneous Charter Amendments and not implement them at any time before the certificate of amendment becomes effective. If our shareholders do not approve the Miscellaneous Charter Amendments, but do approve other proposed amendments to the Charter as set forth in this proxy statement, any certificate of amendment filed with the Delaware Secretary of State will not include the Miscellaneous Charter Amendments.
Shareholders are also asked to consider Proposals 4, 5, and 6, which relate to amendments to the Charter that would eliminate supermajority voting requirements, eliminate certain business combination restrictions and the related supermajority voting standard, and limit the monetary liability of certain officers as permitted by Delaware law, respectively. Such amendments are set forth in Appendices A, B, and C, respectively. This proposal and Proposals 4, 5, and 6 are independent of each other. If Proposals 4, 5, 6, and 7 are each approved by our shareholders, then the Company intends to file a certificate of amendment to our Charter with the Delaware Secretary of State that implements all of the proposed amendments set forth in Appendices A, B, C, and D. If only certain, but not all, of these proposals are approved by our shareholders, then our officers will file a certificate of amendment that implements only the amendments to our Charter that were approved by shareholders.

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PROPOSAL EIGHT
Shareholder Proposal Relating to
Special Shareholder Meeting

The following proposal was submitted by John Chevedden of 2215 Nelson Avenue, No. 205, Redondo Beach, CA 90278. Mr. Chevedden has submitted documentation evidencing his beneficial ownership of Regions common shares with a market value in excess of $25,000. In accordance with SEC requirements, the text of Mr. Chevedden’s supporting statement and resolution are reproduced below as received from the proponent:
Proposal 8 — Give Shareholders the Ability to Call for a Special Shareholder Meeting. Shareholders ask our Board of Directors to take the steps necessary to amend the appropriate company governing documents to give the owners of a combined 10% of our outstanding common stock the power to call a special shareholder meeting or the owners of the lowest percentage of shareholders, as governed by state law, the power to call a special shareholder meeting. Such a special shareholder meeting can be an online shareholder meeting.
There shall be no poison pill discriminatory rule to require ownership of shares for a specific period of time in order for shares to participate in calling for a special shareholder meeting.
This proposal topic received between 51% and 72% support each in 2024 at Jabil, Warner Brothers Discovery, ANSYS, Vertex Pharmaceuticals and DexCom.
To guard against the Regions Financial Board of Directors becoming complacent shareholders need the ability to call a special shareholder meeting to help the Board adopt new strategies when the need arises.
There is no concern that allowing 10% of shares to call for a special shareholder meeting, as called for in this proposal, is too easy. It is almost unheard of for any special shareholder meeting, called for by shareholders, to ever occur at any company even though a significant number of companies allow 10% of shareholders to call for a special shareholder meeting.
In the vast majority of cases or in most cases, once a special meeting is called for by shareholders, the issues behind calling for a special shareholder meeting are quickly resolved.
With the widespread use of online shareholder meetings it is much easier for a company to conduct a special shareholder meeting online, in the unlikely event that a special shareholder meeting ultimately takes place, and the Regions Financial governing documents thus need to be updated accordingly. Please vote yes: Give Shareholders the Ability to Call for a Shareholder Special Meeting — Proposal 8

The Board unanimously recommends you vote “AGAINST” this shareholder proposal relating to special shareholder meeting.
WHY DOES THE BOARD RECOMMEND A VOTE “AGAINST” THIS PROPOSAL?
Our Board has evaluated the proposal and, for the reasons described below, recommends AGAINST the shareholder proposal because the Board has already provided shareholders with the ability to call special meetings at a 25% ownership threshold.

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PROPOSAL EIGHT — SHAREHOLDER PROPOSAL RELATING TO SPECIAL SHAREHOLDER MEETING
THE BOARD HAS PROVIDED SHAREHOLDERS WHO OWN AT LEAST 25% OF SHARES WITH THE ABILITY TO CALL SPECIAL MEETINGS
After a review of evolving corporate governance practices, and consistent with its strong commitment to the consideration of shareholder views, the Board recognizes that providing shareholders the ability to call special meetings is viewed by some shareholders as an important right. However, the Board believes that the 10% ownership threshold for calling a special meeting in the shareholder proposal is too low and therefore not in the best interests of the Company.
Instead, in February 2026, the NCG Committee recommended, and the Board approved, amendments to the Company’s By-Laws that enable shareholders owning at least 25% or more of the voting power of the outstanding shares of common stock entitled to vote to call special meetings. The Board believes this measure strikes an appropriate balance between providing a meaningful number of shareholders with the ability to call special meetings, so that they may raise issues in between annual meetings, and the amount of time and resources that management must divert from other efforts to consider these requests. A copy of the By-Laws may be found on our website at ir.regions.com.
The Company believes that a special meeting right that permits shareholders owning only 10% would increase the risk that a relatively small group of shareholders with narrow interests that do not reflect the views of most other shareholders could call special meetings to advance agendas that are not aligned with the long-term interests of the Company. Special meetings subject the Company to considerable expense and pulls the attention of management and the Board away from executing on business initiatives and objectives. The 25% ownership threshold and other reasonable processes and procedures included in the Company’s By-Laws instead help to ensure that a special meeting will be called by shareholders only when there is meaningful support for the meeting among the Company’s shareholders while providing shareholders with an important right to strengthen Board and management accountability.
The Company also believes that a 25% ownership threshold aligns with corporate governance practices among S&P 500 companies and that introducing a shareholder special meeting right with a 10% threshold is unnecessary in light of the Company’s evolving current governance practices. These strong governance features include:
◼independent Board (except for CEO), independent Lead Independent Director, and independent Board standing committees;
◼annual election of Directors;
◼regular board refreshment and mandatory Director retirement age of 72;
◼majority vote and Director resignation policy for Directors;
◼limits on public company board and audit committee service with no overboarded Directors;
◼the elimination of supermajority voting provisions at this annual meeting (see Proposals 4 and 5); and
◼proxy access rights for shareholders.

Given the Company’s adoption of a shareholder special meeting right with a 25% ownership threshold and the Company’s corporate governance framework, the Board believes this proposal is unnecessary and not in the best interests of the Company and its shareholders.

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Security Ownership of Certain Beneficial Owners and Management
Security Ownership of Certain Beneficial Owners
The following table sets forth information regarding shareholders known to us to have beneficial ownership of more than 5% of our outstanding common stock, as of the dates indicated in the footnotes below:

	Amount and Nature of Beneficial Ownership
Name and Address of Beneficial Owner	Number of Common Shares (#)	Percent of Class(1) (%)

BlackRock, Inc. (and subsidiaries) (2) 50 Hudson Yards New York, New York 10001	88,029,893	10.15
State Street Corporation (and subsidiaries) (3) 1 Congress Street, Suite 1 Boston, Massachusetts 02114	57,570,108	6.64
The Vanguard Group, Inc. (and subsidiaries) (4) 100 Vanguard Blvd. Malvern, Pennsylvania 19355	117,699,356	13.58
(1)Ownership percentage is reported based on 867,016,857 shares of Regions common stock outstanding as of December 31, 2025.
(2)This information was derived from the Schedule 13G/A filed on January 24, 2024, by BlackRock, Inc. and subsidiaries, which states that BlackRock, Inc. has sole voting power over 80,168,960 shares, sole dispositive power over 88,029,893 shares, and an aggregate amount beneficially owned of 88,029,893 shares as of December 31, 2023, which constitutes 10.15% of our outstanding common stock as of December 31, 2025. BlackRock, Inc. has not filed a Schedule 13G/A with respect to Regions since January 24, 2024.
(3)This information was derived from the Schedule 13G/A filed on January 30, 2024, by State Street Corporation and subsidiaries, which states that State Street Corporation has shared voting power over 8,076,760 shares, shared dispositive power over 57,508,135 shares, and an aggregate amount beneficially owned of 57,570,108 shares as of December 31, 2023, which constitutes 6.64% of our outstanding common stock as of December 31, 2025. State Street Corporation has not filed a Schedule 13G/A with respect to Regions since January 30, 2024.
(4)This information was derived from the Schedule 13G/A filed on February 13, 2024, by The Vanguard Group, Inc. and subsidiaries, which states that The Vanguard Group, Inc. has shared voting power over 1,211,998 shares, sole dispositive power over 113,450,968 shares, shared dispositive power over 4,248,388 shares, and an aggregate amount beneficially owned of 117,699,356 shares as of December 31, 2023, which constitutes 13.58% of our outstanding common stock as of December 31, 2025. The Vanguard Group, Inc. has not filed a Schedule 13G/A with respect to Regions since February 13, 2024.
Under a determination letter from the Federal Reserve issued in 2019, Vanguard is able to acquire up to 25% of the securities of bank holding companies, banks and similar institutions without being deemed to have acquired control, and up to 15% without having to file certain notices, so long as it complies with commitments to refrain from taking specific actions that would otherwise suggest attempts to influence or control those entities. In addition, the Federal Reserve adopted rules in 2020 that revised aspects of its rules for determining whether a shareholder has controlling influence under the Bank Holding Company Act that is based on the amount of securities owned and the types of relationships that the shareholder may have with the bank, such as business relationships or board service.

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SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
Security Ownership of Directors and Executive Officers
2026 EXECUTIVE OFFICERS
Our current executive officers, who are also designated as officers of the Company subject to Section 16 of the Exchange Act (“Section 16 Officers”),(1) are listed below:

Name	Age	Position
John M. Turner, Jr.*	64	Chairman, President and Chief Executive Officer
David J. Turner, Jr.* (2)	62	Chief Financial Officer
Kate R. Danella	47	Head of Consumer Banking Group
David R. Keenan*	58	Chief Administrative Officer
C. Dandridge Massey*	55	Chief Enterprise Operations and Technology Officer
Tara A. Plimpton	57	Chief Legal Officer and Corporate Secretary
William D. Ritter	55	Head of Wealth Management Group
Brian R. Willman	53	Head of Corporate Banking Group
Russell K. Zusi*	51	Chief Risk Officer
*    Named Executive Officer
(1)Ms. Karin K. Allen, our Executive Vice President, Chief Accounting Officer, is our Principal Accounting Officer. She is a Section 16 Officer, but she is not an executive officer of the Company.
(2)Effective March 31, 2026, Mr. D. Turner will retire as CFO. In anticipation of and effective upon his retirement as CFO, the Company has appointed Mr. Anil D. Chadha as CFO.
The following table presents information as of December 31, 2025 (the “Measurement Date”), regarding beneficial ownership of Regions common stock by each of Regions’ Directors and NEOs, as well as all Directors and executive officers as a group. Unless otherwise indicated, each person has sole voting and/or investment power over the relevant shares. In accordance with SEC rules, a person is deemed to be a beneficial owner of shares of Regions common stock if the person has or shares the power to vote the shares and/or to direct their investment or has the right to acquire such beneficial ownership within 60 days from the Measurement Date, whether through the exercise of an option, warrant or right, conversion of a security, or otherwise. The Percent of Class is reported based on 867,016,857 shares of Regions common stock outstanding as of the Measurement Date.
As of the Measurement Date, there were no outstanding options held by any of the Directors or executive officers.

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SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Name of Beneficial Owner	Shares of Common Stock (#)	Shares of Common Stock That May Be Acquired Within 60 Days from Measurement Date (#)(1)	Total Number of Shares Beneficially Owned (#)	Percent of Class (%)

Current Directors including Nominees for Director, excluding the CEO
Mark A. Crosswhite (2)	6,344	15,199	21,543	*
Noopur Davis (3)	20,668	—	20,668	*
Zhanna Golodryga	35,525	15,199	50,724	*
J. Thomas Hill	30,567	7,234	37,801	*
Roger W. Jenkins(4)	6,383	—	6,383	*
Joia M. Johnson (5)	24,575	7,014	31,589	*
Ruth Ann Marshall	117,648	54,084	171,732	*
James T. Prokopanko	18,731	54,084	72,815	*
Alison S. Rand	4,800	7,234	12,034	*
William C. Rhodes, III (6)	58,828	—	58,828	*
Lee J. Styslinger, III	147,294	54,084	201,378	*
José S. Suquet	33,711	54,084	87,795	*
Timothy Vines	15,031	44,005	59,036	*
Named Executive Officers (See Summary Compensation Table beginning on page 83)
John M. Turner, Jr. (7)	921,970	182,606	1,104,576	*
David J. Turner, Jr. (8)	343,471	49,460	392,931	*
C. Dandridge Massey (9)	35,013	—	35,013	*
David R. Keenan	90,915	40,722	131,637	*
Russell K. Zusi (10)	41,785	64,102	105,887	*
Other executive officers as a group	236,237	24,442	260,679	*
Directors and executive officers as a group (22 persons)	2,189,496	673,553	2,863,049	*
*    Less than 1%.
(1)Includes shares for which the Directors and executive officers have the right to acquire beneficial ownership within 60 days from the Measurement Date. For Directors, includes shares issuable pursuant to fully vested RSU awards that are deferred until separation from service under the Directors’ Deferred Restricted Stock Unit Plan; and for executive officers, includes shares issuable pursuant to RSU awards that would accelerate upon “retirement” as defined in the LTIP.
(2)Includes 480 shares held jointly with spouse.
(3)Includes 10,000 shares held jointly with a sibling-in-law.
(4)Includes 4,500 shares held jointly with spouse.
(5)Includes 17,486 shares held in a trust.
(6)Includes 50,000 shares held in a trust; 368 shares held in a trust for which his spouse is trustee; and 92 shares held in a trust for children.
(7)Includes 916,606 shares held jointly with spouse.
(8)Includes 2,467 shares held by spouse.
(9)Includes 35,013 shares held jointly with spouse.
(10)Includes 41,785 shares held jointly with spouse.

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SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
Delinquent Section 16(a) Reports
Regions’ Directors, executive officers, principal accounting officer, and, to the extent required by SEC rules, beneficial owners of more than 10% of a registered class of Regions equity securities, are subject to Section 16(a) of the Exchange Act, which requires them to file reports of ownership and changes in ownership of Regions stock with the SEC.
We assist our Directors and Section 16 Officers in complying with these requirements. The reporting persons are required to furnish us copies of all Section 16(a) forms they file, and we are required to disclose in this proxy statement the failure to file these reports by any reporting person when due.
Based solely on a review of the forms filed during, or with respect to, fiscal year 2025 and written representations from each reporting person, all required reports for our Directors and Section 16 Officers were filed on a timely basis, except that one Form 4 for Mr. Dan Massey was filed late. The late filing, made on July 29, 2025, related to transactions associated with the vesting of the third annual installment of restricted stock units granted to Mr. Massey on July 1, 2022, and was delayed solely due to technical and administrative issues stemming from the transition to EDGAR Next. The Form 4 was submitted promptly once those issues were resolved.
Stock Ownership Guidelines and Holding Period Requirements
We require our Directors and executive officers to own shares of our common stock because the Board believes having a financial stake in Regions more closely aligns their interests with those of our shareholders. Our Board has adopted the following stock ownership guidelines that apply to our Directors and executive officers:

Director Stock Ownership Guidelines
A non-management Director must own shares of Regions common stock with a value of at least 5 times the value of their annual cash retainer.
Until a Director meets the minimum level of stock ownership, the Director is required to retain 50% of the shares net of taxes acquired as a part of any compensatory arrangement, unless granted an exception by the NCG Committee upon showing a hardship or other special circumstances.

Executive Officer Stock Ownership Guidelines
The minimum stock ownership requirements for executive officers varies based on the executive officer’s tier designation, which in turn reflects the executive officer’s level of responsibility and compensation. Our CEO must own shares of Regions common stock with a value of at least 6 times his base salary, and our other NEOs must own shares of Regions common stock with a value of at least 3 times their base salary.
Until an executive officer meets the minimum level of stock ownership, the executive officer is required to retain 50% of the shares net of taxes acquired as a part of any compensatory arrangement, unless granted an exception by the CHR Committee upon showing a hardship or other special circumstances.

Shares counted toward the Directors’ minimum ownership include shares purchased on the open market; share equivalents held under any Director’s deferred stock plan; restricted stock or restricted stock units awarded; shares obtained through any other sources; and shares held in trust for the benefit of the Director or their immediate family members.
Currently, each Director, other than Director Jenkins, meets the Director Stock Ownership Guidelines. Director Jenkins joined the Board in January 2025, and as of the Measurement Date, owned 77% of the ownership requirement.
See the table on page 82 further describing the Stock Ownership Guidelines for our CEO and each of the other NEOs, including the types of shares counted toward their minimum ownership and their compliance with the guidelines.

122	Regions Financial Corporation | 2026 Proxy Statement

Questions and Answers About the
Annual Meeting and Voting
Who is entitled to vote at the meeting, and what are my voting rights?
The Board set March 10, 2026, as the Record Date for the 2026 Annual Meeting. If you were a shareholder of record at the close of business on the Record Date, you are entitled to vote at the meeting.
As of the close of business on the Record Date, Regions had issued [_______] shares of common stock, of which [_______] shares were outstanding and, therefore, eligible to be voted at the meeting, and [_______] shares were held as treasury stock. Treasury stock cannot be voted. Holders of our common stock are entitled to one vote per share; therefore, a total of [_______] votes are entitled to be cast at the meeting. This includes shares that are: (i) held directly in someone’s name as the shareholder of record and (ii) held for a shareholder as the beneficial owner through a brokerage firm, bank, or similar entity (“Broker”). There is no cumulative voting.
Holders of our Depositary Shares, representing a 1/40th interest in a share of our Non-Cumulative Perpetual Preferred Stock, Series C (the “Class C Depositary Shares”), or representing a 1/40th interest in a share of our Non-Cumulative Perpetual Preferred Stock, Series E (the “Class E Depositary Shares”), or representing a 1/40th interest in a share of our Non-Cumulative Perpetual Preferred Stock, Series F (the “Class F Depositary Shares”) are not entitled to vote at the annual meeting. As of the Record Date, 20,000,000 Class C Depositary Shares, 16,000,000 Class E Depositary Shares, and 20,000,000 Class F Depositary Shares were issued and outstanding.
How many shares must be present to hold the meeting?
The holders of a majority in voting power of the outstanding shares of Regions common stock entitled to vote on a matter at the annual meeting must be present, in attendance or by properly executed or otherwise documented proxy, to constitute a quorum at the annual meeting.
Abstentions and Broker non-votes will be counted for the purpose of determining whether a quorum is present. We urge you to vote promptly by proxy, even if you plan to attend the meeting, so we will know as soon as possible that enough shares will be present for us to hold the meeting.
What is the purpose of the annual meeting?
At the annual meeting, shareholders will vote on the following matters: (i) election of the 13 nominees named in our proxy statement to serve as Directors until the next annual meeting of shareholders and in each case until their successors are duly elected and qualified, or their earlier retirement, resignation, or removal; (ii) approval, on an advisory basis, of the compensation of our named executive officers; (iii) ratification of the appointment of EY as Regions’ independent registered public accounting firm for the year 2026; (iv) approval of an amendment to the Certificate of Incorporation to eliminate certain supermajority voting requirements; (v) approval of an amendment to the Certificate of Incorporation to eliminate certain business combination restrictions and the related supermajority voting standard; (vi) approval of an amendment to the Certificate of Incorporation to limit certain liability of officers as permitted by Delaware Law; (vii) approval of amendment to the Certificate of Incorporation to implement other miscellaneous changes; (viii) a shareholder proposal relating to special shareholder meeting, if properly presented at the meeting; and (ix) other business as may properly come before the annual meeting or any adjournments or postponements thereof.
Who can attend the annual meeting, and who can vote and ask questions at the meeting?
Registered and beneficial shareholders as of the Record Date are entitled to attend, vote, and ask questions at this year’s virtual annual meeting at www.virtualshareholdermeeting.com/RF2026 by logging in using the 16-digit control number appearing on the Notice of Internet

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QUESTIONS AND ANSWERS
Availability of Proxy Materials, email notification, voting instruction form, or paper proxy card. Guests without a control number may also attend the meeting, but they will not be permitted to vote or ask questions.
The annual meeting will begin at 9:00 A.M. Central Time. It is recommended that attendees log into the meeting beginning fifteen minutes prior to the meeting time to address any technical issues. The Virtual Shareholder Meeting website will provide technical assistance to attendees experiencing issues accessing the meeting. The technical support contact information will appear on the meeting website prior to the start of our meeting. We may adjourn or postpone the meeting, and if we elect to do so, details on how to participate will be made available at ir.regions.com.
Additional information and rules of conduct will be provided on the Virtual Shareholder Meeting website in advance of the meeting.
How do I inspect the list of shareholders of record?
A list of the shareholders of record as of the Record Date will be made available for inspection at our headquarters during ordinary business hours from April 26, 2026, to May 5, 2026. If you would like to review the list prior to the annual meeting, please contact Tara A. Plimpton, Corporate Secretary at 1900 Fifth Avenue North, Birmingham, Alabama 35203 to arrange a time for inspection.
What is a proxy statement, and what is a proxy?
In accordance with the federal securities laws and the regulations of the SEC, a proxy statement is a document we give to you, or provide you access to, when we are soliciting your vote.
A proxy is your designation of another person to vote your shares. Tara A. Plimpton, our Chief Legal Officer and Corporate Secretary, and Andrew S. Nix, our Chief Governance Officer, have been designated as proxies to cast the votes of our shareholders at our 2026 Annual Meeting.
How do I vote?
Shareholders of record, and most beneficial shareholders, have several ways to vote, including with a mobile device, over the internet, by telephone, by mail, or during the annual meeting webcast, as described on page ii. If you have the ability to vote online, we encourage you to record your vote through the internet to reduce corporate expenses. See the Notice of Internet Availability of Proxy Materials or Voter Instruction Form from your Broker for available options.

Your vote is important! Please submit your vote by proxy over the internet, by telephone, or complete, sign, date, and return your proxy card or voting instruction form.
How do I vote shares held in the Regions 401(k) Plan?
If you are a participant in the Regions 401(k) Plan, you may direct the 401(k) Plan trustee how to vote your shares. Under the terms of the 401(k) Plan, the trustee votes all shares held by the 401(k) Plan, but each participant may direct the trustee how to vote the shares of Regions common stock allocated to their 401(k) Plan account. If you own shares through the 401(k) Plan and do not submit voting instructions, the 401(k) Plan trustee will vote the shares in accordance with the Board’s recommendations. To vote your shares held in the 401(k) Plan, follow the instructions above.
How do I vote shares held in the dividend reinvestment plan?
If you are a participant in the Broadridge Direct Stock Purchase and Dividend Reinvestment Plan (the “Dividend Reinvestment Plan”), the proxy card or electronic voting instructions cover all shares allocated to your account under the plan. If you do not return your proxy card, or vote by telephone or over the internet, your shares in the Dividend Reinvestment Plan will not be voted. To vote your shares held in the Dividend Reinvestment Plan, follow the instructions above.

124	Regions Financial Corporation | 2026 Proxy Statement

QUESTIONS AND ANSWERS
What is the deadline for voting by mail, internet, mobile device, or telephone?

If You Are:	And You Are Voting by:	Your Vote Must Be Received:
A shareholder of record or street name holder	Mail	By May 5, 2026
	Internet, mobile device, or telephone	By 11:59 P.M. ET on May 5, 2026
A participant in the Regions 401(k) Plan	Internet, mobile device, or telephone	By 11:59 P.M. ET on May 3, 2026
How will my shares be voted if I don’t provide my proxy or provide my broker with voting instructions, and I don’t attend the annual meeting?
If you...
...are a shareholder of record and do not provide a proxy or vote at the meeting, your shares will not be voted.
...hold your shares through the 401(k) Plan and do not vote your shares, your shares (along with all other shares in the 401(k) Plan for which votes are not cast) will be voted by the trustee in favor of Proposals 1, 2, 3, 4, 5, 6, and 7, and against Proposal 8 (see the question How do I vote shares held in the Regions 401(k) Plan? above).
...are a participant in the Dividend Reinvestment Plan and do not vote, your shares in the plan will not be voted.
...hold your shares in street name and do not give your Broker instructions on how to vote your shares, your Broker may not vote on any proposal other than Proposal 3 (the ratification of appointment of EY as our independent registered public accounting firm for 2026).
What if I do not specify how I want my shares voted?
If you requested printed copies of the proxy materials and sign and return your proxy card without giving specific voting instructions, your proxy will be voted in accordance with the Board’s recommendations. Our telephone and internet voting procedures do not permit you to submit your proxy vote without specifying how you want your shares voted.
Can I change or revoke my vote after casting a vote or submitting my proxy?
If you are a shareholder of record, you may change or revoke any previously cast vote, so long as the new vote or revocation is received prior to the completion of voting at the annual meeting. The following are the methods of re-voting/revocation, and their associated timing:
◼Signing and mailing a new proxy card with a later date, allowing adequate time for it to be received and processed prior to the date of the annual meeting;
◼Delivering a written revocation of your previously cast vote to our Corporate Secretary at Regions Financial Corporation, 1900 Fifth Avenue North, Birmingham, Alabama 35203, prior to the date of the annual meeting;
◼Casting a new vote over the internet or by telephone, prior to 11:59 P.M., Eastern Time on May 5, 2026; or
◼Attending the annual meeting and voting again at the meeting.
If your shares are held in street name, you should follow your Broker’s instructions regarding how to change your vote or withdraw your voting instructions. Subsequent proxy cards or written revocations must still be received by the regular voting deadline in order to be effective.

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QUESTIONS AND ANSWERS
What vote is required to approve each of the proposals?
The votes required to approve each matter to be considered by Regions’ shareholders at the annual meeting are as follows:
◼Proposal 1—Election of Directors: Each nominee requires the affirmative “FOR” vote of a majority of the votes cast for or against the nominee. Abstentions and Broker non-votes have no effect on the vote results. As discussed further on page 6, our Corporate Governance Principles provide that an incumbent nominee who fails to receive a majority of the votes cast shall automatically be deemed to have tendered their resignation following certification of the vote, the acceptance or rejection of which will be subject to Board action and subsequent disclosure.
◼Proposal 2—Advisory Vote on Executive Compensation: Approval of this proposal requires the affirmative “FOR” vote of a majority of the votes cast for or against the proposal. Abstentions and Broker non-votes have no effect on the vote results.
◼Proposal 3—Ratification of Appointment of EY: Approval of this proposal requires the affirmative “FOR” vote of a majority of the votes cast for or against the proposal. Abstentions have no effect on the vote results, and we do not expect there to be any Broker non-votes on this proposal.
◼Proposal 4—Vote on an amendment to the Certificate of Incorporation to eliminate certain supermajority voting requirements: Approval of this proposal requires the affirmative “FOR” vote of the holders of at least 75% of the outstanding shares of Regions capital stock entitled to vote at the 2026 Annual Meeting. Abstentions and Broker non-votes have the same effect as “against” votes.
◼Proposal 5—Vote on an amendment to the Certificate of Incorporation to eliminate certain business combination restrictions and the related supermajority voting standard: Approval of this proposal requires the affirmative “FOR” vote of the holders of at least 75% of the outstanding shares of Regions capital stock entitled to vote at the 2026 Annual Meeting. Abstentions and Broker non-votes have the same effect as “against” votes.
◼Proposal 6—Vote on an amendment to the Certificate of Incorporation to limit certain liability of officers as permitted by Delaware Law: Approval of this proposal requires the affirmative “FOR” vote of the holders of a majority of the outstanding shares of Regions capital stock entitled to vote at the 2026 Annual Meeting. Abstentions and Broker non-votes have the same effect as “against” votes.
◼Proposal 7—Vote on amendment to the Certificate of Incorporation to implement other miscellaneous changes: Approval of this proposal requires the affirmative “FOR” vote of the holders of at least 75% of the outstanding shares of Regions capital stock entitled to vote at the 2026 Annual Meeting. Abstentions and Broker non-votes have the same effect as “against” votes.
◼Proposal 8—Shareholder proposal relating to special shareholder meeting, if properly presented at the meeting: Approval of this proposal requires the affirmative “FOR” vote of a majority of the votes cast for or against the proposal. Abstentions and Broker non-votes have no effect on the vote results.
A “broker non-vote” occurs when a bank, broker or other holder of record holding shares for a beneficial owner does not vote on a particular proposal because that holder does not have discretionary voting power for that particular item and has not received instructions from the beneficial owner. If you are a beneficial owner, your bank, broker or other holder of record is permitted to vote your shares on the ratification of the independent registered public accounting firm even if the record holder does not receive voting instructions from you. Absent instructions from you, the record holder may not vote on any “nondiscretionary” matter, which includes all of the Proposals other than Proposal 3. Without your voting instructions, a broker non-vote will occur.
What is Notice and Access?
We are continuing to use the SEC’s “Notice and Access” rule, which allows us to furnish our proxy materials over the internet instead of mailing paper copies of the materials to each shareholder. This means most of our shareholders will receive only a notice containing instructions on how to access the proxy materials over the internet and vote online (i.e., the Notice of Internet Availability of Proxy Materials). This offers a convenient way for shareholders to review the materials. As a result, beginning on or about March [__], 2026, we will send most of our shareholders a Notice of Internet Availability of Proxy Materials.
The Notice of Internet Availability of Proxy Materials is not a proxy card and cannot be used to vote your shares. If you received a notice this year, you will not receive paper copies of the proxy materials unless you request the materials by following the instructions on the notice or on the website referred to in the notice.

126	Regions Financial Corporation | 2026 Proxy Statement

QUESTIONS AND ANSWERS
What is Householding and how does it impact me?
The SEC has adopted rules that allow us to continue sending, in a single envelope, our proxy statement and other required annual meeting materials to two or more shareholders sharing the same address. These rules spell out the conditions under which annual reports, information statements, proxy statements, prospectuses, and other disclosure documents of a company that would otherwise be mailed in separate envelopes to more than one shareholder at a shared address may be mailed as a single copy in one envelope addressed to all shareholders at that address (i.e., “householding”). Shareholders who participate in householding will, however, receive separate proxy cards.
If one set of these proxy materials was sent to your household for the use by all Regions shareholders in your household and one or more of you would prefer to receive additional sets, or if multiple copies of these proxy materials were sent to your household and you want to receive one set, please contact Broadridge Financial Solutions, Inc., by calling toll-free at 866-540-7095 or by writing to Broadridge Financial Solutions, Inc., Householding Department, 51 Mercedes Way, Edgewood, New York 11717. Shareholders whose shares of our common stock are held in street name wishing to make either such election should contact their Broker.
How can I access Regions’ proxy materials and annual report on the internet?
This proxy statement, the Company’s 2025 Annual Report on Form 10-K, and the CEO’s Letter are available at ir.regions.com/governance/annual-meeting-of-shareholders and at proxyvote.com, as set out in the Notice of Internet Availability of Proxy Materials.
How do I sign up for electronic delivery of proxy materials?
Most shareholders can elect to view our future proxy statements and annual reports over the internet instead of receiving paper copies in the mail. You can choose to receive future proxy statements and annual reports electronically by following the prompt that will appear if you choose to vote through the internet. Shareholders who choose to view future proxy statements and annual reports through the internet will receive an email with instructions containing the internet address of these materials, as well as voting instructions, approximately four weeks before future meetings.
If you have not already done so, we ask you to consider signing up to receive these materials electronically in the future by following the instructions after you vote your shares over the internet. Enrolling in future electronic delivery of these materials helps reduce Regions’ impact on the environment as well as printing and mailing expenses.

Benefits of Accessing Annual Meeting Materials Online

◼Immediate receipt of the proxy statement, Annual Report on Form 10-K, and related materials
◼Online proxy voting
◼You will receive less mail and will not have to worry about misplacing your paper materials
◼It saves Regions and its shareholders money by eliminating the costs of printing and postage ◼It is much better for the environment ◼Electronic documents are more convenient than paper
If you elect to view our proxy statement and annual report electronically and vote your proxy through the internet, your enrollment will remain in effect for all shareholder meetings until you cancel it. To cancel enrollment, registered shareholders should visit http://enroll.icsdelivery.com/rf and follow the instructions to cancel enrollment. If you hold your shares in street name, check the information provided by your Broker for instructions on how to cancel your enrollment.

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QUESTIONS AND ANSWERS
How do I receive paper copies of proxy materials?
If you receive the notice but would like to receive paper copies of the proxy materials, please follow the instructions in the notice or on the website referred to in the notice. Alternatively, if you would like to receive a paper copy of the materials or if you received one copy of the proxy materials through our use of householding and would like to receive multiple copies, you may, at any time, email investors@regions.com, call 205-264-7040, or write to the following address, and we will deliver those documents to you promptly upon receiving the request.
Regions Financial Corporation
1900 Fifth Avenue North
Birmingham, Alabama 35203
Attn: Investor Relations
What is the difference between a “shareholder of record” and a “street name” holder or “beneficial owner”?
If your shares are registered directly in your name with Broadridge, our transfer agent, you are considered the “shareholder of record” with respect to those shares. If your shares are held by a Broker, you are considered the “beneficial owner” of shares held in “street name.” If you hold your shares in “street name,” you will have the opportunity to instruct your Broker how to vote your shares.
Who pays the expenses of this proxy solicitation?
Our proxy materials are being distributed by our Board in connection with the solicitation of proxies for our annual meeting. We pay the entire cost of soliciting your proxy, including the cost of preparing, assembling, printing, mailing, and otherwise distributing the Notice of Internet Availability of Proxy Materials and these proxy materials, as well as soliciting your vote. In addition to solicitation of proxies by mail, we request that Brokers send proxy materials or the Notice of Internet Availability of Proxy Materials to the street name/beneficial owners of Regions common stock and secure their voting instructions. We will reimburse Brokers for their reasonable expenses in taking those actions.
We have made arrangements with Sodali & Co. to assist us in soliciting proxies and have agreed to pay $15,000, plus reasonable and customary expenses, for these services. If necessary, we also may use several of our associates, without additional compensation, to solicit proxies from shareholders, either personally or by telephone, email, or letter, on Regions’ behalf. If you have any questions or need assistance voting your shares, please contact Sodali & Co:

Sodali & Co, 333 Ludlow Street, 5th Floor, South Tower, Stamford, CT 06902
Via Email: RF.info@client.sodali.com
Shareholders may call Sodali toll-free: 1-800-607-0088
Brokers may call Sodali collect: 1-203-658-9400
Who counts the votes?
We have engaged Broadridge Financial Solutions, Inc. to count the votes represented by proxies and cast at the meeting by online ballot and to act as Inspector of Election. A representative from Broadridge will be present at the annual meeting.
When will the Company announce the voting results?
We will announce the preliminary voting results at the annual meeting and will report the final voting results in a Current Report on Form 8-K filed with the SEC within four business days of the annual meeting.

128	Regions Financial Corporation | 2026 Proxy Statement

QUESTIONS AND ANSWERS
How do I recommend a candidate for directorship to be considered by the NCG Committee?
The NCG Committee considers recommendations for directorship submitted by shareholders and other parties outside of our By-Laws. Recommendations for directorships may be submitted to the NCG Committee at any time by sending the candidate’s information to our Corporate Secretary at the below address. You should provide as much relevant information about the candidate as possible. The NCG Committee may request such additional information as it deems appropriate. Refer to the section Director Nominee Criteria under Corporate Governance for an overview of the skills and characteristics considered by the NCG Committee and Board when selecting nominees.
Regions Financial Corporation
1900 Fifth Avenue North
Birmingham, Alabama 35203
Attention: Corporate Secretary
How do I submit a shareholder proposal for Regions’ 2027 Annual Meeting of Shareholders?
The table below summarizes the requirements for shareholders who wish to submit proposals, including Director nominations, for next year’s annual meeting. Each of the following descriptions are summaries and are qualified in their entirety by reference to SEC Rule 14a-8 and our By-Laws. Shareholders are encouraged to consult SEC Rule 14a-8 or our By-Laws, as applicable, to review all necessary requirements.

	Proposals for inclusion in Regions’ 2027 Proxy Statement	Director nominees for inclusion in Regions’ 2027 Proxy Statement (proxy access)	Other proposals/nominees outside of SEC Rule 14a-8 or proxy access to be presented at the 2027 Annual Meeting (advance notice)

Type of Proposal	SEC rules permit shareholders to submit proposals for inclusion in our proxy statement by satisfying the requirements specified in SEC Rule 14a-8.
A shareholder (or a group of up to 20 shareholders) owning at least 3% of Regions stock for at least 3 years may submit Director nominees† for inclusion in our proxy statement by satisfying the requirements specified in Article II, Section 8 of our By-Laws.*
Shareholders may present proposals or Director nominees at the annual meeting by satisfying the requirements specified in Article II, Section 7 of our By-Laws.*
When proposal must be received by Regions	No later than November 23, 2026	Between October 24, 2026 and November 23, 2026	Between November 23, 2026 and December 23, 2026
What to include	The information required by SEC Rule 14a-8. As the rules of the SEC make clear, however, simply submitting a proposal does not guarantee its inclusion.	The information required by our By-Laws.*	The information required by our By-Laws.*
Where to send	Regions Financial Corporation 1900 Fifth Avenue North Birmingham, Alabama 35203 Attention: Corporate Secretary
†     Note that proxy access may only be used to nominate up to the greater of (i) two nominees or (ii) 20% of the total number of Directors.
*     Our By-Laws are available on Regions’ website at ir.regions.com/governance.
How do I have my dividend check deposited into my bank account?
If you are a shareholder of record and do not participate in the dividend reinvestment plan, we encourage you to sign up for direct deposit of your dividend check rather than receiving a paper check. You can do so by logging into your Broadridge account through their website at www.shareholder.broadridge.com/RF/ and selecting "dividend options" from the menu on the right side of the page. Doing so will reduce the Company’s quarterly printing and mailing expenses and reduce our paper usage. For additional information, please contact Broadridge at 1-800-524-2879.

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General Information
Trademark information
Regions®, the Regions logo, and other appropriately designated words or symbols in this proxy statement are registered trademarks of Regions Bank. The LifeGreen color is a trademark of Regions Bank. Other words or symbols in this proxy statement that identify other parties’ goods or services may be trademarks or service marks of those other parties.
Information not incorporated into this Proxy Statement
The CHR Committee Report and the Audit Committee Report, each contained in this proxy statement, are not deemed filed with the SEC and shall not be deemed incorporated by reference into any prior or future filings made by Regions under the Exchange Act, except to the extent that we specifically incorporate such information by reference into any of these filings. Information contained on or accessible through our website at regions.com or doingmoretoday.com is not and shall not be deemed to be a part of this proxy statement by reference or otherwise incorporated into any other filings we make with the SEC, except to the extent we specifically incorporate such information by reference.
Forward-looking statements
This proxy statement, other reports filed by the Company with the SEC under the Exchange Act, and any other written or oral statements made by us or on our behalf to analysts, investors, the media, and others, may include forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. In addition, the Company, through its senior management, may from time to time make forward-looking public statements concerning the matters described herein. The words “future,” “anticipates,” “assumes,” “intends,” “plans,” “seeks,” “believes,” “predicts,” “potential,” “objectives,” “estimates,” “expects,” “targets,” “projects,” “outlook,” “forecast,” “would,” “will,” “may,” “might,” “could,” “should,” “can,” and similar terms, expressions, and graphics often signify forward-looking statements. Forward-looking statements are subject to the risk that the actual effects may differ, possibly materially, from what is reflected in those forward-looking statements due to factors and future developments that are uncertain, unpredictable and in many cases beyond our control. Forward-looking statements are not based on historical information, but rather are related to future operations, strategies, financial results, or other developments. Forward-looking statements are based on management’s current expectations as well as certain assumptions and estimates made by, and information available to, management at the time the statements are made. Those statements are based on general assumptions and are subject to various risks, and because they also relate to the future, they are likewise subject to inherent uncertainties and other factors that may cause actual results to differ materially from the views, beliefs, and projections expressed in such statements. Therefore, we caution you against relying on any of these forward-looking statements.
You should not place undue reliance on any forward-looking statements, which speak only as of the date made. Factors or events that could cause our actual results to differ may emerge from time to time, and it is not possible to predict all of them. We assume no obligation and do not intend to update or revise any forward-looking statements that are made from time to time, either as a result of future developments, new information, or otherwise, except as may be required by law.
See also the reports filed with the SEC, including the discussions under the “Forward-Looking Statements” and “Risk Factors” sections of Regions’ Annual Report on Form 10-K for the year ended December 31, 2025, as filed with the SEC and available on its website at sec.gov, as well as at ir.regions.com/governance/annual-meeting-of-shareholders and proxyvote.com, and in Regions’ subsequent filings with the SEC.
By order of the Board of Directors,

Tara A. Plimpton
Chief Legal Officer and Corporate Secretary
March [__], 2026

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Appendix A
PROPOSED AMENDMENTS TO THE AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF REGIONS FINANCIAL CORPORATION PURSUANT TO PROPOSAL 4
THE AMENDED AND RESTATED CERTIFICATE OF INCORPORATION SHALL BE AMENDED AS FOLLOWS. THE TEXT OF THE PROPOSED AMENDMENT IS MARKED TO REFLECT THE PROPOSED CHANGES.
TWELFTH. The corporation reserves the right to amend, alter, change or repeal any provision contained in this certificate of incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.
As provided in Article Seventh, paragraph (1), the Board of Directors is expressly authorized to make, alter or repeal By-Laws of the corporation by a vote of a majority of the entire Board except as otherwise provided in the By-Laws; and the stockholders may make, alter or repeal any By-Laws whether or not adopted by them~~,~~; provided, however, that any such additional By-Laws, alterations or repeal by the stockholders may be adopted only by the affirmative vote of the holders of ~~75% or more~~ a majority in voting power of the outstanding shares of capital stock of the corporation entitled to vote ~~generally in the election of directors~~ thereon (considered for this purpose as one class) at a meeting of stockholders called for such purpose.
~~Notwithstanding any other provision of this certificate of incorporation or the By-Laws of the corporation (and in addition to any other vote that may be required by law, this certificate of incorporation or the By-Laws)~~ Unless a lesser vote or no vote is required or permitted pursuant to applicable law and in addition to any vote required by this certificate of incorporation, the affirmative vote of the holders of ~~at least 75%~~ a majority in voting power of the outstanding shares of the capital stock of the corporation entitled to vote ~~generally in the election of directors~~ thereon (considered for this purpose as one class) shall be required to amend, alter or repeal or adopt any provision ~~inconsistent with Article Seventh paragraph (5)(a), Article Seventh paragraph (5)(d), Article Seventh paragraph (6), Article Ninth, Article Tenth or Article Twelfth~~ of the certificate of incorporation.

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Appendix B
PROPOSED AMENDMENTS TO THE AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF REGIONS FINANCIAL CORPORATION PURSUANT TO PROPOSAL 5
THE AMENDED AND RESTATED CERTIFICATE OF INCORPORATION SHALL BE AMENDED AS FOLLOWS. THE TEXT OF THE PROPOSED AMENDMENT IS MARKED TO REFLECT THE PROPOSED CHANGES.
Article SEVENTH, paragraph (6):
SEVENTH.
~~(6)    (a)    Except as set forth in Clause (d) of this paragraph (6) of Article Seventh, the affirmative vote of the holders of at least 75% of the outstanding shares of the corporation entitled to vote in election of Directors shall be required to effect or validate:~~
~~(1)    any merger or consolidation with or into any other corporation, or~~
~~(2)    any sale or lease of all or a substantial part of the assets of the corporation to any other corporation, person or other entity,~~
~~if, in the case of both (1) and (2), as of the record date for determination of stockholders entitled to notice thereof and to vote thereon, such other corporation, person or entity which is party to such a transaction is the beneficial owner, directly or indirectly, of 5% or more of the outstanding shares of the corporation entitled to vote in elections of directors. Such affirmative vote shall be in addition to any vote of the holders of the shares of the corporation otherwise required by law, this certificate of incorporation or any agreement between the corporation and any national securities exchange.~~
~~(b)    For purpose of this paragraph (6) any corporation, person or other entity shall be deemed to be the beneficial owner of any shares of the corporation:~~
~~(1)    which it owns directly, whether or not of record, or~~
~~(2)    which it has the right to acquire pursuant to any agreement or understanding or upon exercise of conversion rights, warrants or options or otherwise, or~~
~~(3)    which are beneficially owned, directly or indirectly (including shares deemed to be owned through application of clause (2) above), by an “affiliate” or “associate” as those terms are defined in Rule 12b-2 of the General Rules and Regulations under the Securities Exchange Act of 1934, as amended and in effect on April 1, 2004, or~~
~~(4)    which are beneficially owned, directly or indirectly (including shares deemed owned through application of clause (2) above), by any other corporation, person or entity with which it or its “affiliate” or “associate” has any agreement or arrangement or understanding for the purpose of acquiring, holding, voting, or disposing of shares of the corporation. For the purpose of determining whether a specific corporation, person or entity is the beneficial owner of one or more of the outstanding shares of the corporation, the outstanding shares of the corporation shall include shares not in fact outstanding but deemed owned through the application of clauses (b)(2)(3) and (4) above by such corporation, person or entity, but shall not include any other shares which may be issuable pursuant to any agreement or upon exercise of conversion rights, warrants or options or otherwise.~~
~~(c)    The Board of Directors shall have the power and duty to determine for the purposes of this paragraph (6), on the basis of information known to the corporation, whether:~~

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APPENDIX B
~~(1)    such other corporation or entity beneficially owns more than 5% of the outstanding shares of the corporation entitled to vote in elections of Directors;~~
~~(2)    a corporation, person, or entity is an “affiliate” or “associate” (as defined in paragraph (b) above) of another; and~~
~~(3)    the memorandum of understanding referred to in clause (d) below is substantially consistent with the transaction covered thereby.~~
~~Any such determination shall be conclusive and binding for all purposes of this paragraph (6).~~
~~(d)    The provisions of this paragraph (6) shall not apply to:~~
~~(1)    any transaction of a type addressed by paragraph 6(a)(1) or (2) if the Board of Directors of the corporation has approved a memorandum of understanding or other written agreement providing for such transaction with such other corporation prior to the time that such other corporation shall have become the beneficial owner of more than 5% of the outstanding shares of the corporation entitled to vote in elections of Directors; or after such acquisition of 5% of the outstanding shares, if 75% or more of the entire Board of Directors approve such transaction prior to its consummation; or~~
~~(2)    any merger or consolidation of the corporation with, or any sale or lease by the corporation or any subsidiary thereof of any assets of, or any sale or lease by the corporation or any subsidiary thereof of any of its assets to, any corporation of which a majority of the outstanding shares of all classes of stock entitled to vote in election of Directors is owned of record or beneficially by the corporation and its subsidiaries.~~
Article FOURTEENTH:
FOURTEENTH. (1) The corporation hereby expressly elects that it shall not be governed by, or otherwise subject to, Section 203 of the General Corporation Law of Delaware.
(2)    Notwithstanding the provisions of Section (1) of this Article Fourteenth, the corporation shall not engage in any business combination (as defined below), at any point in time at which the corporation has a class of voting stock that is listed on a national securities exchange or held of record by more than 2,000 stockholders (unless any of the foregoing result from action taken, directly or indirectly, by an interested stockholder (as defined below) or from a transaction in which a person becomes an interested stockholder), with any interested stockholder (as defined below) for a period of three years following the time that such stockholder became an interested stockholder, unless:
(a)    prior to such time, the Board of Directors approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;
(b)    upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least eighty-five percent (85%) of the voting stock (as defined below) of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the voting stock outstanding (but not the outstanding voting stock owned by the interested stockholder) those shares owned by (i) persons who are Directors and also officers and (ii) employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or
(c)    at or subsequent to such time, the business combination is approved by the Board of Directors and authorized at an annual or special meeting of stockholders by the affirmative vote of the holders of at a majority in voting power of the outstanding voting stock of the corporation which is not owned by the interested stockholder.
(3)    Certain Definitions. For purposes of this Article Fourteenth:
(a)    “affiliate” means a person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, another person.

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APPENDIX B
(b)    “associate,” when used to indicate a relationship with any person, means: (i) any corporation, partnership, unincorporated association or other entity of which such person is a director, officer or partner or is, directly or indirectly, the owner of twenty percent (20%) or more of any class of voting stock; (ii) any trust or other estate in which such person has at least a twenty percent (20%) beneficial ownership or as to which such person serves as trustee or in a similar fiduciary capacity; and (iii) any relative or spouse of such person, or any relative of such spouse, who has the same residence as such person.
(c)    “business combination,” when used in reference to the corporation and any interested stockholder of the corporation, means:
(1)    any merger or consolidation of the corporation or any direct or indirect majority-owned subsidiary of the corporation (A) with the interested stockholder or (B) with any other corporation, partnership, unincorporated association or other entity if the merger or consolidation is caused by the interested stockholder and as a result of such merger or consolidation this Article Fourteenth is not applicable to the surviving entity;
(2)    any sale, lease, exchange, mortgage, pledge, transfer or other disposition (in one transaction or a series of transactions), except proportionately as a stockholder of the corporation, to or with the interested stockholder, whether as part of a dissolution or otherwise, of assets of the corporation or of any direct or indirect majority-owned subsidiary of the corporation which assets have an aggregate market value equal to ten percent (10%) or more of either the aggregate market value of all the assets of the corporation determined on a consolidated basis or the aggregate market value of all the outstanding stock of the corporation;
(3)    any transaction which results in the issuance or transfer by the corporation or by any direct or indirect majority-owned subsidiary of the corporation of any stock of the corporation or of such subsidiary to the interested stockholder, except: (A) pursuant to the exercise, exchange or conversion of securities exercisable for, exchangeable for or convertible into stock of the corporation or any such subsidiary which securities were outstanding prior to the time that the interested stockholder became such; (B) pursuant to a merger under Section 251(g) of the General Corporation Law of Delaware; (C) pursuant to a dividend or distribution paid or made, or the exercise, exchange or conversion of securities exercisable for, exchangeable for or convertible into stock of the corporation or any such subsidiary which security is distributed, pro rata, to all holders of a class or series of stock of the corporation subsequent to the time the interested stockholder became such; (D) pursuant to an exchange offer by the corporation to purchase stock made on the same terms to all holders of said stock; or (E) any issuance or transfer of stock by the corporation; provided, however, that in no case under items (C) through (E) of this subsection (3) shall there be an increase in the interested stockholder’s proportionate share of the stock of any class or series of the corporation or of the voting stock of the corporation;
(4)    any transaction involving the corporation or any direct or indirect majority-owned subsidiary of the corporation which has the effect, directly or indirectly, of increasing the proportionate share of the stock of any class or series, or securities convertible into the stock of any class or series, of the corporation or of any such subsidiary which is owned by the interested stockholder, except as a result of immaterial changes due to fractional share adjustments or as a result of any purchase or redemption of any shares of stock not caused, directly or indirectly, by the interested stockholder; or
(5)    any receipt by the interested stockholder of the benefit, directly or indirectly (except proportionately as a stockholder of the corporation), of any loans, advances, guarantees, pledges or other financial benefits (other than those expressly permitted in subsections (1) through (4) above) provided by or through the corporation or any direct or indirect majority-owned subsidiary.
(d)    “control,” including the terms “controlling,” “controlled by” and “under common control with,” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting stock, by contract, or otherwise. A person who is the owner of twenty percent (20%) or more of the outstanding voting stock of any corporation, partnership, unincorporated association or other entity shall be presumed to have control of such entity, in the absence of proof by a preponderance of the evidence to the contrary. Notwithstanding the foregoing, a presumption of control shall not apply where such person holds voting stock, in good faith and not for the purpose of circumventing this Article Fourteenth, as an agent, bank, broker, nominee, custodian or trustee for one or more owners who do not individually or as a group have control of such entity.
(e)    “interested stockholder” means any person (other than the corporation or any direct or indirect majority-owned subsidiary of the corporation) that (i) is the owner of fifteen percent (15%) or more of the outstanding voting stock of the corporation or (ii) is an affiliate or associate of the corporation and was the owner of fifteen percent (15%) or more of the outstanding voting stock of the corporation at any time within the three-year period immediately prior to the date on which it is sought to be determined whether such person is an interested

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APPENDIX B
stockholder; and the affiliates and associates of such person; provided, however, that the term “interested stockholder” shall not include (A) a stockholder that becomes an interested stockholder inadvertently and (x) as soon as practicable divests itself of ownership of sufficient shares so that such stockholder ceases to be an interested stockholder and (y) would not, at any time within the three-year period immediately prior to a business combination between the corporation and such stockholder, have been an interested stockholder but for the inadvertent acquisition of ownership or (B) any person whose ownership of shares in excess of the fifteen percent (15%) limitation set forth herein is the result of any action taken solely by the corporation; provided, however, that such person specified in this clause (C) shall be an interested stockholder if thereafter such person acquires additional shares of voting stock of the corporation, except as a result of further corporate action not caused, directly or indirectly, by such person. For the purpose of determining whether a person is an interested stockholder, the voting stock of the corporation deemed to be outstanding shall include stock deemed to be owned by the person through application of the definition of “owner” below but shall not include any other unissued stock of the corporation which may be issuable pursuant to any agreement, arrangement or understanding, or upon exercise of conversion rights, warrants or options, or otherwise.
(f)    “owner,” including the terms “own” and “owned,” when used with respect to any stock, means a person that individually or with or through any of its affiliates or associates:
(1)    beneficially owns such stock, directly or indirectly;
(2)    has (A) the right to acquire such stock (whether such right is exercisable immediately or only after the passage of time) pursuant to any agreement, arrangement or understanding, or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise; provided, however, that a person shall not be deemed the owner of stock tendered pursuant to a tender or exchange offer made by such person or any of such person’s affiliates or associates until such tendered stock is accepted for purchase or exchange; or (B) the right to vote such stock pursuant to any agreement, arrangement or understanding; provided, however, that a person shall not be deemed the owner of any stock because of such person’s right to vote such stock if the agreement, arrangement or understanding to vote such stock arises solely from a revocable proxy or consent given in response to a proxy or consent solicitation made to ten or more persons; or
(3)    has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting (except voting pursuant to a revocable proxy or consent as described in clause (B) of subsection (2) above), or disposing of such stock with any other person that beneficially owns, or whose affiliates or associates beneficially own, directly or indirectly, such stock.
(g)    “person” means any individual, corporation, partnership, unincorporated association or other entity.
(h)    “stock” means, with respect to any corporation, capital stock and, with respect to any other entity, any equity interest.
(i)    “voting stock” means stock of any class or series entitled to vote generally in the election of Directors and, with respect to any entity that is not a corporation, any equity interest entitled to vote generally in the election of the governing body of such entity. Every reference in this Article Fourteenth to a percentage or proportion of voting stock shall refer to such percentage or other proportion of the votes of such voting stock.

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Appendix C
PROPOSED AMENDMENTS TO THE AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF REGIONS FINANCIAL CORPORATION PURSUANT TO PROPOSAL 6
THE AMENDED AND RESTATED CERTIFICATE OF INCORPORATION SHALL BE AMENDED AS FOLLOWS. THE TEXT OF THE PROPOSED AMENDMENT IS MARKED TO REFLECT THE PROPOSED CHANGES.
THIRTEENTH. ~~This amended and restated certificate of incorporation shall become effective on May 13, 2010.~~ No officer of the corporation shall be personally liable to the corporation or its stockholders for monetary damages, for breach of fiduciary duty as an officer, except for liability (i) for any breach of the officer’s duty of loyalty to the corporation or its stockholders; (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) for any transaction from which the officer derived an improper personal benefit or (iv) for any action by or in the right of the corporation. If the General Corporation Law of Delaware is hereafter amended to authorize corporate action further eliminating or limiting the personal liability of officers, then the liability of officers of the corporation shall be eliminated or limited to the fullest extent permitted by the General Corporation Law of Delaware, as so amended. Any amendment, modification or repeal of the foregoing sentence shall not adversely affect any right or protection of an officer of the corporation hereunder in respect of any act or omission occurring prior to the time of such amendment, modification or repeal.

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Appendix D
PROPOSED AMENDMENTS TO THE AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF REGIONS FINANCIAL CORPORATION PURSUANT TO PROPOSAL 7
THE AMENDED AND RESTATED CERTIFICATE OF INCORPORATION SHALL BE AMENDED AS FOLLOWS. THE TEXT OF THE PROPOSED AMENDMENT IS MARKED TO REFLECT THE PROPOSED CHANGES.
Article SECOND:
SECOND. The address of its registered office in the State of Delaware is ~~2711 Centerville Road~~ 251 Little Falls Drive in the City of Wilmington, County of New Castle 19808. The name of the registered agent at such address is Corporation Service Company. ~~The principal office of the corporation shall be in the State of Alabama and shall be located in the City of Birmingham, County of Jefferson. Directors’ meetings (unless from time to time specifically otherwise ordered by the Board of Directors) and appropriate corporate functions shall be held in Birmingham. The chief executive officer may, for his convenience, in discharging his duties, locate at whatever place he deems desirable the necessary secretarial and personal assistants for the efficient operation of his office. The corporation may have such other offices, either within or without the State of Alabama, as the Board of Directors may designate or as the business of the corporation may require from time to time. Specialized personnel, such as auditors, examiners, public relation officers, etc., shall be located in such cities as the Directors may from time to time order.~~
Article FOURTH, paragraph (1):
(1)    Shares of Preferred Stock may be issued in one or more series from time to time by the ~~b~~Board of ~~d~~Directors, and the ~~b~~Board of ~~d~~Directors is expressly authorized to fix by resolution or resolutions the designations and the powers, preferences and rights, and the qualifications, limitations and restrictions thereof, of the shares of each series of Preferred Stock, including without limitation the following:
(a)    the distinctive serial designation of such series which shall distinguish it from other series;
(b)    the number of shares included in such series;
(c)    the dividend rate, if any, (or method of determining such rate) payable to the holders of the shares of such series, any conditions upon which such dividends shall be paid and the date or dates upon which such dividends shall be payable;
(d)    whether dividends, if any, on the shares of such series shall be cumulative and, in the case of shares of any series having cumulative dividend rights, the date or dates or method of determining the date or dates from which dividends on the shares of such series shall be cumulative;
(e)    the amount or amounts, if any, which shall be payable out of the assets of the corporation to the holders of the shares of such series upon voluntary or involuntary liquidation, dissolution, or winding up the corporation, and the relative rights of priority, if any, of payment of the shares of such series;
(f)    the price or prices at which, the period or periods within which and the terms and conditions upon which the shares of such series may be redeemed, in whole or in part, at the option of the corporation or at the option of the holder or holders thereof or upon the happening of a specified event or events;
(g)    the obligation, if any, of the corporation to purchase or redeem shares of such series pursuant to a sinking fund or otherwise and the price or prices at which, the period or periods within which and the terms and conditions upon which the shares of such series shall be redeemed or purchased, in whole or in part, pursuant to such obligation;

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APPENDIX D
(h)    whether or not the shares of such series shall be convertible or exchangeable, at any time or times at the option of the holder or holders thereof or at the option of the corporation or upon the happening of a specified event or events, into shares of any other class or classes or any other series of the same or any other class or classes of stock of the corporation, and the price or prices or rate or rates of exchange or conversion and any adjustments applicable thereto; and
(i)    whether or not the holders of the shares of such series shall have voting rights, in addition to the voting rights provided by law (if any), and if so the terms of such voting rights.
Article FOURTH, paragraph (2):
(2)    Subject to the rights of the holders of any series of Preferred Stock, the number of authorized shares of ~~any class or series of~~ Preferred Stock or Common Stock set forth in this certificate of incorporation, as it may be amended from time to time, may be increased or decreased (but not below the number of shares thereof then outstanding) ~~by the affirmative~~ without a separate class vote of the holders of ~~a majority of the outstanding shares of such class or series, voting together as a single class~~ the Preferred Stock or the Common Stock, irrespective of the provisions of Section 242(b)(2) of the General Corporation Law of Delaware or any corresponding provision hereafter enacted.
Article FOURTH, paragraph (3):
(3)    Authority is hereby expressly granted to the Board of Directors from time to time to issue any authorized but unissued shares of Common Stock for such consideration, if any, and on such terms as it may determine.
Article FOURTH, paragraph (4):
(4)    Pursuant to the authority conferred by this Article Fourth, the following series of Preferred Shares have been designated, each such series consisting of such number of shares, with such voting powers and with such designations, preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions thereof as are stated and expressed in the exhibit with respect to such series attached hereto as specified below and incorporated herein by reference:
Exhibit A        5.700% Fixed-to-Floating Rate Non-Cumulative Perpetual Preferred Stock, Series C
Exhibit B        4.45% Non-Cumulative Perpetual Preferred Stock, Series E
Exhibit C        Non-Cumulative Perpetual Preferred Stock, Series F
Article SEVENTH, paragraph (1):
(1)    To make, alter or repeal the ~~b~~By-~~l~~Laws of the corporation~~, except as otherwise may be provided by such by-laws~~.
Article SEVENTH, paragraph (3):
(3)    To declare such lawful dividends, either in cash, property or stock of the corporation, as in its discretion it may deem advisable.
Article SEVENTH, paragraph (5):
(5)    To fix the number of Directors which shall constitute the whole Board, subject to the following:
(a)    The number of Directors constituting the entire Board shall be fixed from time to time by vote of a majority of the entire Board ~~except as may be otherwise provided in the By-Laws of the corporation,~~; provided, however, that the number of Directors shall not be reduced so as to shorten the term of any Director at the time in office.
(b)    ~~All directors will be elected annually for terms of one year and shall continue to hold office until the end of the term for which such director was elected and until such director’s successor shall have been elected and qualified.~~ At each annual meeting of stockholders, all ~~d~~Directors shall be elected for terms expiring at the next annual meeting of stockholders and until such ~~d~~Directors’ successors shall have been elected and qualified.  ~~Except as otherwise provided in the By-Laws of the corporation, a~~ Any vacancies in the Board of Directors for any reason, and any created directorships resulting from any increase in the number of Directors may be filled by the Board of Directors, acting by a majority of Directors then in office, although less than a quorum. Any ~~d~~Directors so chosen shall hold office until the end of the term

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APPENDIX D
to which such ~~d~~Directors’ predecessors were elected and until their successors shall be elected and qualified. No decrease in the number of Directors shall shorten the term of any incumbent Director.
(c)    Notwithstanding any other provisions of this certificate of incorporation or the By-Laws of the corporation (and notwithstanding the fact that some lesser percentage may be specified by law, this certificate of incorporation or the By-Laws of the corporation), any Director or the entire Board of Directors of the corporation may be removed at any time, with or without cause but only by the affirmative vote of the holders of a majority of the outstanding shares of capital stock of the corporation entitled to vote generally in the election of ~~d~~Directors ~~cast~~ at a meeting of the stockholders called for that purpose.
(d)    In the event that the holders of any class or series of stock of the corporation shall be entitled, voting separately as a class, to elect any ~~d~~Directors of the Corporation, then the number of ~~d~~Directors that may be elected by such holders shall be in addition to the number fixed pursuant to the By-Laws and, except as otherwise expressly provided in terms of such class or series, the terms of the ~~d~~Directors elected by such holders shall expire at the annual meeting of stockholders next succeeding their election.
Article TENTH:
TENTH. ~~(1) The corporation shall indemnify its officers, directors, employees and agents to the fullest extent permitted by law.~~
~~(2)~~    No ~~d~~Director of the corporation shall be personally liable to the corporation or its stockholders for monetary damages, for breach of fiduciary duty as a ~~d~~Director, except for liability (i) for any breach of the ~~d~~Director’s duty of loyalty to the corporation or its stockholders; (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) under Section 174 of the Delaware General Corporation Law; or (iv) for any transaction from which the ~~d~~Director derived an improper personal benefit.
Article ELEVENTH:
ELEVENTH. ~~Whenever a compromise or arrangement is proposed between this corporation and its creditors or any class of them and/or between this corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on this application in a summary way of this corporation or of any creditor or stockholder thereof, or on the application of any receiver or receivers appointed for this corporation under the provisions of Section 291 of Title 8 of the Delaware Code or on the application of trustees in dissolution or of any receiver or receivers appointed for this corporation under the provisions of Section 279 of Title 8 of the Delaware Code order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three-fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of this corporation as consequence of such compromise or arrangement, the said compromise or arrangement and the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of this corporation, as the case may be, and also on this corporation~~[RESERVED].
Article TWELFTH, second paragraph:
As provided in Article Seventh, paragraph (1), the Board of Directors is expressly authorized to make, alter or repeal By-Laws of the corporation by a vote of a majority of the entire Board ~~except as otherwise provided in the By-Laws~~; and the stockholders may make, alter or repeal any By-Laws whether or not adopted by them~~,~~; provided, however, that any such additional By-Laws, alterations or repeal by the stockholders may be adopted only by the affirmative vote of the holders of 75% or more of the outstanding shares of capital stock of the corporation entitled to vote generally in the election of Directors (considered for this purpose as one class) at a meeting of stockholders called for such purpose.

Regions Financial Corporation | 2026 Proxy Statement	D-3

Appendix E
GAAP to Non-GAAP Reconciliations
ANNUAL CASH INCENTIVE PLAN
The tables below present computations of financial metrics, which exclude certain items that are included in the financial results presented in accordance with GAAP. The non-GAAP financial metrics utilized for the Annual Cash Incentive Plan include the following: adjusted net income available to common shareholders—annual cash incentive plan (non-GAAP) and adjusted non-interest expense (non-GAAP), adjusted non-interest income (non-GAAP), and adjusted total revenue (non-GAAP) to arrive at the adjusted efficiency ratio—annual cash incentive plan (non-GAAP). The adjustments made to arrive at these adjusted financial metrics are included in our financial results presented in accordance with GAAP and represent the amounts recognized in such financial results but excluded for purposes of measuring operating results in respect of the 2025 targets for the Annual Cash Incentive Plan.
Regions believes that excluding certain items provides a meaningful base for analyzing the operating results of the Company and predicting future performance, because management does not consider the activities related to the adjustments to be indications of ongoing operations. These non-GAAP financial measures are used by management and the CHR Committee to assess the performance of Regions’ business.
Non-GAAP financial measures have inherent limitations, are not required to be uniformly applied, and are not audited. Although these non-GAAP financial measures are frequently used by stakeholders in the evaluation of a company, they have limitations as analytical tools and should not be considered in isolation or as a substitute for analyses of results as reported under GAAP. In particular, a measure of earnings that excludes these selected items does not represent the amount that effectively accrues directly to shareholders.
Adjusted Net Income Available to Common Shareholders - Annual Cash Incentive Plan (Non-GAAP)

(Unaudited)	Year Ended December 31, 2025 ($)(millions)

Net income available to common shareholders (GAAP)	2,061
Adjustments, net of tax(1):
Net charge-offs (over)/under provision (2)	(33)
Preferred stock redemption expense (3)	4
Securities (gains) losses, net	38
FDIC insurance special assessment	(13)
Salaries and employee benefits—severance charges	2
Branch consolidation, property and equipment charges	(3)
Professional, legal and regulatory expenses	1
Adjusted net income available to common shareholders - annual cash incentive plan (non-GAAP)	2,057
(1)Calculated by applying the Company’s nominal tax rate of 25% to the adjustments for annual cash incentive plan purposes (non-GAAP).
(2)For the purposes of annual cash incentive plan performance evaluation, the Company utilizes net charge-offs in place of provision.
(3)The Company redeemed its Series D preferred stock in 2025 which included issuance costs. These amounts were not taxable.

E-1	Regions Financial Corporation | 2026 Proxy Statement

APPENDIX E
Adjusted Efficiency Ratio - Annual Cash Incentive Plan (Non-GAAP)

(Unaudited)		Year Ended December 31, 2025 ($)(millions)

Non-interest expense (GAAP)	A	$4,313
Adjustments:
FDIC insurance special assessment		17
Branch consolidation, property and equipment charges		5
Salaries and employee benefits—severance charges		(2)
Professional, legal and regulatory expenses		(2)
Adjusted non-interest expense (non-GAAP)	B	$4,331
Net interest income (GAAP)	C	$4,991
Taxable-equivalent adjustment (GAAP)		49
Net interest income, taxable-equivalent basis (GAAP)	D	$5,040
Non-interest income (GAAP)	E	$2,535
Adjustments:
Securities (gains) losses, net		50
Adjusted non-interest income (non-GAAP)	F	$2,585
Total revenue (GAAP)	C+E=G	$7,526
Adjusted total revenue (non-GAAP)	C+F=H	$7,576
Total revenue, taxable-equivalent basis (GAAP)	D+E=I	$7,575
Adjusted total revenue, taxable-equivalent basis (non-GAAP)	D+F=J	$7,625
Efficiency ratio (GAAP)	A/I	56.9%
Adjusted efficiency ratio - annual cash incentive plan (non-GAAP)	B/J	56.8%

Regions Financial Corporation | 2026 Proxy Statement	E-2

Appendix F
GAAP to Non-GAAP Reconciliations
LONG TERM INCENTIVE PLAN
The tables below present computations of financial metrics, which exclude certain items that are included in the financial results presented in accordance with GAAP. The non-GAAP financial metric utilized for the Long Term Incentive Plan (LTIP) is the adjusted return on average tangible common equity-long term incentive plan (“Adjusted ROATCE (ex. AOCI) - LTIP”) (non-GAAP). Other adjusted financial measures used in the computation of the non-GAAP financial metric include: adjusted net income available to common shareholders - LTIP (non-GAAP), adjusted ROATCE excluding AOCI (non-GAAP), and adjusted dilutive EPS (non-GAAP). The adjustments made to arrive at these adjusted financial metrics and measures are included in our financial results presented in accordance with GAAP and represent the amounts recognized in such financial results but excluded for purposes of measuring operating results in respect of the 2025 target for the LTIP.
Regions believes that excluding certain items provides a meaningful base for analyzing the operating results of the Company and predicting future performance, because management does not consider the activities related to the adjustments to be indications of ongoing operations. These non-GAAP financial measures are used by management and the CHR Committee to assess the performance of Regions’ business.
Non-GAAP financial measures have inherent limitations, are not required to be uniformly applied, and are not audited. Although these non-GAAP financial measures are frequently used by stakeholders in the evaluation of a company, they have limitations as analytical tools and should not be considered in isolation or as a substitute for analyses of results as reported under GAAP. In particular, a measure of earnings that excludes these selected items does not represent the amount that effectively accrues directly to shareholders.

F-1	Regions Financial Corporation | 2026 Proxy Statement

APPENDIX F
Adjusted ROATCE (ex. AOCI) - LTIP (Non-GAAP)

		Year Ended December 31
(Unaudited)		2025	2024	2023	2022	2021
		($)(millions)

Net income available to common shareholders (GAAP)	A	2,061	1,774	1,976	2,146	2,400
Adjustments, net of tax:(1)
Net charge-offs (over)/under provision, adjusted (2)(3)		(33)	22	137	76	(546)
Preferred stock redemption expense (4)		4	15	—	—	13
Leverage lease termination gain, net		—	—	(1)	(1)	(2)
Insurance Proceeds		—	—	—	(38)	—
Gain on equity investment		—	—	—	—	(2)
Bank owned life insurance (5)		—	—	—	—	(18)
Securities (gains) losses		38	156	4	1	(2)
FDIC insurance special assessment		(13)	12	89	—	—
Salaries and employee benefits—severance charges		2	23	23	—	5
Branch consolidation, property and equipment charges		(3)	3	5	2	4
Professional, legal and regulatory expenses (6)		1	2	1	145	12
Early extinguishment of Debt		—	—	(3)	—	15
Contributions to the Regions Foundation		—	—	—	—	3
Other miscellaneous expenses (7)		—	(32)	—	—	—
Net provision expense (benefit) from sale of consumer loans (3)		—	—	6	(23)	—
Adjusted net income available to common shareholders-LTIP (non-GAAP)	B	2,057	1,975	2,237	2,308	1,882

Average shareholders' equity (GAAP)		18,541	17,484	16,522	16,503	18,201
Less:
Average intangible assets (GAAP)		5,887	5,920	5,960	6,023	5,435
Average deferred tax liability related to intangibles (GAAP)		(130)	(117)	(106)	(103)	(99)
Average preferred stock (GAAP)		1,491	1,693	1,659	1,659	1,658
Average tangible common shareholders' equity (non-GAAP)	C	11,293	9,988	9,009	8,924	11,207
Less: Average AOCI		(2,096)	(2,906)	(3,410)	(2,021)	705
Average tangible common shareholders' equity excluding AOCI (non-GAAP)	D	13,389	12,894	12,419	10,945	10,502
ROATCE (non-GAAP)(8)	A/C	18.25%	17.77%	21.93%	24.05%	21.42%
Adjusted ROATCE (ex. AOCI) - LTIP (non-GAAP)(8)	B/D	15.37%	15.31%	18.01%	21.09%	17.92%
(1)Calculated by applying the Company’s effective tax rate of 25% to adjusted income before tax for annual cash incentive plan purposes (non-GAAP).
(2)In the calculation of net income for LTIP purposes, net charge-offs of $513 million, $458 million, $397 million, $263 million and $204 million for the years ended December 31, 2025, 2024, 2023, 2022, and 2021, respectively, were utilized compared to provision expense of $470 million, $487 million, $553 million, and $271 million in 2023 and 2022, and provision benefit of $524 million in 2021. In 2023 and 2022, the utilization of charge-offs also includes the impact of adjusted items in footnote 3. The impact of the replacement was calculated by applying the Company’s effective tax rate of 25%.
(3)In 2023 the Company sold a portfolio of consumer unsecured loans with an associated allowance of $27 million at the time of the sale. In conjunction with the sale, there was a $35 million fair value mark recorded through charge-offs, which resulted in a net provision expense of $8 million. In 2022 the Company sold a portfolio of consumer loans with an associated allowance of $94 million at the time of sale. At the time of sale, there was a $63 million fair value mark recorded through charge-offs, which resulted in a net provision benefit of $31 million.
(4)The Company redeemed its Series B preferred stock in 2024 and its Series A preferred stock in 2021, both of which included issuance costs. These amounts were not taxable.
(5)Adjustments for bank owned life insurance are not taxable.
(6)The professional, legal and regulatory expense in 2022 included a non-taxable component.
(7)The adjustment for other miscellaneous expenses is for a contingent reserve release related to a prior acquisition and included a non-taxable component.
(8)Amounts have been calculated based upon whole dollar values.

Regions Financial Corporation | 2026 Proxy Statement	F-2

APPENDIX F
Adjusted EPS - LTIP (Non-GAAP)

		Year Ended December 31
(Unaudited)		2025	2024	2023	2022	2021
		($)(millions)

Net income available to common shareholders (GAAP)	A	2,061	1,774	1,976	2,146	2,400
Adjustments, net of tax:(1)
Adjusted net charge-offs (over)/under provision (2)(3)		(33)	22	137	76	(546)
Preferred stock redemption expense (4)		4	15	—	—	13
Leveraged lease termination gain, net		—	—	(1)	(1)	(2)
Insurance proceeds		—	—	—	(38)	—
Gain on equity investment		—	—	—	—	(2)
Bank owned life insurance (5)		—	—	—	—	(18)
Securities (gains) losses		38	156	4	1	(2)
FDIC insurance special assessment		(13)	12	89	—	—
Salaries and employee benefits—severance charges		2	23	23	—	5
Branch consolidation, property and equipment charges		(3)	3	5	2	4
Professional, legal and regulatory expenses (6)		1	2	1	145	12
Early extinguishment of debt		—	—	(3)	—	15
Contributions to the Regions Foundation		—	—	—	—	3
Other miscellaneous expenses (7)		—	(32)	—	—	—
Net provision (expense) benefit from sale of consumer loans (3)		—	—	6	(23)	—
Adjusted net income available to common shareholders-LTIP (non-GAAP)	B	2,057	1,975	2,237	2,308	1,882
Weighted-average dilutive shares	C	896	918	938	942	963
Diluted EPS (GAAP)	A/C	2.30	1.93	2.11	2.28	2.49
Adjusted Diluted EPS (Non-GAAP)	B/C	$2.30	$2.15	$2.38	$2.45	$1.95
(1)Calculated by applying the Company’s nominal tax rate of 25% to the adjustments for annual cash incentive plan purposes (non-GAAP).
(2)For the purposes of the LTIP adjusted EPS cumulative CAGR performance evaluation, the Company utilizes net charge-offs in place of provision which is adjusted for items discussed in footnote 3.
(3)In 2023 the Company sold a portfolio of consumer unsecured loans with an associated allowance of $27 million at the time of the sale. In conjunction with the sale, there was a $35 million fair value mark recorded through charge-offs, which resulted in a net provision expense of $8 million. In 2022 the Company sold a portfolio of consumer loans with an associated allowance of $94 million at the time of sale. At the time of sale, there was a $63 million fair value mark recorded through charge-offs, which resulted in a net provision benefit of $31 million.
(4)The Company redeemed its Series B preferred stock in 2024 and its Series A preferred stock in 2021, both of which included issuance costs. These amounts were not taxable.
(5)Adjustments for bank owned life insurance are not taxable.
(6)The professional, legal and regulatory expense in 2022 included a non-taxable component.
(7)The adjustment for other miscellaneous expenses is for a contingent reserve release related to a prior acquisition and included a non-taxable component.

F-3	Regions Financial Corporation | 2026 Proxy Statement

PRELIMINARY - FOR SEC REVIEW ONLY

REGIONS

REGIONS FINANCIAL CORPORATION
ATTN: INVESTOR RELATIONS
1900 5TH AVENUE NORTH
BIRMINGHAM, AL 35203

SCAN TO VIEW MATERIALS & VOTE

VOTE BY INTERNET
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Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 P.M. Eastern Time on May 5, 2026 for shares held directly and by 11:59 P.M. Eastern Time on May 3, 2026 for shares held in a Plan. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to **www.virtualshareholdermeeting.com/RF2026**

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VOTE BY PHONE - 1-800-690-6903
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THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

REGIONS FINANCIAL CORPORATION

PRELIMINARY - FOR SEC REVIEW ONLY

The Board of Directors recommends you vote FOR the following proposal:

Proposal 1. Election of Directors.

Nominees:		**For**	**Against**	**Abstain**
1a.	Mark A. Crosswhite	☐	☐	☐
1b.	Noopur Davis	☐	☐	☐
1c.	Zhanna Golodryga	☐	☐	☐
1d.	J. Thomas Hill	☐	☐	☐
1e.	Roger W. Jenkins	☐	☐	☐
1f.	Joia M. Johnson	☐	☐	☐
1g.	Ruth Ann Marshall	☐	☐	☐
1h.	Alison S. Rand	☐	☐	☐
1i.	William C. Rhodes, III	☐	☐	☐
1j.	Lee J. Styslinger, III	☐	☐	☐
1k.	José S. Suquet	☐	☐	☐
1l.	John M. Turner, Jr.	☐	☐	☐
1m.	Timothy Vines	☐	☐	☐

The Board of Directors recommends you vote FOR the following proposals:	**For**	**Against**	**Abstain**
Proposal 2. Advisory Vote to Approve Regions' Executive Compensation.	☐	☐	☐
Proposal 3. Ratification of Appointment of Ernst & Young LLP as the Independent Registered Public Accounting Firm for 2026.	☐	☐	☐
Proposal 4. Vote on amendment to Certificate of Incorporation to eliminate certain supermajority voting requirements.	☐	☐	☐
Proposal 5. Vote on amendment to Certificate of Incorporation to eliminate certain business combination restrictions and related supermajority voting standard.	☐	☐	☐
Proposal 6. Vote on amendment to Certificate of Incorporation to limit certain liability of officers as permitted by Delaware Law.	☐	☐	☐
Proposal 7. Vote on amendment to Certificate of Incorporation to implement other miscellaneous changes.	☐	☐	☐
The Board of Directors recommends you vote AGAINST the following proposal:	**For**	**Against**	**Abstain**
Proposal 8. Shareholder Proposal Relating to Special Shareholder Meeting.	☐	☐	☐

NOTE: Such other business as may properly come before the meeting or any adjournment or postponement thereof.

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Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

PRELIMINARY - FOR SEC REVIEW ONLY

REGIONS FINANCIAL CORPORATION

Annual Meeting of Shareholders
May 6, 2026
9:00 A.M. Central Time
www.virtualshareholdermeeting.com/RF2026

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement, Annual Report on Form 10-K, and CEO's Letter are available at www.proxyvote.com.

V86366-P44740

PRELIMINARY - FOR SEC REVIEW ONLY

PROXY CARD

REGIONS FINANCIAL CORPORATION

This proxy is solicited by the Board of Directors for the Annual Meeting of Shareholders on May 6, 2026 at 9:00 A.M. Central Time

The undersigned hereby appoints Tara A. Plimpton and Andrew S. Nix, and each of them, as proxies with full power of substitution, to represent and vote all of the shares of common stock of Regions Financial Corporation held of record by the undersigned at the Annual Meeting of Shareholders to be held on Wednesday, May 6, 2026, and at any adjournments or postponements thereof. **This proxy, when properly executed, will be voted in the manner directed herein. If you sign and return this proxy but do not give any directions, then the proxy will vote FOR Proposal 1, Election of all Director Nominees; FOR Proposal 2, Advisory Vote to Approve Regions' Executive Compensation; FOR Proposal 3, Ratification of Appointment of Ernst & Young LLP as the Independent Registered Public Accounting Firm for 2026; FOR Proposals 4-7, Certain Amendments to the Certificate of Incorporation; and AGAINST Proposal 8, Shareholder Proposal Relating to Special Shareholder Meeting.** The proxies, in their discretion, are further authorized to vote (i) for the election of a person to the Board of Directors, if any nominee named herein becomes unable or unwilling to serve, and (ii) on any other matter that may properly come before the meeting.

(Continued and to be signed on reverse side)